Exhibit 10.1

THIRD AMENDED AND RESTATED REVOLVING CREDIT, TERM LOAN

AND SECURITY AGREEMENT

among

AIR METHODS CORPORATION,

and its Restricted Subsidiaries

and

The Other Borrowers Named Herein,

as Borrowers

KEYBANK NATIONAL ASSOCIATION, AS ADMINISTRATIVE AGENT

FOR THE LENDERS, JOINT LEAD ARRANGER AND SOLE BOOK RUNNER,

PNC BANK, NATIONAL ASSOCIATION, AS JOINT LEAD ARRANGER AND CO-SYNDICATION AGENT,

COMPASS BANK, AS JOINT LEAD ARRANGER

AND CO-SYNDICATION AGENT,

BANK OF AMERICA, N.A., AS JOINT LEAD ARRANGER

AND CO-SYNDICATION AGENT,

FIFTH THIRD BANK, AS CO-DOCUMENTATION AGENT,

SUNTRUST BANK, AS CO-DOCUMENTATION AGENT,

JPMORGAN CHASE BANK, N.A., AS CO-DOCUMENTATION AGENT,

MUFG UNION BANK, N.A., AS CO-DOCUMENTATION AGENT,

and

THE LENDERS PARTY HERETO

August 21, 2015

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ARTICLE VI		39

REPRESENTATIONS AND WARRANTIES		39

6.1	EXISTENCE	39

6.2	CAPACITY	39

6.3	INVENTORY	40

6.4	TITLE TO COLLATERAL	40

6.5	ACCOUNTS	40

6.6	EQUIPMENT	41

6.7	PLACE OF BUSINESS	41

6.8	FINANCIAL CONDITION	41

6.9	TAXES	41

6.10	LITIGATION	41

6.11	ERISA MATTERS	42

6.12	ENVIRONMENTAL MATTERS	42

6.13	VALIDITY OF TRANSACTION DOCUMENTS	43

6.14	AIR CARRIER CERTIFICATES	43

6.15	NO VIOLATIONS	43

6.16	TRADEMARKS AND PATENTS; OTHER INTELLECTUAL PROPERTY	43

6.17	CONTINGENT LIABILITIES	44

6.18	COMPLIANCE WITH LAWS	44

6.19	LICENSES, PERMITS, ETC	44

6.20	LABOR CONTRACTS	44

6.21	SUBSIDIARIES	44

6.22	CAPITALIZATION	44

6.23	ANTI-TERRORISM LAWS	45

6.24	ANTI-CORRUPTION LAWS AND SANCTIONS	45

6.25	TRADING WITH THE ENEMY	46

6.26	COMMERCIAL TORT CLAIMS; DEPOSIT ACCOUNTS	46

6.27	SOLVENT FINANCIAL CONDITION	46

6.28	NAMES; ORGANIZATION	46

6.29	REGULATION U	46

6.30	DISCLOSURE	46

ARTICLE VII		47

CONDITIONS PRECEDENT		47

7.1	CLOSING DELIVERIES	47

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7.2	ADVANCE REQUIREMENTS	48

7.3	ADDITIONAL DOCUMENTS	49

ARTICLE VIII		50

AFFIRMATIVE COVENANTS		50

8.1	FINANCIAL INFORMATION	50

8.2	INVENTORY IN POSSESSION OF THIRD PARTIES	51

8.3	EXAMINATION OF BOOKS AND RECORDS	51

8.4	VERIFICATION OF COLLATERAL	51

8.5	TAXES	51

8.6	LITIGATION	52

8.7	INSURANCE	52

8.8	MAINTENANCE OF EXISTENCE; GOOD STANDING; BUSINESS; NEW SUBSIDIARY	53

8.9	PENSION REPORTS	54

8.10	NOTICE OF ADVERSE EVENT OR NON-COMPLIANCE	54

8.11	COMPLIANCE WITH ENVIRONMENTAL LAWS	54

8.12	DEFEND COLLATERAL	54

8.13	USE OF PROCEEDS	55

8.14	COMPLIANCE WITH LAWS	55

8.15	MAINTENANCE OF PROPERTY	55

8.16	LICENSES, PERMITS, ETC	56

8.17	TRADEMARKS AND PATENTS	56

8.18	ERISA	56

8.19	ACTIVITIES OF RESTRICTED SUBSIDIARIES	56

8.20	DEPOSIT OF PROCEEDS OF COLLATERAL	56

8.21	GOVERNMENT RECEIVABLES	56

ARTICLE IX		57

NEGATIVE COVENANTS		57

9.1	LOCATION OF INVENTORY, EQUIPMENT, AND BUSINESS RECORDS	57

9.2	DEBT	57

9.3	SECURITY INTEREST AND OTHER ENCUMBRANCES	57

9.4	USE OF COLLATERAL	57

9.5	MERGERS, CONSOLIDATIONS, SALES OR ACQUISITIONS	58

9.6	RESTRICTED PAYMENT	59

9.7	INVESTMENTS AND ADVANCES	59

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9.8	GUARANTIES	59

9.9	NAME CHANGE AND AMENDMENT OF ORGANIZATIONAL DOCUMENTS	59

9.10	FINANCIAL COVENANTS	60

9.11	AGREEMENTS WITH AFFILIATES	60

9.12	ANTI-TERRORISM LAWS	60

9.13	TRADING WITH THE ENEMY ACT	60

9.14	ADDITIONAL AGREEMENTS	60

9.15	EARLY LEASE BUY-OUTS	60

9.16	FISCAL YEAR END	61

9.17	HEDGE AGREEMENTS	61

ARTICLE X		61

EVENTS OF DEFAULT		61

10.1	EVENTS OF DEFAULT	61

10.2	EFFECTS OF AN EVENT OF DEFAULT	63

ARTICLE XI		64

APPOINTMENT AND AUTHORIZATION OF AGENT		64

11.1	APPOINTMENT AND AUTHORIZATION	64

11.2	AGENT AND AFFILIATES	64

11.3	ACTION BY AGENT	64

11.4	CONSULTATION WITH EXPERTS	64

11.5	LIABILITY OF AGENT	64

11.6	INDEMNIFICATION	65

11.7	CREDIT DECISION	65

11.8	SUCCESSOR AGENT	65

11.9	ASSIGNMENT BY LENDERS	65

ARTICLE XII		66

AGENT’S RIGHTS AND REMEDIES		66

12.1	GENERALLY	66

12.2	NOTIFICATION OF ACCOUNT DEBTORS	66

12.3	POSSESSION OF COLLATERAL	66

12.4	COLLECTION OF RECEIVABLES	66

12.5	LICENSE TO USE PATENTS, TRADEMARKS, AND TRADE NAMES	66

12.6	PERFECTING THE SECURITY INTEREST; PROTECTING THE COLLATERAL	66

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12.7	PERFORMANCE OF BORROWERS’ DUTIES	67

12.8	NOTICE OF SALE	67

12.9	WAIVER BY LENDERS	67

12.10	WAIVER BY BORROWERS	67

12.11	SETOFF	68

ARTICLE XIII		68

MISCELLANEOUS		68

13.1	EXPENSES	68

13.2	LENDERS’ CONSENTS, WAIVERS AND AMENDMENTS	69

13.3	ASSIGNMENT	69

13.4	SUCCESSORS AND ASSIGNS	69

13.5	MODIFICATION	69

13.6	COUNTERPARTS; FACSIMILES	69

13.7	GENERALLY ACCEPTED ACCOUNTING PRINCIPLES	69

13.8	INDEMNIFICATION	70

13.9	TERMINATION	71

13.10	FURTHER ASSURANCES	71

13.11	HEADINGS	72

13.12	CUMULATIVE SECURITY INTEREST, ETC	72

13.13	LENDERS’ DUTIES	72

13.14	NOTICES GENERALLY	72

13.15	SEVERABILITY	72

13.16	INCONSISTENT PROVISIONS	72

13.17	ENTIRE AGREEMENT	73

13.18	APPLICABLE LAW	73

13.19	CONSENT TO JURISDICTION	73

13.20	JURY TRIAL WAIVER	73

13.21	NO ORAL AGREEMENTS	73

13.22	CONFIDENTIALITY	74

13.23	USA PATRIOT ACT NOTICE	74

13.24	JOINT AND SEVERAL OBLIGATIONS	74

13.25	AMENDMENT AND RESTATEMENT	77

13.26	RATIFICATION OF LIENS	77

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Schedules

1.1(a)	-	Certain Unencumbered Aircraft
5.1(d)	-	Trademarks, Patents, etc.
5.1(i)	-	Deposit Accounts
5.1(k)	-	Commercial Tort Claims
6.3	-	Location of Inventory and Equipment
6.4	-	Existing Liens
6.6	-	Mortgages and Leases
6.7	-	Location of Books and Records
6.9	-	Unpaid Taxes
6.10	-	Litigation
6.12	-	Storage Tanks
6.14	-	Air Carrier Certificates
6.20	-	Labor Issues
6.21	-	Subsidiaries
6.22	-	Capitalization
6.28	-	Names; Organization
8.7	-	Insurance
9.2	-	Certain Consolidated Debt
9.7	-	Certain Investments
9.8	-	Guaranties
9.11	-	Agreements with Affiliates

Exhibits

A	List of Lenders and Commitments
B	Form of Revolving Note
C	Form of Term Loan A Note
D	Form of Delayed Draw Term Loan 1 Note
E	Form of Delayed Draw Term Loan 2 Note
F	Form of Swingline Note
G	Applicable Margin
H	Financial Statements Certification
I	Compliance Certificate
J	Assignment and Acceptance Agreement
K	Borrowing Notice
L	Interest Period Notice
M	LIBOR Rate Notice
N	Pledge Agreement

vi

THIRD AMENDED AND RESTATED
REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT

This THIRD AMENDED AND RESTATED REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT (this “Agreement”), dated as of August 21, 2015, is by and among AIR METHODS CORPORATION, a Delaware corporation (“AMC”), ROCKY MOUNTAIN HOLDINGS, L.L.C., a Delaware limited liability company, MERCY AIR SERVICE, INC., a California corporation, LIFENET, INC., a Missouri corporation, AIR METHODS TRANSPORT COMPANY, a Delaware corporation, NATIVE AIR SERVICES, INC., a Nevada corporation, NATIVE AMERICAN AIR AMBULANCE, INC., a Nevada corporation, NATIVE AMERICAN AIR AMBULANCE, LLC, a Delaware limited liability company, ENCHANTMENT AVIATION, INC., a New Mexico corporation, UNITED ROTORCRAFT SOLUTIONS, LLC, a Texas limited liability company, AIR METHODS WORLDWIDE, INC., a Delaware corporation, AMERICAN JETS, INC., a Florida corporation, SUNDANCE HELICOPTERS, INC., a Nevada corporation, AIR METHODS TOURS, INC., a Delaware corporation (“AMT”), BLUE HAWAIIAN HOLDINGS, LLC, a Delaware limited liability company (“BH Holdings”), HELICOPTER CONSULTANTS OF MAUI, LLC, a Hawaii limited liability company, HAWAII HELICOPTERS, LLC, a Hawaii limited liability company, NEVADA HELICOPTER LEASING LLC, a Nevada limited liability company, AIR REPAIR LIMITED LIABILITY COMPANY, a Hawaii limited liability company, ALII AVIATION, LLC, a Hawaii limited liability company, and Air Methods Telemedicine, LLC, a Delaware limited liability company, as borrowers and debtors (collectively, and together with the other borrowers which are or become a party hereto, each individually, a “Borrower” and collectively, the “Borrowers”), KEYBANK NATIONAL ASSOCIATION, a national banking association, as a Lender, as lead arranger, sole book runner and administrative agent (“KeyBank” or “Agent”), PNC BANK, National Association, as a Lender and as Joint Lead Arranger and Co-Syndication Agent, FIFTH THIRD BANK, as a Lender and Co-Documentation Agent, COMPASS BANK, as a Lender, as Joint Lead Arranger and Co-Syndication Agent, BANK OF AMERICA, N.A., as a Lender, as Joint Lead Arranger and Co-Syndication Agent, SUNTRUST BANK, as a Lender and Co-Documentation Agent, JPMORGAN CHASE BANK, N.A., as a Lender and Co-Documentation Agent, MUFG UNION BANK, N.A., as a Lender and Co-Documentation Agent, and the other LENDERS (as hereinafter defined).

RECITALS

A.           The Borrowers are parties to that certain Second Amended and Restated Revolving Credit, Term Loan and Security Agreement dated as of December 13, 2013, as amended by that certain Joinder to Second Amended and Restated Revolving Credit, Term Loan and Security Agreement dated as of June 10, 2015 (such Second Amended and Restated Revolving Credit, Term Loan and Security Agreement, as amended from time to time, is hereinafter referred to as the “Existing Loan Agreement”).

B.           Agent, Lenders and Borrowers wish to amend and restate the Existing Loan Agreement and make available the credit facilities provided for herein based on the representations, warranties, covenants, terms and conditions set forth herein.

AGREEMENT

The parties agree that the Existing Loan Agreement is hereby amended and restated as follows:

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ARTICLE I

DEFINITIONS

1.1           CERTAIN SPECIFIC TERMS.

For purposes of this Agreement, the following terms shall have the following meanings:

“Account” means any account receivable, including any rights of payment for goods sold or leased or for services rendered, which is not evidenced by an instrument (as defined in the UCC) or chattel paper, whether or not it has been earned by performance and, in addition, includes all property included in the definition of “accounts” as used in the UCC together with any guaranties, letters of credit and other security therefor.

“Account Debtor” means a Person who is obligated under any Account, general intangible, chattel paper or instrument.

“Acquisition EBITDA” means, for any Person acquired by a Borrower in accordance with Section 9.5(a), with respect to any period of calculation, to the extent that such amounts are ascertainable either from audited financial statements, or from unaudited financial statements in form and content reasonably satisfactory to Agent, the sum of, without duplication, the following amounts earned or expensed prior to the consummation of such acquisition: (a) net income or loss of such Person (exclusive of any extraordinary gains or losses), (b) net interest expense of such Person, including without limitation the portion of any payments made in connection with capital leases allocable to interest expense, all determined on a consolidated basis in accordance with GAAP, (c) income tax expense of such Person, (d) amortization expense of such Person, (e) depreciation expense of such Person, (f) share-based options of such Person expensed pursuant to ASC Topic 718 (formerly FAS 123R) (such amount, the “Unadjusted EBITDA”), and (g) subject to Agent’s approval, which may be granted or withheld in Agent’s reasonable discretion, administrative overhead costs and other costs and expenses of such Person that, as a result of synergies between the Person acquired and the Borrowers, would not reasonably be expected to have been incurred if the acquisition of such Person had occurred prior to the date such costs and expenses were incurred; provided that the amount added as a result of this clause (g) shall not exceed 30% of such Person’s Unadjusted EBITDA.

“Advance” means a loan made to Borrowers by Lenders pursuant to this Agreement under any Facility.

“Affiliate” means (a) any officer or director of a Person, or (b) any other Person that controls, is controlled by or is under common control with a Person (whether by contract, equity ownership or otherwise).

“Agent” has the meaning provided in the introductory paragraph of this Agreement, and shall include any successors to Agent.

“Agreement” means this Third Amended and Restated Revolving Credit, Term Loan and Security Agreement as amended, extended or modified from time to time.

“Aircraft” shall mean (i) an engine-driven fixed-wing aircraft heavier than air, that is supported in flight by the dynamic reaction of the air against its wings or (ii) a rotorcraft that, for its horizontal motion, depends principally on its engine-driven rotors. Aircraft shall include any item which is incorporated in, attached to or specifically acquired by any Borrower to be used in connection with a specific Aircraft.

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“AMC” has the meaning provided in the introductory paragraph of this Agreement.

“AMT” has the meaning provided in the introductory paragraph of this Agreement.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Laws” shall mean any laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced).

“Applicable Commitment Percentage” means, for each Lender at any time, (i) with respect to the Revolving Facility, a fraction the numerator of which shall be such Lender’s Revolving Credit Commitment and the denominator of which shall be the Total Revolving Credit Commitment, (ii) with respect to the Term Loan A, a fraction the numerator of which shall be such Lender’s portion of the Term Loan A and the denominator of which shall be the aggregate Term Loan A, (iii) with respect to the Delayed Draw Term Loan 1, a fraction the numerator of which shall be such Lender’s Delayed Draw Term Loan 1 Commitment and the denominator of which shall be the Delayed Draw Term Loan 1 Committed Amount, and (iv) with respect to the Delayed Draw Term Loan 2, a fraction the numerator of which shall be such Lender’s Delayed Draw Term Loan 2 Commitment and the denominator of which shall be the Delayed Draw Term Loan 2 Committed Amount, in each case, which Applicable Commitment Percentages for each Lender as of the Closing Date are set forth in Exhibit A.

“Applicable Margin” means the appropriate percentages set forth on Exhibit G opposite the Total Debt to Consolidated EBITDA Ratio of Borrowers, which shall be determined as set forth in Section 4.1(e). After the Closing Date but prior to the delivery of the financial statements and compliance certificate for the period ending December 31, 2015 pursuant to Section 8.1(b), the Applicable Margin for Base Rate Loans shall be deemed to be Tier III as set forth on Exhibit G.

“Assignment and Acceptance” shall mean an Assignment and Acceptance Agreement in the form of Exhibit J (with blanks appropriately filled in) delivered to the Agent in connection with an assignment of a Lender’s interest in the Term Loans, the Revolving Loans, its Revolving Credit Commitment, or Delayed Draw Term Loan Commitment under this Agreement, as applicable, pursuant to Section 2.4.

“Authorized Representative” means any of the President, Chief Executive Officer, Chief Operating Officer, any Vice President or any Manager of a Borrower or, with respect to financial matters, the Chief Financial Officer, Chief Accounting Officer, Vice President of Finance, or any other Person expressly designated by the Board of Directors (or Managers) of a Borrower as an Authorized Representative of such Borrower.

“Availability” means (i) Total Revolving Credit Commitment minus (ii) the sum of (A) an amount equal to aggregate outstanding Advances under the Revolving Facility and (B) Letter of Credit Outstandings.

“Base Rate” means, for any day, a fluctuating interest rate per annum equal to (a) the greatest of (i) the Prime Rate, (ii) the Federal Funds Rate plus one-half of one percentage point (0.50%) and (iii) the then-applicable LIBOR Rate for one month interest periods plus one percentage point (1.0%) plus (b) the Applicable Margin. Any change in the Base Rate due to a change in the Prime Rate or the LIBOR Rate shall be effective on the effective date of such change in the Prime Rate or the LIBOR Rate, as applicable. Any change in the Base Rate due to a change in the Federal Funds Rate shall be effective one Business Day in arrears of such change in the Federal Funds Rate.

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“Base Rate Advance” means an Advance that shall accrue interest based upon the Base Rate.

“Base Rate Loan” means a Term Loan that shall accrue interest based upon the Base Rate.

“Basel Rules” shall mean all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law), in each case pursuant to Basel III.

“BH Acquisition Agreement” means that certain Sale and Contribution Agreement dated as of September 27, 2013 by and among BH Holdings, as buyer, AMC, Hawaii Helicopters LLC, The Malia K. Chevalier GST Trust u/a/d 1/22/2013, David J. Chevalier and David B. Griffin.

“BH Holdings” has the meaning provided in the introductory paragraph of this Agreement.

“BH Holdings Redemption” has the meaning provided in Section 9.5(a).

“BH Sellers” mean Hawaii Helicopters LLC, The Malia K. Chevalier GST Trust u/a/d 1/22/2013, David J. Chevalier, David B. Griffin, and certain other sellers who become party to the BH Acquisition Agreement as sellers.

“Blocked Accounts” has the meaning provided in Section 8.20.

“Blocked Person” has the meaning provided in Section 6.23(b).

“Borrower” and “Borrowers” have the meaning provided in the introductory paragraph of this Agreement.

“Borrowing Notice” means a request for an Advance (or a conversion or continuation of an interest rate) under the Revolving Line of Credit, or a Delayed Draw Term Loan, and, if written, in the form attached as Exhibit K.

“Business Day” means (a) except as expressly provided in clause (b), any day which is not a Saturday, Sunday or a day on which banks in the State are authorized or obligated by law, executive order or governmental decree to be closed, and (b) if the applicable Business Day relates to a LIBOR Rate Loan or LIBOR Rate Advance, such day must also be a day on which dealings are carried on in the London interbank market.

“Capital Expenditures” means amounts paid by a Borrower or a Restricted Subsidiary in connection with the purchase or lease by a Borrower or Restricted Subsidiary of any fixed asset, real property or improvements that would be treated as capital expenditures and reflected as additions to property or equipment on the balance sheet of such Person in accordance with GAAP.

“Change Of Control” shall mean the occurrence of an event, or series of events, which has led to (i) any “person” or “group” (as such terms are used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934) becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of capital stock of AMC representing more than 51% of the voting interest of the then outstanding capital stock of AMC, or (ii) during any period commencing on or after the Closing Date, individuals who at the beginning of such period were directors of AMC, together with such directors as have been duly approved by individuals who were directors at the beginning of such period (or by directors duly approved by them), ceasing for any reason to constitute a majority of the board of directors of AMC.

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“Closing Date” means August 21, 2015.

“Collateral” means collectively all of the property of Borrowers subject to the Security Interest and described in Sections 5.1 and 5.2.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

“Consolidated Debt” means with respect to the Borrowers and their Restricted Subsidiaries (a) indebtedness for borrowed money or for the deferred purchase price of property or services (other than trade or other accounts payable in the ordinary course of business), including performance bonds or other debt instruments, (b) obligations as lessee under capital leases to the extent that the obligation shall have been or should be, in accordance with GAAP, recorded as a liability on the Borrowers’ balance sheet, and (c) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise assure a creditor against loss in respect of, indebtedness or obligations of the kinds referred to in clause (a) or (b) above.

“Consolidated EBITDA” means, with respect to the Borrowers and their Restricted Subsidiaries for any twelve-month period (or other applicable period, if appropriate) ending on the date of computation thereof, the sum of, without duplication, (a) net income or loss (exclusive of any extraordinary gains or losses), (b) Consolidated Interest Expense, (c) income tax expense, (d) amortization expense, (e) depreciation expense, (f) share-based options expensed pursuant to ASC Topic 718 (formerly FAS 123R), and (g) Acquisition EBITDA of each Person acquired during such period, in each case for such twelve-month or other applicable period.

“Consolidated Fixed Charge Coverage Ratio” means (a) Consolidated EBITDA divided by (b) Consolidated Fixed Charges.

“Consolidated Fixed Charges” means, with respect to Borrowers and their Restricted Subsidiaries for any twelve-month period ending on the date of computation thereof, the sum, without duplication, of (a) Consolidated Interest Expenses; (b) the aggregate amount of income taxes paid in cash during the period; (c) Scheduled Debt Payments; (d) Unfinanced Capital Expenditures, excluding Early Lease Buy-Outs funded with Liquidity; and (e) Restricted Payments (other than Restricted Payments consisting of repurchases of outstanding stock or other equity interests of AMC from time to time in amounts not to exceed $200,000,000 in the aggregate during the term of this Agreement as permitted under Section 9.6).

“Consolidated Interest Expense” means, with respect to any period of computation thereof, the net interest expense of the Borrowers and their Restricted Subsidiaries, including without limitation the portion of any payments made in connection with capital leases allocable to interest expense, all determined on a consolidated basis in accordance with GAAP.

“Debt” means, with respect to any Person at any date and without duplication, the sum of the following calculated in accordance with GAAP:

(a)          all liabilities, obligations and indebtedness for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person;

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(b)          all obligations to pay the deferred purchase price of property or services of any such Person (including, without limitation, all obligations under non-competition, earn-out or similar agreements), except trade payables arising in the ordinary course of business;

(c)          the attributable indebtedness of such Person with respect to such Person’s obligations in respect of capital leases;

(d)          all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(e)          all indebtedness of any other Person secured by a Lien on any asset owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements except trade payable arising in the ordinary course of business), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)           all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, including, without limitation, any Reimbursement Obligation, and banker’s acceptances issued for the account of any such Person;

(g)          all net obligations of such Person under any Hedge Agreements;

(h)          all obligations owing to any insurance company in connection with the financing of any insurance premiums permitted by such insurance company; and

(i)           all obligations of any such Person to guaranty payment of any obligation of another Person, which obligation is described in clauses (a) through (h).

“Default” means any event or condition which, with the giving or receipt of notice or lapse of time or both, would constitute an Event of Default hereunder.

“Default Rate” means, with respect to the Revolving Facility and the Term Loans, a rate of interest per annum which shall be two percent (2%) above the interest rate effective immediately before any Event of Default, and in any case, the maximum interest rate permitted by applicable law, if lower.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Revolving Loans, the Term Loans, participations in Letter of Credit Outstandings, or participations in Swingline Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless such amount is the subject of a good faith dispute, (c) has notified the Borrower, the Agent or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply or has failed to comply with its funding obligations under this Agreement or under other agreements in which it commits or is obligated to extend credit, or (d) has become or is insolvent or has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Delayed Draw Term Loan 1” has the meaning provided in Section 2.2(b)(i).

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“Delayed Draw Term Loan 2” has the meaning provided in Section 2.2(c)(i).

“Delayed Draw Term Loan 1 Commitment” means, with respect to each Delayed Draw Term Loan Lender, the commitment of such Delayed Draw Term Loan Lender to make its portion of the Delayed Draw Term Loan 1 in a principal amount equal to such Delayed Draw Term Loan Lender’s Applicable Commitment Percentage of the Delayed Draw Term Loan 1 Committed Amount.

“Delayed Draw Term Loan 2 Commitment” means, with respect to each Delayed Draw Term Loan Lender, the commitment of such Delayed Draw Term Loan Lender to make its portion of the Delayed Draw Term Loan 2 in a principal amount equal to such Delayed Draw Term Loan Lender’s Applicable Commitment Percentage of the Delayed Draw Term Loan 2 Committed Amount.

“Delayed Draw Term Loan 1 Commitment Period” means the period commencing on the Closing Date and ending nine months thereafter.

“Delayed Draw Term Loan 2 Commitment Period” means the period commencing on the Closing Date and ending twenty-four months thereafter.

“Delayed Draw Term Loan 1 Committed Amount” has the meaning provided in Section 2.2(b)(i).

“Delayed Draw Term Loan 2 Committed Amount” has the meaning provided in Section 2.2(c)(i).

“Delayed Draw Term Loan 1 Note” has the meaning provided in Section 2.2(b)(i).

“Delayed Draw Term Loan 2 Note” has the meaning provided in Section 2.2(c)(ii).

“Delayed Draw Term Loan Commitment” means, with respect to each Delayed Draw Term Loan Lender, the commitment of such Delayed Draw Term Loan Lender to make its portion of the Delayed Draw Term Loans in a principal amount equal to such Delay Draw Term Loan Lender’s Applicable Commitment Percentage of the Delayed Draw Term Loan Committed Amount.

“Delayed Draw Term Loan Committed Amount” means, collectively, the Delayed Draw Term Loan 1 Committed Amount and the Delayed Draw Term Loan 2 Committed Amount.

“Delayed Draw Term Loan Lender” means, as of any date of determination, any Lender that holds a portion of any outstanding Delayed Draw Term Loan and/or Delayed Draw Term Loan Commitment on such date.

“Delayed Draw Term Loans” means, collectively, the Delayed Draw Term Loan 1 and Delayed Draw Term Loan 2.

“Depository Accounts” has the meaning provided in Section 8.20.

“Derivative Obligations” means every obligation of a Person under any forward contract, futures contract, exchange contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreement), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices.

“Disposal” means the intentional or unintentional abandonment, discharge, deposit, injection, dumping, spilling, leaking, storing, burning, thermal destruction, or placing of any Hazardous Substance so that it or any of its constituents may enter the Environment.

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“Disqualified Capital Stock” means any equity security, other than the common stock of AMC, that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payment of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other equity security that would constitute Disqualified Capital Stock; provided, that if such equity security is issued pursuant to a plan for the benefit of AMC or by any such plan to employees of a Borrower, such equity security shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by AMC in order to satisfy applicable statutory or regulatory obligations.

“Dodd-Frank Wall Street Reform and Consumer Protection Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, regulations, guidelines and directives thereunder or issued in connection therewith, regardless of the date enacted, adopted or issued.

“Domestic Subsidiary” means a Restricted Subsidiary that is incorporated or otherwise organized under the laws of a state of the United States.

“Early Lease Buy-Out” means, with regard to Aircraft that a Borrower or a Restricted Subsidiary is then leasing from a lessor, any Borrower’s or any Restricted Subsidiary’s election to buy out or pay off such lease and purchase the subject Aircraft prior to or at the end of the lease term.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, and (c) any other Person approved by the Agent, such approval not to be unreasonably withheld or delayed by the Agent, and, unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 11.9, Borrowers, such approval not to be unreasonably withheld or delayed by the Borrowers and such approval to be deemed given by the Borrowers in the absence of written notification of such disapproval within five (5) Business Days of the Borrowers being informed of such assignment; provided that, an Eligible Assignee shall not be a natural Person, a Defaulting Lender, any Borrower or any Affiliate thereof.

“Environment” means any water including, but not limited to, surface water and ground water or water vapor; any land including land surface or subsurface; stream sediments; air; fish; wildlife; plants; and all other natural resources or environmental media.

“Environmental Laws” means all applicable federal, state, and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances, regulations, codes, and rules relating to the protection of the Environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production, or disposal of Hazardous Substances and the policies, guidelines, procedures, interpretations, decisions, orders, and directives of federal, state, and local governmental agencies and authorities with respect thereto which have the force of law.

“Environmental Permits” means all licenses, permits, approvals, authorizations, consents, or registrations required by any applicable Environmental Laws and all applicable judicial and administrative orders in connection with ownership, lease, purchase, transfer, closure, use, and/or operation of any property owned, leased, or operated by a Borrower or any Restricted Subsidiary and/or as may be required for the storage, treatment, generation, transportation, processing, handling, production, or disposal of Hazardous Substances.

“Environmental Questionnaire” means a questionnaire and all attachments thereto concerning (a) activities and conditions affecting the Environment at any property owned, leased or operated by any Borrower or any Restricted Subsidiary, or (b) the enforcement or possible enforcement of any Environmental Law against any Borrower or any Restricted Subsidiary.

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“Environmental Report” means a written report prepared for Lenders by an environmental consulting or environmental engineering firm.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean (a) any Restricted Subsidiary and (b) any trade or business (whether or not incorporated) which, together with any Borrower or any Restricted Subsidiary, is deemed to be a “single employer” within the meaning of Section 4001(b)(1) of ERISA.

“Event of Default” has the meaning provided in Section 10.1.

“Excluded Hedge Obligation” shall mean, with respect to any Borrower other than the Borrower directly obligated thereon (for purposes of this definition, a “Co-Borrower”), any Swap Obligation if, and to the extent that, all or a portion of the obligation of such Co-Borrower with respect to, or the grant by such Co-Borrower of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Co-Borrower’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time of the incurrence of such obligation of such Co-Borrower or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or obligation or security interest becomes illegal.

“Existing Closing Date” means July 5, 2011.

“Existing Lenders” means the Lenders as of the Closing Date other than the New Lenders.

“Existing Loan Agreement” has the meaning provided in the Recitals to this Agreement.

“Extensions of Credit” means, as to any Lender at any time, an amount equal to the sum of (i) the aggregate principal amount of all Revolving Loans made by such Lender then outstanding, (ii) such Lender’s Applicable Commitment Percentage of the Letter of Credit Outstandings then outstanding, (iii) such Lender’s Applicable Commitment Percentage of the Swingline Loans then outstanding and (iv) the aggregate principal amount of the Term Loans made by such Lender then outstanding.

“FAA” means the U.S. Federal Aviation Administration or any successor agency.

“Facilities” means the Revolving Facility and the Term Loans.

“Federal Bankruptcy Code” means Title 11 of the United States Code, entitled “Bankruptcy,” as amended, or any successor federal bankruptcy law.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published, the rate shall be the average rate charged to the Agent, in its capacity as a lender, on such day on such transactions as determined by the Agent. Notwithstanding the foregoing, in no event shall the Federal Funds Rate be less than zero percent (0.0%).

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“Fee Letter” means the separate fee letter agreement dated July 20, 2015, among the Borrowers and the Agent.

“Financed Capital Expenditures” shall mean, for any period, Capital Expenditures made by the Borrowers during such period and that are financed using proceeds of Debt (other than the Indebtedness).

“Fiscal Quarter” means each quarter of the Borrowers’ Fiscal Year.

“Fiscal Year” means the twelve-month fiscal period of the Borrowers and their Subsidiaries commencing on January 1 of each calendar year and ending on December 31 of each calendar year.

“Foreign Subsidiary” means a Restricted Subsidiary that is not a Domestic Subsidiary.

“Fraudulent Transfer Laws” has the meaning provided in Section 13.24(d).

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Bank, such Defaulting Lender’s Applicable Commitment Percentage of the Letter of Credit Outstandings other than Letter of Credit Outstandings as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or for which cash collateral or other credit support acceptable to the Issuing Bank shall have been provided in accordance with the terms hereof and (b) with respect to the Swingline Lender, such Defaulting Lender’s Applicable Commitment Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders, repaid by the Borrowers or for which cash collateral or other credit support acceptable to the Swingline Lender shall have been provided in accordance with the terms hereof.

“Funding Losses” means any actual loss or expense that any Lender reasonably incurs because (a) Borrowers fail or refuse (for any reason whatsoever, other than a default by the Lender claiming such loss or expense) to take or convert any Advance, Term Loan or other loan that it has requested under this Agreement, or (b) Borrowers pay any LIBOR Rate Advance or LIBOR Rate Loan or convert any LIBOR Rate Advance or LIBOR Rate Loan to a Base Rate Advance or a Base Rate Loan, in each case, before the last day of the applicable Interest Period.

“GAAP” means generally accepted accounting principles in the United States of America, being those principles of accounting set forth in pronouncements of the Financial Accounting Standards Board, the American Institute of Certified Public Accountants, or which have other substantial authoritative support and are applicable as of the date of a report, consistently applied during the applicable periods.

“Hazardous Substances” means any explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances, and any other material defined as a hazardous substance in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601(14).

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“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other similar master agreement, all as amended, restated, supplemented or otherwise modified from time to time.

“Indebtedness” means the indebtedness evidenced by the Revolving Notes, the Term Notes, and the Swingline Note, Letter of Credit Outstandings, all Product Obligations and all obligations secured by the Security Interest described in Article V, and all other amounts due, or which may become due, under the Transaction Documents; provided, however, the Indebtedness in respect of the Product Obligations shall be secured pursuant to the terms hereof and, as applicable, the terms of the other Transaction Documents only for so long as, and not exceeding the extent that, the other Indebtedness is so secured; provided, further, “Indebtedness” shall exclude all Excluded Hedge Obligations.

“Indemnified Liabilities” has the meaning provided in Section 13.8(c) of this Agreement.

“Interest Period” means the period of one (1), two (2), three (3) or six (6) months selected by Borrowers for any LIBOR Rate Advance or LIBOR Rate Loan. Whenever the last day of an Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; and any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.

“Interest Period Notice” means notice of the choice of an Interest Period in the form of Exhibit L.

“Inventory” means inventory, as defined in the UCC as in effect as of the date of this Agreement, and in any event shall include returned or repossessed goods.

“Issuing Bank” means KeyBank or any other Lender which is approved by Agent and which issues one or more Letters of Credit for the account of a Borrower.

“KeyBank” has the meaning provided in the introductory paragraph of this Agreement.

“Lenders” means, without duplication, KeyBank and the other Persons listed on Exhibit A of this Agreement and any successors or Eligible Assignees of each Lender.

“Letter of Credit” means a trade, commercial or standby letter of credit issued by the Issuing Bank pursuant to Article III hereof for the account of the Borrowers in favor of a Person advancing credit or securing an obligation on behalf of the Borrowers. The amount of any Letter of Credit shall be considered an Advance and part of the Revolving Facility.

“Letter of Credit Application” means an application, in the form specified by the Issuing Bank from time to time, requesting the Issuing Bank to issue a Letter of Credit.

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“Letter of Credit Commitment” means, with respect to each Lender, the obligation of such Lender to acquire Participations in respect of Letters of Credit and Reimbursement Obligations up to an aggregate amount at any one time outstanding equal to such Lender’s Applicable Commitment Percentage of the Total Letter of Credit Commitment, as the same may be increased or decreased from time to time pursuant to this Agreement.

“Letter of Credit Outstandings” means, as of the date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus Reimbursement Obligations then outstanding.

“LIBOR Rate” means, with respect to the Interest Period selected for any LIBOR Rate Advance or LIBOR Rate Loan, (a) (i) the annual interest rate (rounded upwards to the next one sixteenth of one percent) determined by Agent in accordance with its general practices at which deposits in United States Dollars are offered at 11:00 a.m. (London, England time) or as soon thereafter as is reasonably practicable by prime banks in the London Interbank Eurodollar Market two Business Days prior to the first day of the Interest Period for such LIBOR Rate Advance or LIBOR Rate Loan in an amount and maturity of such LIBOR Rate Advance or LIBOR Rate Loan, divided by (ii) the remainder of 1.00 minus the LIBOR Reserve Requirement in effect two Business Days prior to the first day of such Interest Period, plus (b) the Applicable Margin. Notwithstanding the foregoing, in no event shall the LIBOR Rate for any Advance be less than zero percent (0.0%).

“LIBOR Rate Advance” means an Advance that shall accrue interest based upon the LIBOR Rate for the applicable Interest Period.

“LIBOR Rate Loan” means a Term Loan that shall accrue interest based upon the LIBOR Rate for the applicable Interest Period.

“LIBOR Rate Notice” means notice of a conversion of a Base Rate Loan to a LIBOR Rate Loan, in the form of Exhibit M.

“LIBOR Reserve Requirement” means the percentage (expressed as a decimal fraction) provided by the Board of Governors of the Federal Reserve System (or any successor governmental body) on the date of determination for ascertaining the reserve requirements (including, without limitation, basic, supplemental, marginal and emergency reserves) under Regulation D with respect to Eurocurrency fundings, and requirements under any similar or replacement regulations.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever, including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the UCC or comparable law of any jurisdiction.

“Liquidity” means Availability plus Borrowers’ unrestricted cash on hand.

“Material Adverse Effect” means a material adverse effect on (a) the business, properties, operations or condition, financial or otherwise, of the Borrowers and their Restricted Subsidiaries, taken as a whole, (b) the ability of the Borrowers and their Restricted Subsidiaries taken as a whole to pay the Indebtedness or perform their obligations under the Transaction Documents as such payment or performance becomes due in accordance with the terms thereof, or (c) the rights, powers and remedies of the Agent or any Lender under the Transaction Documents or the validity, legality or enforceability thereof.

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“Material Debt Agreements” has the meaning provided in Section 10.1(g).

“New Lenders” means SunTrust Bank and MUFG Union Bank, N.A.

“Notes” means all Term Notes, all Revolving Notes and all Swingline Notes.

“Outside Financing” means a financing (i) which is not provided by the Lenders pursuant to the terms of this Agreement (ii) which is provided to a Borrower in the ordinary course of business by a financial institution that is not an Affiliate, (iii) which is incurred in connection with and within the 6-month period following the purchase of an Aircraft, and (iv) the proceeds of which are sufficient to provide at least 75% of the purchase price of such Aircraft.

“Participation” means with respect to any Lender (other than the Issuing Bank) with respect to a Letter of Credit, the extension of credit represented by the participation of such Lender hereunder in the liability of the Issuing Bank in respect of a Letter of Credit issued by the Issuing Bank in accordance with the terms hereof.

“Participant” has the meaning provided in Section 11.9.

“Pension Event” means, with respect to any Pension Plan, the occurrence of (a) any nonexempt prohibited transaction described in Section 406 of ERISA or in Section 4975 of the Internal Revenue Code; (b) any Reportable Event for which there is no regulatory waiver; (c) any complete or partial withdrawal, or proposed complete or partial withdrawal, of any Borrower or any ERISA Affiliate from such Pension Plan; (d) any complete or partial termination, or proposed complete or partial termination, of such Pension Plan; or (e) any accumulated funding deficiency (whether or not waived), as defined in Section 302 of ERISA or in Section 412 of the Internal Revenue Code.

“Pension Plan” means any pension plan, as defined in Section 3(2) of ERISA, which is a multi-employer plan or a single employer plan, as defined in Section 4001 of ERISA, and subject to Title IV of ERISA and which is (a) a plan maintained by any Borrower or any ERISA Affiliate for employees or former employees of Borrowers or of any ERISA Affiliate; (b) a plan to which any Borrower or any ERISA Affiliate contributes or is required to contribute; (c) a plan to which any Borrower or any ERISA Affiliate was required to make contributions at any time during the five (5) calendar years preceding the date of this Agreement; or (d) any other plan with respect to which any Borrower or any ERISA Affiliate has incurred or may incur liability, including, without limitation, contingent liability, under Title IV of ERISA either to such plan or to the Pension Benefit Guaranty Corporation.

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“Permitted Encumbrances” shall mean (a) Liens in favor of Agent for the benefit of Agent and Lenders (including Liens in favor of Agent or any Lender with respect to an interest rate swap); (b) Liens for taxes, assessments or other governmental charges not delinquent or being contested in good faith and by appropriate proceedings and with respect to which proper reserves have been taken by Borrowers; provided, that, if such taxes, assessments or other governmental charges are delinquent, the Lien shall have no effect on the priority of the Liens in favor of Agent or the value of the assets in which Agent has such a Lien and a stay of enforcement of any such Lien shall be in effect; (c) deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance; (d) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business; (e) Liens arising by virtue of the rendition, entry or issuance against any Borrower or any Restricted Subsidiary, or any property of any Borrower or any Restricted Subsidiary, of any judgment, writ, order, or decree for so long as each such Lien (i) is in existence for less than 20 consecutive days after it first arises or is being properly contested and (ii) is at all times junior in priority to any Liens in favor of Agent; (f) mechanics’, workers’, materialmen’s or other like Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by the applicable Borrower; (g) Liens placed upon fixed assets now owned or hereafter acquired or leased to secure a portion of the purchase price thereof, provided that (x) any such Lien shall not encumber any other property of any Borrower and (y) the aggregate amount of Consolidated Debt secured by such Liens incurred as a result of such purchases shall at no time exceed the amount provided for in Section 9.2; (h) Liens disclosed on Schedule 6.4 and Schedule 6.6; (i) statutory or common law landlord’s Liens to secure payment of rent so long as, with respect to the 7301 South Peoria, Englewood, Colorado location (the “Denver Facility”), such Lien is subordinated to the Liens in favor of Agent on terms reasonably acceptable to Agent; (j) Liens on Aircraft, other than Unencumbered Aircraft, securing aircraft indebtedness; (k) mortgage on the Denver Facility, provided that the Consolidated Debt secured by such mortgages does not subject any Borrower or any Restricted Subsidiary to any financial covenants, and (l) Liens on assets acquired in a transaction permitted by Section 9.5 and not created in contemplation of such transaction.

“Person” means an individual, partnership, organization, or entity.

“Pledge Agreement” has the meaning provided in Section 7.1(a)(i)(D).

“Prime Rate” means the rate of interest established from time to time by the Agent as its “prime rate,” whether or not it is publicly announced. The Agent may lend to its customers at rates that are at, above or below the Prime Rate. For purposes of determining any interest rate hereunder or under any other Transaction Document that is based on the Prime Rate, such interest rate shall change as and when the Prime Rate changes.

“Product Obligations” means every obligation of any Borrower under and in respect of any one or more of the following types of services or facilities extended to such Borrower by any Lender or Agent or any Affiliate of any Lender or Agent: (i) cash management or related services including the automatic clearing house transfer of funds for the account of such Borrower pursuant to agreement or overdraft, (ii) treasury management, including controlled disbursement services and (iii) Derivative Obligations.

“Reimbursement Obligation” shall mean, at any time, the obligation of the Borrowers with respect to any Letter of Credit to reimburse the Issuing Bank and the Lenders to the extent of their respective Participations (including by the receipt by the Issuing Bank of proceeds of loans pursuant to Article III) for amounts theretofore paid by the Issuing Bank pursuant to a drawing under such Letter of Credit.

“Release” means “release” in a reportable quantity as defined in Section 101(22) of the Comprehensive, Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601(22), and the regulations promulgated thereunder.

“Reportable Event” means any event described in Section 4043(b) of ERISA or in regulations issued thereunder with regard to a Pension Plan.

“Required Lenders” means, at any date, Lenders holding more than fifty-one percent (51%) of the sum of (a) the aggregate amount of the Revolving Credit Commitment plus (b) the aggregate outstanding principal amount of the Term Loans or, if the Revolving Credit Commitment has been terminated, Lenders holding more than fifty-one percent (51%) of the aggregate Extensions of Credit; provided that the Revolving Credit Commitment of, and the portion of the Extensions of Credit, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

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“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock or securities of a Borrower or a Restricted Subsidiary (other than those payable or distributable solely to a Borrower or a Domestic Subsidiary of a Borrower) now or hereafter outstanding, except a dividend payable solely in shares of class of stock or securities to the holders of that class; (b) any redemption, conversion, exchange, retirement or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock or securities of any Borrower or of any of its Domestic Subsidiaries (other than those payable or distributable solely to a Borrower) now or hereafter outstanding, except a payment solely in shares of capital stock or securities; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of any Borrower or any Restricted Subsidiary now or hereafter outstanding.

“Restricted Subsidiaries” means all Subsidiaries other than Unrestricted Subsidiaries.

“Revolving Credit Commitment” means, with respect to each Lender, the obligations of such Lender to make Revolving Loans to the Borrowers up to an aggregate principal amount at any one time outstanding equal to such Lender’s Applicable Commitment Percentage of the Total Revolving Credit Commitment.

“Revolving Credit Maturity Date” means August 21, 2020.

“Revolving Credit Outstandings” means, as of any date of determination, the aggregate principal amount of all Revolving Loans then outstanding.

“Revolving Facility” has the meaning provided in Section 2.1 of this Agreement.

“Revolving Line Of Credit” means the revolving line of credit described in Section 2.1 hereof and all renewals, extensions, modifications, amendments, restatements and substitutions thereof or therefor.

“Revolving Loans” means any borrowing pursuant to an Advance under the Revolving Line of Credit.

“Revolving Note” has the meaning provided in Section 2.1 of this Agreement.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

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“Schedule” means any schedule executed in connection with, and which is a part of, this Agreement.

“Scheduled Debt Payments” means, with respect to any period of computation thereof, cash expended during such period to make scheduled principal payments on Consolidated Debt, excluding short-term notes secured by assets held for sale.

“Security Interest” means, collectively, the security interest granted to Agent on behalf of the Lenders and the holder of any agreement, instrument or other document entered into in connection with Product Obligations by Borrowers as described in Article V of this Agreement, Article V of the Existing Loan Agreement, or any joinder or amendment to either such agreement.

“Solvent” means as to any Person, that such Person (i) owns assets whose fair saleable value is greater than the amount required to pay all of such Person’s Debt (including contingent debts), (ii) is able to pay all of its Debt as such Debt matures and (iii) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage. In determining whether the Borrowers and the Restricted Subsidiaries are “Solvent,” all rights of contribution of each Borrower and Restricted Subsidiary against other Borrowers and Restricted Subsidiaries under any Transaction Document relating to such party’s obligations, at law, in equity or otherwise, shall be taken into account.

“State” means the state of Colorado.

“Subsidiary” means any corporation, limited liability company, partnership or other entity of which more than fifty percent (50%) of the voting power is controlled by a Borrower, directly or indirectly, through one or more intermediaries, whether existing on the date hereof or acquired at any time hereafter.

“Swap Obligation” shall mean any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swingline Lender” means KeyBank.

“Swingline Loan Sublimit” means an amount not to exceed Ten Million Dollars ($10,000,000).

“Swingline Loans” has the meaning given in subsection 2.1(b).

“Swingline Note” has the meaning provided in Section 2.1 of this Agreement.

“Term Loan A” has the meaning provided in Section 2.2(a)(i).

“Term Loan A Note” has the meaning provided in Section 2.2(a)(i).

“Term Loan Maturity Date” means August 21, 2020.

“Term Loans” means, collectively, the Term Loan A and the Delayed Draw Term Loans.

“Term Notes” means, collectively, the Term Loan A Notes, Delayed Draw Term Loan 1 Notes and Delayed Draw Term Loan 2 Notes.

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“Third Party” means any Person who has executed and delivered, or who in the future may execute and deliver, to Agent or Lenders any agreement, instrument, or document pursuant to which such Person has guaranteed to Agent or Lenders the payment of the Indebtedness or has granted Lenders a security interest in or lien on some or all of such Person’s real or personal property to secure the payment of the Indebtedness.

“Total Debt” means, with respect to the Borrowers and their Restricted Subsidiaries at any date of computation, the sum of (i) all Consolidated Debt, less (ii) short term notes payable secured by assets held for sale.

“Total Debt To EBITDA Ratio” means (a) Total Debt at the end of a Fiscal Quarter divided by (b) Consolidated EBITDA for the twelve-month period ending on such Fiscal Quarter end.

“Total Letter of Credit Commitment” means an amount not to exceed Fifteen Million Dollars ($15,000,000).

“Total Revolving Credit Commitment” means a principal amount equal to One Hundred Twenty Five Million Dollars ($125,000,000).

“Trading With The Enemy Act” shall mean the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any enabling legislation or executive order relating thereto.

“Transaction Documents” means this Agreement, the Notes, the Pledge Agreement, the Fee Letter and all other agreements and documents, including, without limitation, collateral documents, letter of credit agreements, acceptance credit agreements, security agreements, pledges, guaranties, assignments, and subordination agreements now or hereafter required to be executed by any Borrower or any Third Party.

“UCC” means the uniform commercial code as in effect in the State.

“Unencumbered Aircraft” shall mean all Aircraft owned by a Borrower or a Restricted Subsidiary that are currently unencumbered by a Lien securing repayment of Outside Financing, and all future Aircraft purchased by a Borrower or a Restricted Subsidiary without using the proceeds of Outside Financing, and including, as of the date of this Agreement, the Aircraft listed on Schedule 1.1(a).

“Unfinanced Capital Expenditures” shall mean, for any period, Capital Expenditures during such period other than Financed Capital Expenditures.

“Unrestricted Subsidiaries” means any Subsidiary formed or acquired after the Closing Date and designated as “Unrestricted” by Borrowers to Agent in writing, provided that (a) no Subsidiary may be designated as an Unrestricted Subsidiary at any time when a Default or Event of Default has occurred and remains continuing, or would result from such designation, (b) Agent shall, in its sole discretion, consent to such designation and (c) Required Lenders shall consent to such designation.

“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

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1.2         SINGULARS AND PLURALS; INTERPRETIVE PROVISIONS.

Unless the context otherwise requires, words in the singular include the plural, and in the plural include the singular. The word “including” means including without limitation, and is used for illustrative purposes rather than limiting purposes.

1.3         UCC DEFINITIONS.

Unless otherwise defined in Section 1.1 or elsewhere in this Agreement, capitalized words shall have the meanings set forth in the UCC as of the date of this Agreement. For purposes of this Agreement, no property shall be considered “operated by” a Borrower or a Restricted Subsidiary solely due to the operation of landing or launching any Aircraft at or from such property.

ARTICLE II

AMOUNTS AND TERMS OF LOANS

2.1         REVOLVING CREDIT.

(a)          Amount. Subject to the other terms and conditions set forth in this Agreement, and as evidenced by a promissory note in favor of each Lender in the form of Exhibit B (each, a “Revolving Note”), the Lenders agree to make available to Borrowers, until the Revolving Credit Maturity Date (except as expressly set forth in Section 2.1(c)), Advances in an aggregate amount outstanding at any time not to exceed the Total Revolving Credit Commitment (the “Revolving Facility”). On the Closing Date subject to the terms and conditions set forth in this Agreement, the Lenders agree to reallocate their respective Revolving Credit Commitments as set forth in Exhibit A, and in connection therewith, the Existing Lenders shall assign to the New Lenders, and the New Lenders shall purchase from each of the Existing Lenders, without recourse, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans outstanding on the Closing Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by the New Lenders and the Existing Lenders ratably in accordance with their Revolving Credit Commitments as set forth in Exhibit A.

(b)          Swingline Loans. Subject to the other terms and conditions set forth in this Agreement, including those conditions set forth in Section 7.2, and as evidenced by a promissory note in favor of Swingline Lender in the form of Exhibit F (“Swingline Note”), Swingline Lender, in its sole discretion, may make Advances to the Borrowers (each such loan, a “Swingline Loan”), at such times and in such amounts as the Borrowers shall request, until the Revolving Credit Maturity Date, up to an aggregate principal amount at any time outstanding equal to the amount by which Swingline Lender’s Revolving Credit Commitment exceeds the principal amount of Swingline Lender’s other Revolving Credit Outstanding plus Swingline Lender’s Applicable Commitment Percentage of the Letter of Credit Outstandings; provided, that Swingline Lender will not make a Swingline Loan if (i) after giving effect thereto, any of the limitations set forth under Sections 2.1(a) would be exceeded or if the aggregate unpaid or unrefinanced balance of the outstanding Swingline Loans would exceed the Swingline Loan Sublimit or (ii) Swingline Lender has received written notice from any Borrower or any Lender that one or more of the conditions precedent set forth in the Agreement have not been satisfied. Within the foregoing limits, Borrowers may borrow, repay and reborrow Swingline Loans. All Swingline Loans shall be treated as Revolving Loans for purposes of this Agreement, except that (x) all Swingline Loans shall be Base Rate Advances, and (y) notwithstanding anything herein to the contrary (other than as set forth in the next succeeding sentence), all principal and interest paid with respect to Swingline Loans shall be for the sole account of Swingline Lender in its capacity as the lender of Swingline Loans. Notwithstanding the foregoing, if demand is made by Swingline Lender during the continuance of an Event of Default, each other Lender shall irrevocably and unconditionally purchase and receive from Swingline Lender, without recourse or warranty from Swingline Lender, an undivided interest and participation in each Swingline Loan to the extent of such Lender’s Applicable Commitment Percentage thereof, by paying to Swingline Lender, in same day funds, an amount equal to such Lender’s Applicable Commitment Percentage of such Swingline Loan. Notwithstanding anything to the contrary contained in this Section 2.1(b), the Swingline Lender shall not be obligated to make any Swingline Loan at a time when any other Lender is a Defaulting Lender, unless the Swingline Lender has entered into arrangements with the Borrowers or such Defaulting Lender which are satisfactory to the Swingline Lender to eliminate the Swingline Lender’s Fronting Exposure (after giving effect to Section 4.4(b)) with respect to any such Defaulting Lender, including the delivery of cash collateral.

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(c)          Commitment. Subject to the terms and conditions of this Agreement, each Lender severally agrees to make Advances to the Borrowers under the Revolving Credit Facility from time to time from the Closing Date until the Revolving Credit Maturity Date. Such Advances shall be made on a pro rata basis as to the total borrowing requested by the Borrowers on any day determined by such Lender’s Applicable Commitment Percentage up to but not exceeding the Revolving Credit Commitment of such Lender; provided, however, that the Lenders shall have no obligation to make any such Advance (i) so long as any Default or an Event of Default has occurred and is continuing, or (ii) if the Agent has accelerated the maturity of any of the Indebtedness as a result of an Event of Default; provided, further, that immediately after giving effect to each such Advance, the amount of Revolving Credit Outstandings plus Letter of Credit Outstandings shall not exceed the Total Revolving Credit Commitment.

(d)          Expiration of Revolving Facility upon Revolving Credit Maturity Date. The term of the Revolving Facility will expire and all principal and interest amounts owed to Lenders under the Revolving Loans shall be immediately due and payable on the Revolving Credit Maturity Date, and Lenders shall have no further obligation with respect thereto after such date.

(e)          Advances.

(i)          Requests for Base Rate Advance. Any request by an Authorized Representative of the Borrowers (or any other person designated in writing by an Authorized Representative) for a Base Rate Advance or conversion of a LIBOR Rate Advance hereunder shall be by a written Borrowing Notice or by telephone (if given by telephone, such request must be followed by a written Borrowing Notice within twenty-four (24) hours thereof) and must be given on behalf of the Borrowers so as to be received by the Agent not later than 1:00 P.M. (Denver, Colorado time) on the requested date of Advance.

(ii)         Requests for LIBOR Rate Advance. Any request by an Authorized Representative of the Borrowers (or any other person designated in writing by an Authorized Representative) for a LIBOR Rate Advance or continuation of a LIBOR Rate Advance or conversion of a Base Rate Advance into a LIBOR Rate Advance hereunder shall be by a written Borrowing Notice or by telephone (if given by telephone, such request must be followed by a written Borrowing Notice within twenty-four (24) hours thereof) and must be given on behalf of the Borrowers so as to be received by the Agent no later than 1:00 P.M. (Denver, Colorado time) on the third Business Day prior to the requested date of disbursement, continuation or conversion.

(iii)        Request for Swingline Loans. Any request by an Authorized Representative of the Borrowers (or any other person designated in writing by an Authorized Representative) for a Swingline Loan shall be by a written Borrowing Notice or by telephone (if given by telephone, such request must be followed by a written Borrowing Notice within twenty-four (24) hours thereof) and must be given on behalf of the Borrowers so as to be received by the Agent not later than 1:00 P.M. (Denver, Colorado time) on the requested date of Advance.

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(iv)        General. Each request for an Advance hereunder shall be irrevocable and shall be deemed a representation by the Borrowers that on the requested date of such Advance and after giving effect to the requested Revolving Loans the applicable conditions specified in Article VII have been and will be satisfied. Each request for an Advance hereunder shall specify (A) the requested date of Advance, (B) the aggregate amount of the Advance to be made on such date which shall be in the minimum amounts set forth in Section 2.1(f), (C) whether the Advance is to be funded as a Base Rate Advance or a LIBOR Rate Advance, and (D) in the case of a LIBOR Rate Advance, the initial Interest Period applicable thereto (in no event shall Borrowers request (or Agent allow) an Interest Period that extends beyond the Revolving Credit Maturity Date). The Agent may rely on any telephone request for Revolving Loans hereunder which it believes in good faith to be genuine; and the Borrowers hereby waive the right to dispute the Agent’s record of the terms of such telephone request. Agent shall be entitled to honor any request for an Advance that it reasonably believes to be genuine, whether or not the Person making the request is named as an Authorized Representative hereunder or in any resolution or instruction furnished to Agent by Borrowers. The Agent shall promptly notify each other Lender of the receipt of such request, the matters specified therein, and of such Lender’s ratable share of the requested Advance. With respect to each request for a LIBOR Rate Advance or a conversion of a Base Rate Advance to a LIBOR Rate Advance, Borrowers shall indemnify Lenders against any Funding Losses. A certificate as to the amount of such loss submitted by Agent to Borrowers shall be conclusive and binding for all purposes, absent manifest error.

(v)         Funding From Lenders. On the date of the requested Advance, other than an Advance for a Swingline Loan, each Lender shall provide its share of the requested Advance to the Agent in immediately available funds not later than 2:30 P.M. (Denver, Colorado time). Unless the Agent determines that any applicable condition specified in Article VII has not been satisfied, the Agent will make available to the Borrowers at the Agent’s principal office in Denver, Colorado in immediately available funds not later than 3:00 P.M. (Denver, Colorado time) on the requested date of Advance the amount of the requested Advance. If the Agent has made an Advance, other than an Advance for a Swingline Loan, to the Borrowers on behalf of a Lender but has not received the amount of such Advance from such Lender by the time herein required, such Lender shall pay interest to the Agent on the amount so advanced at the overnight Federal Funds Rate from the date of such Advance to the date funds are received by the Agent from such Lender, such interest to be payable with such remittance from such Lender of the principal amount of such Advance (provided, however, that the Agent shall not make any Advance on behalf of a Lender if the Agent has received prior notice from such Lender that it will not make such Revolving Loan). If the Agent does not receive payment from such Lender by the next Business Day after the date of any Advance, the Agent shall be entitled to recover such Advance, with interest thereon at the rate then applicable to the Advance, on demand, from the Borrowers, without prejudice to the Agent’s and the Borrowers’ rights against any such Defaulting Lender. If such Defaulting Lender pays the Agent the amount herein required with interest at the overnight Federal Funds Rate before the Agent has recovered from the Borrowers, such Defaulting Lender shall be entitled to the interest payable by the Borrowers with respect to the Advance in question accruing from the date the Agent made such Advance.

(f)          Frequency and Amount of Borrowings. Until the Business Day immediately prior to the Revolving Credit Maturity Date (or thirty (30) Business Days prior to the Revolving Credit Maturity Date for a LIBOR Rate Advance), Borrowers may seek a disbursement under the Revolving Facility at any time and from time to time and in any amount; provided, however, that any request for an Advance (excluding Advances for a Swingline Loan) must be in the minimum principal amount of $1,000,000 and in multiples of $100,000 above the minimum principal amount, except in the case of Swingline Loans, which must be in the minimum principal amount of $250,000 and in multiples of $50,000 above the minimum principal amount.

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(g)          Repayment of Principal. Borrowers promise to pay to Lenders the outstanding principal of Advances under the Revolving Line of Credit, including the Swingline Loan, in full upon the earliest to occur of (i) termination of this Agreement, (ii) acceleration of the time for payment of the Indebtedness pursuant to this Agreement, or (iii) the Revolving Credit Maturity Date. Subject to the provisions of this Agreement, any amounts borrowed under the Revolving Line of Credit may be voluntarily prepaid and any amounts so prepaid may be reborrowed, up to the amount available under Section 2.1(c) above at the time of such borrowing, until the Business Day immediately prior to the Revolving Credit Maturity Date (or thirty (30) Business Days prior to the Revolving Credit Maturity Date for a LIBOR Rate Advance). Borrowers shall notify Lender by 1:00 p.m. on the Business Day preceding the Business Day (or three (3) Business Days preceding such date for a LIBOR Rate Advance) of any prepayment of any amounts under the Revolving Line of Credit.

(h)          Overadvances. During the term of the Revolving Facility, Borrowers shall pay to Agent such amounts as are necessary so that the sum of the outstanding principal balance of the Revolving Credit Outstandings and the Letter of Credit Outstandings in the aggregate at any time does not exceed the Total Revolving Credit Commitment at such time. Borrowers shall pay such amounts within two (2) Business Days after the earlier of demand by Agent and the date Borrower learns of any such excess.

(i)          Continuation and Conversion of Interest Rate. If no Borrowing Notice has been submitted to Agent at least three (3) Business Days prior to the end of any Interest Period on a LIBOR Rate Advance (which shall set forth the new Interest Period or state that the LIBOR Rate Advance is being converted to a Base Rate Advance), the LIBOR Rate Advance then maturing shall be automatically continued at the then current LIBOR Rate for an additional Interest Period equal to the expired Interest Period; provided, however, that if the Revolving Credit Maturity Date would fall within such subsequent Interest Period or such Interest Period is not available for any other reason, the LIBOR Rate Advance then maturing shall be automatically converted to a Base Rate Advance. At any time at least thirty (30) days prior to the Revolving Credit Maturity Date, Borrowers may request to convert a Base Rate Advance to a LIBOR Rate Advance upon submission of a Borrowing Notice to Agent at least three (3) Business Days prior to the effectiveness of such conversion.

(j)          Reductions. The Borrowers shall, by notice from an Authorized Representative, have the right from time to time upon not less than three (3) Business Days’ written notice to the Agent, effective upon receipt, to reduce the Total Revolving Credit Commitment. The Agent shall give each Lender, within one (1) Business Day of receipt of such notice, facsimile notice or telephonic notice (confirmed in writing) of such reduction. Each such reduction shall be in the aggregate amount of the lesser of (x) at least $1,000,000 or (y) the entire remaining Total Revolving Credit Commitment, and shall permanently reduce the Total Revolving Credit Commitment. Each reduction of the Total Revolving Credit Commitment shall be accompanied by payment to the extent that the principal amount of Revolving Credit Outstandings plus Letter of Credit Outstandings exceeds the Total Revolving Credit Commitment as reduced under this Section 2.1(j).

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2.2         TERM LOANS.

(a)          Term Loan A.

(i)          Term Loan A. On or about August 1, 2011, Lenders made an advance to Borrowers in an aggregate principal amount equal to $200,000,000; on December 14, 2012, Lenders made an advance to Borrowers in an additional principal amount equal to $100,000,000; and on December 13, 2013, Lenders made an advance to Borrowers in an additional principal amount equal to $60,000,000; and the aggregate outstanding balance of such loans immediately prior to the Closing Date was $261,968,750. Concurrently with the Closing Date, Borrowers have prepaid $11,968,750 of such amount, such that the principal balance of the Term Loan A as of the Closing Date is $250,000,000 (the “Term Loan A”), as evidenced by a promissory note in favor of each Lender in the form of Exhibit C (each, a “Term Loan A Note”).

(ii)         Repayment of Principal of Term Loan A. Borrower shall pay to the Agent, for the account of the Lenders, on each date set forth below, or if any such date is not a Business Day, on the immediately preceding Business Day, principal in an amount equal to the principal amount of the Term Loan A as of the Closing Date multiplied by the percentage set forth below opposite such payment date:

Date	Amortization Percentage
September 30, 2015	1.25%
December 31, 2015	1.25%
March 31, 2016	1.25%
June 30, 2016	1.25%
September 30, 2016	1.25%
December 31, 2016	1.25%
March 31, 2017	1.25%
June 30, 2017	1.25%
September 30, 2017	1.875%
December 31, 2017	1.875%
March 31, 2018	1.875%
June 30, 2018	1.875%
September 30, 2018	1.875%
December 31, 2018	1.875%
March 31, 2019	1.875%
June 30, 2019	1.875%
September 30, 2019	2.5%
December 31, 2019	2.5%
March 31, 2020	2.5%
June 30, 2020	2.5%

Notwithstanding the foregoing, the Term Loan A shall be payable in full upon the earliest to occur of (1) termination of this Agreement, (2) acceleration of the time for payment of the Indebtedness pursuant to this Agreement or (3) the Term Loan Maturity Date. Subject to the provisions of this Agreement, any amounts outstanding under the Term Loan A may be voluntarily prepaid without any premium or penalty. Borrowers shall notify Agent by 1:00 P.M. (Denver, Colorado time) on the Business Day prior to the Business Day for such prepayment of any prepayment of any portion of the Term Loan A which is a Base Rate Loan and three Business Days prior to the Business Day for such prepayment of any portion of the Term Loan A which is a LIBOR Rate Loan.

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(iii)        Reallocation of Term Loan A. On the Closing Date, subject to the terms and conditions set forth in this Agreement, the Existing Lenders shall assign to the New Lenders, and the New Lenders shall purchase from each of the Existing Lenders, without recourse, at the principal amount thereof (together with accrued interest), such interests in the Term Loan A outstanding on the Closing Date as shall be necessary in order that, after giving effect to all such assignments and purchases, the Term Loan A will be held by the New Lenders and the Existing Lenders ratably in accordance with their Applicable Commitment Percentages as set forth in Exhibit A.

(b)         Delayed Draw Term Loan 1.

(i)          Commitment. During the Delayed Draw Term Loan 1 Commitment Period, subject to the terms and conditions and in reliance upon the representations and warranties set forth herein, each Delayed Draw Term Loan Lender, on a pro rata basis determined by such Delayed Draw Term Loan Lender’s Applicable Commitment Percentage, agrees to make available to the Borrowers one or more term loans in U.S. dollars (each, a “Delayed Draw Term Loan 1”) in an aggregate principal amount up to $200,000,000 (the “Delayed Draw Term Loan 1 Committed Amount”) at such time for the purposes set forth in Section 8.13, and as evidenced by a promissory note in favor of each Delayed Draw Term Loan Lender in the form of Exhibit D (each, a “Delayed Draw Term Loan 1 Note”); provided, however, that the Lenders shall have no obligation to make any such Advance (1) so long as any Default or an Event of Default has occurred and is continuing, or (2) if the Agent has accelerated the maturity of any of the Indebtedness as a result of an Event of Default; provided, further, that immediately after giving effect to each such Advance, the amount of Delayed Draw Term Loan 1 outstanding shall not exceed the Delayed Draw Term Loan 1 Committed Amount.

(ii)         Advances.

(A)         Requests for Base Rate Loan. Any request by an Authorized Representative of the Borrowers (or any other person designated in writing by an Authorized Representative) for a Base Rate Loan or conversion of a LIBOR Rate Loan under the Delayed Draw Term Loan 1 hereunder shall be by a written Borrowing Notice and must be given on behalf of the Borrowers so as to be received by the Agent not later than 1:00 P.M. (Denver, Colorado time) on the third Business Day prior to the date of the requested Advance.

(B)         Requests for LIBOR Rate Loan. Any request by an Authorized Representative of the Borrowers (or any other person designated in writing by an Authorized Representative) for a LIBOR Rate Loan or continuation of a LIBOR Rate Loan or conversion of a Base Rate Loan into a LIBOR Rate Loan under the Delayed Draw Term Loan 1 hereunder shall be by a written Borrowing Notice and must be given on behalf of the Borrowers so as to be received by the Agent no later than 1:00 P.M. (Denver, Colorado time) on the third Business Day prior to the requested date of disbursement, continuation or conversion.

(C)         General. Each request for an Advance under the Delayed Draw Term Loan 1 hereunder shall be irrevocable and shall be deemed a representation by the Borrowers that on the requested date of such Advance and after giving effect to the requested Delayed Draw Term Loan 1 the applicable conditions specified in Article VII have been and will be satisfied. Each request for an Advance hereunder shall specify (A) the requested date of Advance, (B) the aggregate amount of the Advance to be made on such date, (C) whether the Advance is to be funded as a Base Rate Loan or a LIBOR Rate Loan, and (D) in the case of a LIBOR Rate Loan, the initial Interest Period applicable thereto (in no event shall Borrowers request (or Agent allow) an Interest Period that extends beyond the Term Loan Maturity Date). Agent shall be entitled to honor any request for an Advance under the Delayed Draw Term Loan 1 that it reasonably believes to be genuine, whether or not the Person making the request is named as an Authorized Representative hereunder or in any resolution or instruction furnished to Agent by Borrowers. The Agent shall promptly notify each other Lender of the receipt of such request, the matters specified therein, and of such Lender’s ratable share of the requested Advance. With respect to each request for a LIBOR Rate Loan or a conversion of a Base Rate Loan to a LIBOR Rate Loan, Borrowers shall indemnify Lenders against any Funding Losses. A certificate as to the amount of such loss submitted by Agent to Borrowers shall be conclusive and binding for all purposes, absent manifest error.

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(D)         Funding from Lenders. On the date of the requested Advance under the Delayed Draw Term Loan 1, each Lender shall provide its share of the requested Advance to the Agent in immediately available funds not later than 2:30 P.M. (Denver, Colorado time). Unless the Agent determines or is notified by a Lender that any applicable condition specified in Article VII has not been satisfied, the Agent will make available to the Borrowers at the Agent’s principal office in Denver, Colorado in immediately available funds not later than 3:00 P.M. (Denver, Colorado time) on the requested date of Advance the amount of the requested Advance. If the Agent has made an Advance to the Borrowers on behalf of a Lender but has not received the amount of such Advance from such Lender by the time herein required, such Lender shall pay interest to the Agent on the amount so advanced at the overnight Federal Funds Rate from the date of such Advance to the date funds are received by the Agent from such Lender, such interest to be payable with such remittance from such Lender of the principal amount of such Advance (provided, however, that the Agent shall not make any Advance on behalf of a Lender if the Agent has received prior notice from such Lender that it will not make such Delayed Draw Term Loan 1). If the Agent does not receive payment from such Lender by the next Business Day after the date of any Advance, the Agent shall be entitled to recover such Advance, with interest thereon at the rate then applicable to the Advance, on demand, from the Borrowers, without prejudice to the Agent’s and the Borrowers’ rights against any such Defaulting Lender. If such Defaulting Lender pays the Agent the amount herein required with interest at the overnight Federal Funds Rate before the Agent has recovered from the Borrowers, such Defaulting Lender shall be entitled to the interest payable by the Borrowers with respect to the Advance in question accruing from the date the Agent made such Advance.

(E)         Frequency and Amount of Borrowings. Until the Business Day immediately prior to the end of the Delayed Draw Term Loan 1 Commitment Period, Borrowers may seek a disbursement of the Delayed Draw Term Loan 1 at any time and from time to time.

(iii)        Repayment of Principal. Borrowers promise to pay to the Delayed Draw Term Loan Lenders the outstanding principal of a Delayed Draw Term Loan 1 as follows:  (A) beginning on the last day of the first calendar quarter following the funding of such Delayed Draw Term Loan 1, and on the last day of each calendar quarter thereafter, in an amount equal to the percentage set forth opposite such date in the table set forth in Section 2.2(a)(ii), multiplied by the aggregate original principal amount of all Delayed Draw Term Loan 1 Advances drawn, and (B) in full upon the earliest to occur of (1) termination of this Agreement, (2) acceleration of the time for payment of the Indebtedness pursuant to this Agreement or (3) the Term Loan Maturity Date. Subject to the provisions of this Agreement, any amounts outstanding under the Delayed Draw Term Loan 1 may be voluntarily prepaid without premium or penalty. Borrowers shall notify Agent by 1:00 P.M. (Denver, Colorado time) on the Business Day prior to the Business Day for such prepayment of any prepayment of any portion of the Term Loan which is a Base Rate Loan and three Business Days prior to the Business Day for such prepayment of any portion of the Term Loan which is a LIBOR Rate Loan.

(iv)        Continuation and Conversion of Interest Rate. If no Borrowing Notice has been submitted to Agent at least three (3) Business Days prior to the end of any Interest Period on a LIBOR Rate Loan (which shall set forth the new Interest Period or state that the LIBOR Rate Loan is being converted to a Base Rate Loan), the LIBOR Rate Loan then maturing shall be automatically continued at the then current LIBOR Rate for an additional Interest Period equal to the expired Interest Period; provided, however, that if the Term Loan Maturity Date would fall within such subsequent Interest Period or such Interest Period is not available for any other reason, the LIBOR Rate Loan then maturing shall be automatically converted to a Base Rate Loan. At any time at least thirty (30) days prior to the Term Loan Maturity Date, Borrowers may request to convert a Base Rate Loan to a LIBOR Rate Loan upon submission of a Borrowing Notice to Agent at least three (3) Business Days prior to the effectiveness of such conversion.

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(c)          Delayed Draw Term Loan 2.

(i)          Commitment. During the Delayed Draw Term Loan 2 Commitment Period, subject to the terms and conditions and in reliance upon the representations and warranties set forth herein, each Delayed Draw Term Loan Lender, on a pro rata basis determined by such Delayed Draw Term Loan Lender’s Applicable Commitment Percentage, agrees to make available to the Borrowers one or more term loans in U.S. dollars (each, a “Delayed Draw Term Loan 2”) in an aggregate principal amount up to $200,000,000 (the “Delayed Draw Term Loan 2 Committed Amount”) at such time for the purposes set forth in Section 8.13, and as evidenced by a promissory note in favor of each Delayed Draw Term Loan Lender in the form of Exhibit E (each, a “Delayed Draw Term Loan 2 Note”); provided, however, that the Lenders shall have no obligation to make any such Advance (i) so long as any Default or an Event of Default has occurred and is continuing, or (ii) if the Agent has accelerated the maturity of any of the Indebtedness as a result of an Event of Default; provided, further, that immediately after giving effect to each such Advance, the amount of Delayed Draw Term Loan 2 outstanding shall not exceed the Delayed Draw Term Loan 2 Committed Amount.

(ii)         Advances.

(A)         Requests for Base Rate Loan. Any request by an Authorized Representative of the Borrowers (or any other person designated in writing by an Authorized Representative) for a Base Rate Loan or conversion of a LIBOR Rate Loan under the Delayed Draw Term Loan 2 hereunder shall be by a written Borrowing Notice and must be given on behalf of the Borrowers so as to be received by the Agent not later than 1:00 P.M. (Denver, Colorado time) on the third Business Day prior to the date of the requested Advance.

(B)         Requests for LIBOR Rate Loan. Any request by an Authorized Representative of the Borrowers (or any other person designated in writing by an Authorized Representative) for a LIBOR Rate Loan or continuation of a LIBOR Rate Loan or conversion of a Base Rate Loan into a LIBOR Rate Loan under the Delayed Draw Term Loan 2 hereunder shall be by a written Borrowing Notice and must be given on behalf of the Borrowers so as to be received by the Agent no later than 1:00 P.M. (Denver, Colorado time) on the third Business Day prior to the requested date of disbursement, continuation or conversion.

(C)         General. Each request for an Advance under the Delayed Draw Term Loan 2 hereunder shall be irrevocable and shall be deemed a representation by the Borrowers that on the requested date of such Advance and after giving effect to the requested Delayed Draw Term Loan 2 the applicable conditions specified in Article VII have been and will be satisfied. Each request for an Advance hereunder shall specify (A) the requested date of Advance, (B) the aggregate amount of the Advance to be made on such date which shall be in the minimum amounts set forth in Section 2.2(c)(ii)(E), (C) whether the Advance is to be funded as a Base Rate Loan or a LIBOR Rate Loan, and (D) in the case of a LIBOR Rate Loan, the initial Interest Period applicable thereto (in no event shall Borrowers request (or Agent allow) an Interest Period that extends beyond the Term Loan Maturity Date). Agent shall be entitled to honor any request for an Advance under the Delayed Draw Term Loan 2 that it reasonably believes to be genuine, whether or not the Person making the request is named as an Authorized Representative hereunder or in any resolution or instruction furnished to Agent by Borrowers. The Agent shall promptly notify each other Lender of the receipt of such request, the matters specified therein, and of such Lender’s ratable share of the requested Advance. With respect to each request for a LIBOR Rate Loan or a conversion of a Base Rate Loan to a LIBOR Rate Loan, Borrowers shall indemnify Lenders against any Funding Losses. A certificate as to the amount of such loss submitted by Agent to Borrowers shall be conclusive and binding for all purposes, absent manifest error.

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(D)         Funding from Lenders. On the date of the requested Advance under the Delayed Draw Term Loan 2, each Lender shall provide its share of the requested Advance to the Agent in immediately available funds not later than 2:30 P.M. (Denver, Colorado time). Unless the Agent determines or is notified by a Lender that any applicable condition specified in Article VII has not been satisfied, the Agent will make available to the Borrowers at the Agent’s principal office in Denver, Colorado in immediately available funds not later than 3:00 P.M. (Denver, Colorado time) on the requested date of Advance the amount of the requested Advance. If the Agent has made an Advance to the Borrowers on behalf of a Lender but has not received the amount of such Advance from such Lender by the time herein required, such Lender shall pay interest to the Agent on the amount so advanced at the overnight Federal Funds Rate from the date of such Advance to the date funds are received by the Agent from such Lender, such interest to be payable with such remittance from such Lender of the principal amount of such Advance (provided, however, that the Agent shall not make any Advance on behalf of a Lender if the Agent has received prior notice from such Lender that it will not make such Delayed Draw Term Loan 2). If the Agent does not receive payment from such Lender by the next Business Day after the date of any Advance, the Agent shall be entitled to recover such Advance, with interest thereon at the rate then applicable to the Advance, on demand, from the Borrowers, without prejudice to the Agent’s and the Borrowers’ rights against any such Defaulting Lender. If such Defaulting Lender pays the Agent the amount herein required with interest at the overnight Federal Funds Rate before the Agent has recovered from the Borrowers, such Defaulting Lender shall be entitled to the interest payable by the Borrowers with respect to the Advance in question accruing from the date the Agent made such Advance.

(E)         Frequency and Amount of Borrowings. Until the Business Day immediately prior to the end of the Delayed Draw Term Loan 2 Commitment Period, Borrowers may seek a disbursement of the Delayed Draw Term Loan 2 at any time and from time to time; provided, however, that any request for an Advance must be in the minimum principal amount of $10,000,000 and in multiples of $1,000,000 above the minimum principal amount, and Borrowers must have Liquidity of at least $40,000,000 after taking into account such Advance and the acquisition or Restricted Payment proposed to be made using the proceeds of such Advance.

(iii)        Repayment of Principal. Borrowers promise to pay to the Delayed Draw Term Loan Lenders the outstanding principal of a Delayed Draw Term Loan 2 as follows:  (A) beginning on the last day of the first calendar quarter following the funding of such Delayed Draw Term Loan 2, and on the last day of each calendar quarter thereafter, in an amount equal to the percentage set forth opposite such date in the table set forth in Section 2.2(a)(ii), multiplied by the aggregate original principal amount of all Delayed Draw Term Loan 2 Advances drawn, and (B) in full upon the earliest to occur of (1) termination of this Agreement, (2) acceleration of the time for payment of the Indebtedness pursuant to this Agreement or (3) the Term Loan Maturity Date. Subject to the provisions of this Agreement, any amounts outstanding under the Delayed Draw Term Loan 2 may be voluntarily prepaid without premium or penalty. Borrowers shall notify Agent by 1:00 P.M. (Denver, Colorado time) on the Business Day prior to the Business Day for such prepayment of any prepayment of any portion of the Term Loan which is a Base Rate Loan and three Business Days prior to the Business Day for such prepayment of any portion of the Term Loan which is a LIBOR Rate Loan.

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(iv)        Continuation and Conversion of Interest Rate. If no Borrowing Notice has been submitted to Agent at least three (3) Business Days prior to the end of any Interest Period on a LIBOR Rate Loan (which shall set forth the new Interest Period or state that the LIBOR Rate Loan is being converted to a Base Rate Loan), the LIBOR Rate Loan then maturing shall be automatically continued at the then current LIBOR Rate for an additional Interest Period equal to the expired Interest Period; provided, however, that if the Term Loan Maturity Date would fall within such subsequent Interest Period or such Interest Period is not available for any other reason, the LIBOR Rate Loan then maturing shall be automatically converted to a Base Rate Loan. At any time at least thirty (30) days prior to the Term Loan Maturity Date, Borrowers may request to convert a Base Rate Loan to a LIBOR Rate Loan upon submission of a Borrowing Notice to Agent at least three (3) Business Days prior to the effectiveness of such conversion.

(d)         Mandatory Prepayments.

(i)          No later than 180 days after the receipt of net proceeds from the sale or other disposition of any assets of a Borrower constituting Collateral (other than (x) sale of inventory in the ordinary course of business or (y) a sale permitted by Section 9.5(c)(iii)), the Borrowers shall prepay the Indebtedness in an aggregate amount equal to 100% of the net proceeds that remain after deducting any amount reinvested in replacement assets within 180 days after receipt of such net proceeds. For purposes of this subsection (i), “net proceeds” shall mean all proceeds received from the disposition of such assets less (A) any applicable taxes, reasonable costs of such disposition (including legal, title and recording tax expenses, investment banking fees, accountants fees and underwriting discounts and commissions), (B) any payments made by the Borrowers on any indebtedness which is secured by such assets pursuant to a Permitted Encumbrance upon or with respect to such assets, which Permitted Encumbrance is senior to the Security Interest, and (C) the amount of any reserves established in good faith by the board of directors (or managers) of such Borrower in respect of warranty and indemnification obligations relating to such asset disposition, provided, however, that such reserves described in clause (C) shall not exceed in the aggregate 10% of the purchase price of such assets; and provided further that upon release of such reserves described in clause (C) in accordance with GAAP, such released amounts shall become “net proceeds” of such sale or disposition and shall be subject to the terms of this Section 2.2(d)(i).

(ii)         If any of the Collateral is lost or destroyed or taken by condemnation, the Borrowers shall prepay the Indebtedness in an aggregate amount equal to 100% to the net proceeds (including insurance payments) received by any Borrower or any Restricted Subsidiary, for such loss, destruction or condemnation that remain after deducting any amount reinvested in replacement assets within 180 days after receipt of such net proceeds. For purposes of this subsection (ii), “net proceeds” shall mean all proceeds received from the disposition of such assets less any applicable taxes and any payments made by the Borrowers on any indebtedness which is secured by such assets pursuant to a Permitted Encumbrance upon or with respect to such assets, which Permitted Encumbrance is senior to the Security Interest.

(iii)        If, following the Existing Closing Date, any Borrower or any Restricted Subsidiary, issues any additional Consolidated Debt, except as expressly permitted by this Agreement, such Borrower shall prepay the Indebtedness, in an aggregate amount equal to 100% of the net proceeds received by such Borrower or such Restricted Subsidiary, as applicable, for the issuance of such Consolidated Debt when and as received by such Borrower or such Restricted Subsidiary, as applicable. For purposes of this subsection (iii), “net proceeds” shall mean all proceeds received from the disposition of such assets less reasonable costs incurred in connection with such issuance (including legal, title and recording tax expenses, investment banking fees, accountants fees and underwriting discounts and commissions).

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(iv)        Any prepayment under this Section 2.2(d) shall be applied first to reduce the outstanding principal balance of the Term Loans in the inverse order of maturities of payments thereunder on a pro rata basis based upon each such Term Loan’s then-outstanding principal balance, and then to the Revolving Loans.

(e)          Interest Option. Prior to the date hereof Borrowers have chosen to have the Term Loans accrue interest as a Base Rate Loan or a LIBOR Rate Loan (which, if chosen, also requires Borrowers to choose an Interest Period). In the case of the LIBOR Rate Loan, upon the expiration of an Interest Period, in the absence of a new Interest Period Notice submitted to Agent not less than three (3) Business Days prior to the end of such Interest Period (which shall set forth the new Interest Period or state that the LIBOR Rate Loan is being converted to a Base Rate Loan), the LIBOR Rate Loan then maturing shall be automatically continued at the then current LIBOR Rate for an additional Interest Period equal to the expired Interest Period; provided, however, that if the Term Loan Maturity Date would fall within such subsequent Interest Period, the LIBOR Rate Loan then maturing shall be automatically converted to a Base Rate Loan. At any time prior to the Term Loan Maturity Date, Borrowers may request to convert a Base Rate Loan to a LIBOR Rate Loan upon submission of a LIBOR Rate Notice to Agent at least three (3) Business Days prior to the effectiveness of such conversion.

2.3         [Reserved].

2.4         ADDITIONAL LENDERS.

Any Lender may assign all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment or Delayed Draw Term Loan Commitment, and all or a portion of the Term Loans and the Revolving Loans at the time owing to it), and additional Lenders may join any Facility from time to time by executing and delivering an appropriate Assignment and Acceptance to each of the Lenders and to Borrowers, and otherwise complying with the terms of this Agreement; provided, however, each Lender hereby agrees that, with respect to any such assignment (A) no such sale or assignment shall be for an amount of less than $5,000,000, (B) each such sale or assignment shall be made on terms and conditions which are customary in the industry at the time of the transaction, (C) the proposed assignee Lender constitutes an Eligible Assignee, (D) except in connection with assignments from a Lender to an Affiliate of such Lender, the assigning Lender shall pay to Agent a processing and recordation fee of $3,500 and any out-of-pocket attorneys’ fees and expenses incurred by Agent in connection with any such sale or assignment, (E) Agent (to the extent its consent is required hereunder), Issuing Bank (to the extent its consent is required hereunder), the assigning Lender and the assignee Lender shall each have executed and delivered an Assignment and Acceptance, and (F) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Revolving Credit Commitment, Delayed Draw Term Loan Commitment, Term Loans or Revolving Loan assigned. After such sale or assignment has been consummated (x) the assignee Lender thereupon shall become a “Lender” for all purposes of this Agreement and (y) the assigning Lender shall have no further liability for funding the portion its Revolving Credit Commitment, or Delayed Draw Term Loan Commitment, as applicable, assumed by such other Lender.

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ARTICLE III

LETTERS OF CREDIT

3.1         AMOUNT.

As part of the Revolving Facility, Borrowers may, subject to the terms and conditions of this Agreement, request Letters of Credit to be issued in an amount not to exceed the Total Letter of Credit Commitment and in the event and to the extent the Issuing Bank issues a Letter of Credit on behalf of a Borrower, the Total Revolving Credit Commitment shall be considered utilized by the amount of such Letter of Credit. Amounts drawn under any Letter of Credit and honored by the Issuing Bank shall be denominated in United States Dollars and shall become an Advance under the Revolving Line of Credit in such amount, at such time and subject to the terms of this Agreement, whether or not any Event of Default has occurred. All Letters of Credit issued under this Agreement shall reduce the amount available under the Total Revolving Credit Commitment. At no time shall the aggregate amount of Letter of Credit Outstandings exceed the Total Letter of Credit Commitment; provided, however, that upon expiration or termination of any Letter of Credit, the Total Letter of Credit Outstandings shall be reduced and the Issuing Bank may determine to issue, or cause to be issued, additional Letters of Credit provided that, in connection with any such additional Letter of Credit, the Total Letter of Credit Commitment shall not be exceeded and the other terms and conditions set forth herein have been satisfied. The Issuing Bank shall not be obligated to issue Letters of Credit with an expiration date that extends beyond the earlier of (a) 364 days after the date of issuance for standby letters of credit or 180 days after the date of issuance for trade and commercial letters of credit, and (b) fifteen (15) days prior to the Revolving Credit Maturity Date. All of the Issuing Bank’s terms and conditions for the issuance of a Letter of Credit must also be complied with by Borrowers prior to any such issuance. Notwithstanding anything to the contrary contained in this Section 3.1, the Issuing Bank shall not be obligated to issue any Letter of Credit at a time when any other Lender is a Defaulting Lender, unless the Issuing Bank has entered into arrangements with the Borrowers or such Defaulting Lender or other Lenders which are satisfactory to the Issuing Bank to eliminate the Issuing Bank’s Fronting Exposure (after giving effect to Section 4.4(b)) with respect to any such Defaulting Lender, including the delivery of cash collateral.

3.2         PROCEDURE FOR ISSUING LETTERS OF CREDIT.

Any Borrower may from time to time request that the Issuing Bank issue a Letter of Credit by delivering to the Issuing Bank a Letter of Credit Application therefor, completed to the satisfaction of the Issuing Bank, and such other certificates, documents and other papers and information as the Issuing Bank may request. Upon receipt of any Letter of Credit Application, the Issuing Bank shall process such Letter of Credit Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 3.1 and Article VII, promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Bank be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the Letter of Credit Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Bank and such Borrower. The Issuing Bank shall promptly furnish to such Borrower a copy of such Letter of Credit and promptly notify each Lender of the issuance and upon request by any Lender, furnish to such Lender a copy of such Letter of Credit and the amount of such Lender’s participation therein.

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3.3         REIMBURSEMENT OBLIGATION OF THE BORROWER.

In the event of any drawing under any Letter of Credit, the Borrowers agree to reimburse (either with the proceeds of a Revolving Loan as provided for in this Section or with funds from other sources), in same day funds, the Issuing Bank on each date on which the Issuing Bank notifies the Borrowers of the date and amount of a draft paid under any Letter of Credit for the amount of (a) such draft so paid and (b) any amounts referred to in Section 4.2(c) incurred by the Issuing Bank in connection with such payment. Unless the Borrowers shall immediately notify the Issuing Bank that the Borrowers intend to reimburse the Issuing Bank for such drawing from other sources or funds, the Borrowers shall be deemed to have timely given a Borrowing Notice to the Agent requesting that the Lenders make a Revolving Loan consisting of a Base Rate Advance on such date in the amount of (a) such draft so paid and (b) any amounts referred to in Section 4.2(c) incurred by the Issuing Bank in connection with such payment, and the Lenders shall make a Revolving Loan consisting of a Base Rate Advance in such amount, the proceeds of which shall be applied to reimburse the Issuing Bank for the amount of the related drawing and costs and expenses. Each Lender acknowledges and agrees that its obligation to fund a Revolving Loan in accordance with this Section to reimburse the Issuing Bank for any draft paid under a Letter of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Section 2.1 or Article VII. If the Borrowers have elected to pay the amount of such drawing with funds from other sources and shall fail to reimburse the Issuing Bank as provided above, the unreimbursed amount of such drawing shall bear interest at the rate which would be payable on any outstanding Base Rate Advances which were then overdue from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full.

3.4         OBLIGATIONS ABSOLUTE.

The Borrowers’ obligations under this Article III (including, without limitation, the Reimbursement Obligation) shall be absolute and unconditional under any and all circumstances and irrespective of any set off, counterclaim or defense to payment which any Borrower may have or have had against the Issuing Bank or any beneficiary of a Letter of Credit or any other Person. Each Borrower also agrees that the Issuing Bank and the Lenders shall not be responsible for, and the Borrowers’ Reimbursement Obligation under Section 3.3 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among any Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of any Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Bank shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Bank’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final nonappealable judgment. The Borrowers agree that any action taken or omitted by the Issuing Bank under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct shall be binding on the Borrowers and shall not result in any liability of the Issuing Bank or any Lender to the Borrowers. The responsibility of the Issuing Bank to the Borrowers in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

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3.5         EFFECT OF LETTER OF CREDIT APPLICATION.

To the extent that any provision of any Letter of Credit Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.

3.6         COLLATERAL.

Borrowers hereby expressly agree that Borrowers’ obligations relating to any Letter of Credit are secured by the Collateral.

ARTICLE IV

INTEREST, FEES AND PAYMENT CONVENTIONS

4.1         PROMISE TO PAY INTEREST.

(a)          Interest. Borrowers agree to pay interest on the Revolving Credit Outstandings and the Term Loans from time to time as provided herein. The unpaid principal balance of each Base Rate Advance and of each Base Rate Loan will bear interest at an annual rate equal to the Base Rate. The unpaid principal balance of each LIBOR Rate Advance and of each LIBOR Rate Loan will bear interest at an annual rate equal to the LIBOR Rate.

(b)          Interest Payments.

(i)          Revolving Facility. Interest on Base Rate Advances shall be due and payable monthly in arrears on the last Business Day of each month. Interest on LIBOR Rate Advances shall be due and payable in arrears at the end of the applicable Interest Period but, in any event, no less than quarterly.

(ii)         Term Loans. Interest on Base Rate Loans shall be due and payable monthly in arrears on the last Business Day of each month. Interest on LIBOR Rate Loans shall be due and payable in arrears at the end of the applicable Interest Period but, in any event, no less than quarterly.

(c)          Default Interest. Notwithstanding the rates of interest specified in Sections 4.1(a) and 4.1(b) and the payment dates specified herein, effective immediately upon the occurrence and during the continuance of any Event of Default, the principal balance, and accrued interest thereon as of such date, of all outstanding Revolving Loans and the Term Loans shall to the extent permitted by applicable law bear interest payable at the Default Rate. In addition, all other amounts due Agent or the Lenders (whether directly or for reimbursement) under this Agreement or any of the other Transaction Documents, if not paid when due or, in the event no time period is expressed, if not paid within five (5) days after written notice from Agent that the same has become due, shall thereafter bear interest at the Default Rate. Finally, any amount due (i) on the Revolving Facility on the Revolving Credit Maturity Date that is not then paid and (ii) on the Term Loans on the Term Loan Maturity Date that are not then paid shall also bear interest thereafter at the Default Rate.

(d)          Interest Rate Swaps. Subject to Section 9.17, Borrowers shall have the right to enter into fixed rate interest rate swaps with any Lender or any other financial institution.

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(e)          Changes to the Applicable Margin. Changes to the Applicable Margin shall be determined by the Agent in good faith on a quarterly basis based upon the financial statements and compliance certificate required to be provided to Agent pursuant to Section 8.1(b), and shall become effective on the first Business Day immediately following the date a compliance certificate is required to be delivered pursuant to Section 8.1(b); provided, however, that if a compliance certificate is not delivered pursuant to Section 8.1(b), then upon the request of the Required Lenders, the tier V percentage set forth on Exhibit G shall apply as the Applicable Margin as of the first Business Day such compliance certificate was required to be delivered pursuant to Section 8.1(b), and, in each case, shall remain in effect until the date on which such compliance certificate is delivered and demonstrates the applicability of another Applicable Margin tier as set forth on Exhibit G.

4.2         PROMISE TO PAY FEES.

(a)          Revolving Facility Commitment Fee. For the period beginning on the Closing Date and ending on the Revolving Credit Maturity Date, the Borrowers agree to pay to the Agent, for the pro rata benefit of the Lenders, based on their Applicable Commitment Percentages, a commitment fee in the amount of the Applicable Margin on the average daily unused portion of the Revolving Line of Credit. Usage on the Revolving Line of Credit will equal the sum of Revolving Credit Outstandings and Letter of Credit Outstandings. Such fees shall be due and payable monthly in arrears on the first day of each month beginning on the first day of the first month following the Closing Date and shall be based on the unused commitments for the immediately preceding month.

(b)          Letter of Credit Fees. The Borrowers shall pay to the Agent, for the pro rata benefit of the Lenders based on their Applicable Commitment Percentages, a fee equal to the Applicable Margin for LIBOR Rate Advances per annum on the aggregate amount of Letter of Credit Outstandings. Such fee shall be due and payable quarterly in arrears on the last day of each Fiscal Quarter, the first such payment to be made on the first such date occurring after the date of the issuance of a Letter of Credit. Effective immediately upon the occurrence and during the continuance of any Event of Default, the fee payable under this subsection 4.2(b) shall increase to the sum of two percent (2%) plus the Applicable Margin for LIBOR Rate Advances per annum on the aggregate amount of Letter of Credit Outstandings.

(c)          Letter of Credit Fronting and Administrative Fees. Borrowers agree to pay Agent, for the benefit of the Issuing Bank, a fee equal to 0.125% of the face amount of each Letter of Credit requested by Borrowers, if any. Such fee shall be due and payable at the time of issuance of any such Letter of Credit. Borrowers also agree to pay all present and future expenses, charges, costs and fees of any Letter of Credit application, including, without limitation, all amendment fees, presentation fees, wire charges, commissions, transfer fees, issuance fees and attorneys’ fees and expenses of the Issuing Bank.

(d)          Delayed Draw Term Loan Commitment Fee. For the period beginning on the Closing Date and ending at the end of the Delayed Draw Term Loan 1 Commitment Period, the Borrowers agree to pay to the Agent, for the pro rata benefit of the Lenders, based on their Applicable Commitment Percentages, a commitment fee in the amount of the Applicable Margin on the undrawn portion of the Delayed Draw Term Loan 1 Commitment. For the period beginning on the Closing Date and ending at the end of the Delayed Draw Term Loan 2 Commitment Period, the Borrowers agree to pay to the Agent, for the pro rata benefit of the Lenders, based on their Applicable Commitment Percentages, a commitment fee in the amount of the Applicable Margin on the undrawn portion of the Delayed Draw Term Loan 2 Commitment. Such fees shall be due and payable monthly in arrears on the first day of each month beginning on the first day of the first month following the Closing Date and shall be based on the unused commitments for the immediately preceding month.

(e)          Other Fees. Borrowers shall pay to Agent for its own account fees in the amounts and at the times specified in the Fee Letter. The Borrowers shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.

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(f)          Payment of Fees. The fees described in this Section 4.2 represent compensation for services rendered and to be rendered separate and apart from the lending of money or the provision of credit and do not constitute compensation for the use, detention or forbearance of money. The obligation of Borrowers to pay the fees described herein shall be in addition to, and not in lieu of, the obligation of Borrowers to pay interest, other fees and expenses otherwise described in this Agreement or in any other agreement with the Agent. All fees shall be payable when due at Agent’s office in Colorado in immediately available funds and shall be non-refundable when paid. Such fees shall constitute part of the Facilities, secured by all of the Collateral.

4.3         COMPUTATION OF INTEREST AND FEES.

Interest and fees shall be computed on the basis of the actual number of days elapsed in the period during which interest or fees accrue and a year of three hundred sixty (360) days. Notwithstanding any of the terms and conditions contained in this section, interest in respect of the Revolving Credit Outstandings, Letter of Credit Outstandings and the Term Loans shall not exceed the maximum rate permitted by applicable law.

4.4         DEFAULTING LENDERS.

Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(a)          Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise), shall be applied as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank and/or the Swingline Lender hereunder; third, if so determined by the Agent or requested by the Issuing Bank and/or the Swingline Lender, to be held as cash collateral for future funding obligations of such Defaulting Lender of any participation in any Swingline Loan or Letter of Credit; fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Agent, the Lenders, the Issuing Bank or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by the Agent, any Lender, the Issuing Bank or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (i) such payment is a payment of the principal amount of any Revolving Loans or funded participations in Swingline Loans or Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share and (ii) such Revolving Loans or funded participations in Swingline Loans or Letters of Credit were made at a time when the conditions set forth in Section 7.2 were satisfied or waived, such payment shall be applied solely to pay the Revolving Loans of, and funded participations in Swingline Loans or Letters of Credit owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Revolving Loans of, or funded participations in Swingline Loans or Letters of Credit owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 4.4(a) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

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(b)          Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swingline Loans pursuant to Section 2.1(b) and Section 3.1, the “Applicable Commitment Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Revolving Credit Commitment of such Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans shall not exceed the positive difference, if any, of (A) the Revolving Credit Commitment of that non-Defaulting Lender minus (B) the aggregate outstanding principal amount of the Revolving Loans of that Lender.

(c)          Cash Collateral for Letters of Credit. Promptly on demand by the Issuing Bank or the Agent from time to time, the Borrowers shall deliver to the Agent cash collateral in an amount sufficient to cover all Fronting Exposure with respect to the Issuing Bank (after giving effect to Section 4.4(b)) on terms reasonably satisfactory to the Agent and the Issuing Bank (and such cash collateral shall be in United States Dollars). Any such cash collateral shall be deposited in a separate account with the Agent, subject to the exclusive dominion and control of the Agent, as collateral (solely for the benefit of the Issuing Bank) for the payment and performance of each Defaulting Lender’s Applicable Commitment Percentage of outstanding Letter of Credit Outstandings. Moneys in such account shall be applied by the Agent to reimburse the Issuing Bank immediately for each Defaulting Lender’s Applicable Commitment Percentage of any drawing under any Letter of Credit which has not otherwise been reimbursed by the Borrowers or such Defaulting Lender.

(d)          Prepayment of Swingline Loans. Promptly on demand by the Swingline Lender or the Agent from time to time, the Borrowers shall prepay Swingline Loans in an amount of all Fronting Exposure with respect to the Swingline Lender (after giving effect to Section 4.4(b)).

(e)          Certain Fees. For any period during which any Lender is a Defaulting Lender, such Defaulting Lender (i) shall not be entitled to receive any commitment fee pursuant to Section 4.2(a) (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender) and (ii) shall not be entitled to receive any letter of credit commissions pursuant to Section 4.2(b) otherwise payable to the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided cash collateral or other credit support arrangements satisfactory to the Issuing Bank pursuant to Section 4.4(c), but instead, the Borrowers shall pay to the non-Defaulting Lenders the amount of such letter of credit commissions in accordance with the upward adjustments in their respective Applicable Commitment Percentages allocable to such Letter of Credit pursuant to Section 4.4(b), with the balance of such fee, if any, payable to the Issuing Bank for its own account.

(f)          Defaulting Lender Cure. If the Borrower, the Agent, the Swingline Lender and the Issuing Bank agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Revolving Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Commitment Percentages (without giving effect to Section 4.4(b)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

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4.5         FUNDING LOSSES AND LIBOR ISSUES.

(a)          Basis Unavailable or Inadequate for LIBOR. If, on or before any date when a LIBOR Rate is to be determined, Agent determines that the basis for determining the LIBOR Rate is not available or that the resulting rate does not accurately reflect the cost to Lenders of making or converting Advances or Term Loans at that rate for the applicable Interest Period, then Agent shall promptly notify, in writing, Borrowers and Lenders of that determination (which is conclusive and binding on Borrowers absent manifest error) and the applicable Advance or Term Loans shall bear interest at the Base Rate. Until Agent notifies Borrowers that those circumstances no longer exist, Lenders’ commitments under this Agreement to make, or to convert to, LIBOR Rate Advances and LIBOR Rate Loans shall be suspended.

(b)          Additional Costs.

(i)          With respect to any LIBOR Rate Advance or LIBOR Rate Loan, if (A) any present or future law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Basel Rules, imposes, modifies, or deems applicable (or if compliance by any Lender with any requirement of any court or authority results in) any reserve requirement, and if (B) those reserves reduce any sums receivable by such Lender under this Agreement or increase the costs incurred by such Lender in advancing or maintaining any portion of any LIBOR Rate Advance or LIBOR Rate Loan, then such Lender (through Agent) shall deliver to Borrowers a certificate setting forth in reasonable detail the calculation of the amount necessary to compensate it for its reduction or increase, as the case may be (which certificate is conclusive and binding absent manifest error), and (C) Borrowers shall promptly pay that amount to Agent upon demand. This paragraph shall survive the satisfaction and payment of all Indebtedness and termination of this Agreement. This paragraph may be invoked by Lenders only if Lenders are generally invoking similar provisions against other Persons to which Lenders lend funds pursuant to facilities similar to the Facilities.

(ii)         With respect to the Term Loans or the Revolving Line of Credit, if any present or future law regarding capital adequacy or liquidity or compliance by any Lender with any request, directive or requirement now existing or hereafter imposed by any court or authority regarding capital adequacy or liquidity, or any change in its written policies or in the risk category of this transaction, reduces the rate of return on its capital or liquidity as a consequence of its obligations under this Agreement, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Basel Rules, to a level below that which it otherwise could have achieved (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Lender to be material (and it may, in determining the amount, utilize reasonable assumptions and allocations of costs and expenses and use any reasonable averaging or attribution method), then (unless the effect is already reflected in the rate of interest then applicable under this Agreement) Agent shall notify Borrowers and deliver to Borrowers a certificate setting forth in reasonable detail the calculation of the amount necessary to compensate such Lender (which certificate is conclusive and binding absent manifest error), and Borrowers shall promptly pay that amount to Agent (for the benefit of such Lender) upon demand. This paragraph shall survive the satisfaction and payment of all Indebtedness and termination of this Agreement. This paragraph may be invoked by Lenders only if Lenders are generally invoking similar provisions against other Persons to which Lenders lend funds pursuant to facilities similar to the Facilities.

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(c)          Change in Law. If any law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Basel Rules, makes it unlawful for any Lender to make or maintain LIBOR Rate Advances or LIBOR Rate Loans, then that Lender shall promptly notify Borrowers and Agent, and (i) as to undisbursed funds, that requested Advance shall be made as a Base Rate Advance, (ii) as to any outstanding LIBOR Rate Loan or LIBOR Rate Advance, (A) if maintaining the LIBOR Rate Loan or LIBOR Rate Advance until the last day of the applicable Interest Period is unlawful, the LIBOR Rate Loan or LIBOR Rate Advance shall be converted to a Base Rate Loan or Base Rate Advance as of the date of notice, and Borrowers shall pay any related Funding Loss, or (B) if not prohibited by law, the LIBOR Rate Loan or LIBOR Rate Advance shall be converted to a Base Rate Loan or Base Rate Advance as of the last day of the applicable Interest Period, or (C) if any conversion will not resolve the unlawfulness, Borrowers shall promptly pay the LIBOR Rate Loan or LIBOR Rate Advance, without penalty, together with any related Funding Loss. This paragraph may be invoked by Lenders only if Lenders are generally invoking similar provisions against other Persons to which Lenders lend funds pursuant to facilities similar to the Facilities.

4.6         FUNDING LOSS.

Borrowers agree to indemnify each Lender against, and pay to it upon demand, any Funding Loss of that Lender. When any Lender demands that Borrowers pay any Funding Loss, that Lender shall deliver to Borrowers and Agent a certificate setting forth in reasonable detail the basis for imposing a Funding Loss and the calculation of the amount, which calculation is conclusive and binding absent manifest error. The provisions of and undertakings and indemnification set forth in this paragraph shall survive the satisfaction and payment of the Indebtedness and termination of this Agreement.

4.7         ACCOUNT STATED.

Borrowers agree that each monthly or other statement of account mailed or delivered by Agent to Borrowers pertaining to the outstanding balance of Advances or Letters of Credit under the Revolving Line of Credit, including the Swingline Loan, the outstanding balance of the Term Loans, the amount of interest due thereon, fees, and costs and expenses shall be final, conclusive, and binding on Borrowers and shall constitute an “account stated” with respect to the matters contained therein unless, within sixty (60) calendar days after such statement is mailed or, if not mailed, delivered to Borrowers, Borrowers shall deliver to Agent written notice of any objections which they may have as to such statement of account, and in such event, only the items to which objection is expressly made in such notice shall be considered to be disputed by Borrowers.

4.8         PLACE AND APPLICATION OF PAYMENTS.

(a)          All payments of principal of and interest on the Revolving Loans, any Term Loans and the Reimbursement Obligations, and of all other Indebtedness payable by the Borrowers under this Agreement and the other Transaction Documents, shall be made by the Borrowers to the Agent by no later than 1:00 p.m. (Colorado time) on the due date thereof at the office of the Agent in Denver, CO (or such other location as the Agent may designate to the Borrowers) for the benefit of the Lender or Lenders entitled thereto. Any payments received after such time shall be deemed to have been received by the Agent on the next Business Day. All such payments shall be made in United States Dollars, in immediately available funds at the place of payment, in each case without set-off or counterclaim. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on the Revolving Loans, any Term Loan and on Reimbursement Obligations ratably to the Lenders and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement.

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(b)         Anything contained herein to the contrary notwithstanding, (x) pursuant to the exercise of remedies under Section 10.2(b) or (y) upon the determination of the Required Lenders after the occurrence and during the continuation of an Event of Default, all payments and collections received in respect of the Indebtedness and all proceeds of the Collateral received, in each instance, by the Agent or any of the Lenders shall be remitted to the Agent and distributed as follows:

(i)          first, to the payment of any outstanding costs and expenses incurred by the Agent, and any security trustee therefor, in monitoring, verifying, protecting, preserving or enforcing the Security Interest on the Collateral, in protecting, preserving or enforcing rights under the Transaction Documents, and in any event all costs and expenses of a character which any Borrower has agreed to pay the Agent under Section 13.1 hereof (such funds to be retained by the Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to the Agent);

(ii)         second, to the payment of any outstanding interest and fees due under the Transaction Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(iii)        third, to the payment of principal on any Term Loan, the Revolving Loans, unpaid Reimbursement Obligations, Product Obligations to the extent secured by the Security Interest on the Collateral, together with amounts to be held by the Agent as collateral security for any Letter of Credit Outstandings (until the Agent is holding an amount of cash equal to the then outstanding amount of all such Letter of Credit Outstandings), and, to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(iv)        fourth, to the payment of all other unpaid Indebtedness and all other indebtedness, obligations, and liabilities of the Borrowers and Restricted Subsidiaries secured by the Security Interest to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof; and

(v)         fifth, to the Borrowers or whoever else may be lawfully entitled thereto.

ARTICLE V

COLLATERAL AND INDEBTEDNESS SECURED

5.1         SECURITY INTEREST.

Each Borrower hereby grants to Agent, for the benefit of the Lenders and the holder of any agreement, instrument or other document entered into in connection with Product Obligations, a security interest in, and a Lien on, the following property of such Borrower wherever located and whether now owned or hereafter acquired:

(a)          All Accounts (other than any governmental Accounts that are not legally assignable by Borrower), Inventory, general intangibles, payment intangibles, chattel paper, documents, and instruments, whether or not specifically assigned to Agent or any Lender, automotive equipment, motor vehicles and fixtures;

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(b)         All guaranties, collateral, liens on, or security interests in, real or personal property, leases, letters of credit, and other rights, agreements, and property securing or relating to payment of Accounts;

(c)          All rights to receive the surplus funds, if any, which are payable to Borrower following the termination of any Pension Plan and the satisfaction of all liabilities to participants and beneficiaries under such Pension Plan in accordance with applicable law;

(d)         All trademarks, trademark rights, patents, patent rights, intellectual property licenses and permits, trade names, trade name rights, and approvals, including, without limitation, those listed on Schedule 5.1(d) attached hereto, together with all income, royalties, damages and payments now and hereafter due and payable thereunder with respect thereto;

(e)          Equipment, whether or not affixed to realty, including Unencumbered Aircraft and equipment located thereon but excluding any Aircraft that is not an Unencumbered Aircraft;

(f)          All sale, service, performance and equipment lease contracts as to which any Borrower is lessee, agreements and grants (whether written or oral), and any other contract (whether written or oral) between any Borrower and any third party (except for any real property leases, or any equipment leases that do not allow an assignment of such leases by their terms, neither of which shall be Collateral);

(g)         The entire goodwill and all product lines of each Borrower’s businesses and other general intangibles, including, without limitation, know-how, trade secrets, customer lists, proprietary information, inventions, methods, procedures and formulae in connection with the use of and symbolized by the trademarks of any Borrower;

(h)         All books, records, ledger cards, data processing records, computer software, and other property at any time evidencing or relating to Collateral;

(i)          All cash, cash equivalents, monies, securities (including all stock of any Affiliate owned by any Borrower or any Restricted Subsidiary (provided that with respect to any Foreign Subsidiary, such pledge shall be limited to sixty-five percent (65%) of such Foreign Subsidiary’s outstanding voting stock and stock equivalents and one hundred percent (100%) of such Foreign Subsidiary’s outstanding non-voting stock and stock equivalents), whether now owned or hereafter formed or acquired, and all proceeds thereof, and other property now or hereafter held, or received by, or in transit to, the Agent or any Lender from or for any Borrower, and all of each Borrower’s investment property and financial assets (as each is defined in the UCC)), deposit accounts, including those described on Schedule 5.1(i) attached hereto, credits, and balances with Agent or any Lender existing at any time;

(j)          All parts (other than parts included in the purchase of Aircraft that is the subject of a Permitted Encumbrance), accessories, attachments, special tools, additions, replacements, substitutions, and accessions to or for all of the foregoing;

(k)         All Commercial Tort Claims, including those described on Schedule 5.1(k) attached hereto; and

(l)          All proceeds and products of all of the foregoing in any form, including, without limitation, amounts payable under any policies of insurance insuring the foregoing against loss or damage, and all increases and profits received from all of the foregoing;

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provided, however, the Collateral shall not include any rights or interests of Borrower under any licenses, leases or other contracts if and to the extent that the granting of a security interest in such licenses, leases or contract is prohibited as a matter of law (as opposed to a contractual prohibition); provided, further, (i) if any such prohibition is no longer effective, a security interest therein in favor of Agent shall automatically arise hereunder without any further action on the part of any Borrower or Agent and (ii) nothing contained herein shall be deemed to limit, impair or otherwise affect Agent’s security interest in any rights or interests of any Borrower in or to monies due or to become due under any such agreement.

5.2         INDEBTEDNESS SECURED.

The Security Interest secures payment of any and all Indebtedness and the performance of all obligations and agreements of any one or more of the Borrowers to Agent or any Lender under this Agreement or any other Transaction Documents, or with respect to Product Obligations, any agreement, instrument or other document entered into in connection therewith, in each case, whether now existing or hereafter incurred or arising, of every kind and character, primary or secondary, direct or indirect, absolute or contingent, sole, joint or several, and whether such Indebtedness is from time to time reduced and thereafter increased, or entirely extinguished and thereafter reincurred, including, without limitation:  (a) all Advances under the Revolving Line of Credit, the Revolving Note, the Swingline Note and any Letters of Credit, including Reimbursement Obligations; (b) all amounts owed under the Term Loans; (c) all interest which accrues on any Indebtedness, until payment of such Indebtedness in full, including, without limitation, all interest provided for under this Agreement or any other Transaction Documents; (d) all other monies payable by Borrowers, and all obligations and agreements of Borrowers to Lenders, pursuant to the Transaction Documents; (e) all Product Obligations, other than Excluded Hedge Obligations; and (f) all monies payable by any Third Party, and all obligations and agreements of any Third Party to the Agent or any Lender, pursuant to any of the Transaction Documents.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

To induce Lenders to enter into this Agreement, make the Term Loans, make Advances, and provide Letters of Credit to Borrowers from time to time as herein provided, Borrowers represent and warrant as of the Closing Date, as of each date an Advance is made, and so long as any Indebtedness remains unpaid or this Agreement remains in effect, as follows:

6.1         EXISTENCE.

Each Borrower and each Restricted Subsidiary is duly organized and existing and in good standing under the laws of the jurisdiction of its incorporation or formation and, except where failure to do so would not reasonably be expected to have a Material Adverse Effect, is duly licensed or qualified to do business and in good standing in every state in which the nature of its business or ownership of its property requires such licensing or qualification.

6.2         CAPACITY.

The execution, delivery, and performance of the Transaction Documents to which each Borrower is a party are within such Borrower’s corporate or limited liability company powers, have been duly authorized by all necessary and appropriate corporate or limited liability company action, and are not in contravention of any law or the terms of such Borrower’s articles of incorporation, bylaws, articles of organization, operating agreement or other organizational documents or any amendment thereto, or of any indenture, agreement, undertaking, or other document to which such Borrower is a party or by which such Borrower or any of such Borrower’s property is bound or affected, except where any contravention of an indenture, agreement, undertaking or document would not reasonably be expected to have a Material Adverse Effect.

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6.3         INVENTORY.

(a)          All written representations made by Borrowers to Lenders, and all documents and schedules given by Borrowers to Lenders, relating to the description, quantity, quality, condition and valuation of the Inventory are true and correct in all material respects; (b) Borrowers have not received any Inventory on consignment or approval unless Borrowers (i) have marked such Inventory on consignment or approval or have segregated it from all other Inventory, and (ii) have appropriately marked its records to reflect the existence of such Inventory on consignment or approval; (c) Inventory is located only (i) at the address or addresses of Borrowers set forth on the signature pages to this Agreement, (ii) at or in transit between the locations specified in Schedule 6.3 attached hereto (as such schedule may be updated from time to time upon at least five (5) days prior written notice to Agent from Borrower), (iii) at various other locations of third-party vendors for warranty, repair, maintenance and refurbishment, (iv) as to parts affixed to Aircraft, as mobile goods, at locations throughout the Aircraft’s intended area of service or (v) at such other place or places as may be approved by Lenders in writing; (d) all Inventory is insured as required by Section 8.7 pursuant to policies in full compliance with the requirements of such section; (e) all Inventory is salable, and all Inventory, other than Inventory consisting of parts from Aircraft disassembled in accordance with Section 9.5(d), is in good repair and has been and will be properly maintained in accordance with good business practice; and (f) to Borrowers’ knowledge, all Inventory produced by Borrower has been produced in substantial compliance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations, and orders promulgated thereunder.

6.4         TITLE TO COLLATERAL.

(a)          Borrowers are, as of the date hereof, and, as to Collateral acquired by them from time to time after the date hereof, will be, the sole direct and beneficial owner of the Collateral free of all security interests, liens, and other encumbrances except (i) the Security Interest, (ii) Permitted Encumbrances, and (iii) as described in Schedule 6.4 attached hereto; (b) Borrowers have the unconditional authority to grant the Security Interest to the Agent for the benefit of the Lenders; and (c) assuming that all necessary filings under the UCC and with the FAA and the U.S. Patent and Trademark Office have been made and, if applicable, assuming compliance with the Federal Assignment of Claims Act of 1940, as amended, to the extent such lien and security interest may be perfected as a result of such filings, Agent has an enforceable first lien and perfected first priority security interest on all Collateral, superior and prior to the rights of all other Persons therein, other than Permitted Encumbrances and those security interests, liens, or encumbrances described in Schedule 6.4.

6.5         ACCOUNTS.

No Account of Borrowers is an instrument, document, or chattel paper or is evidenced by any note, draft, trade acceptance, or other instrument for the payment of money, except such instrument, document, chattel paper, note, draft, trade acceptance, or other instrument as has been endorsed and delivered by Borrowers to Agent and has not been presented for payment and returned uncollected for any reason.

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6.6         EQUIPMENT.

All of Borrowers’ equipment is located, and equipment that is a fixture is affixed to real property, only at the locations identified in Section 6.3(c). The real property at which such equipment is located is owned or leased pursuant to valid leasehold interests by Borrowers or by the Person or Persons named in Schedule 6.6 and is encumbered only by the mortgage or leases listed in Schedule 6.6.

6.7         PLACE OF BUSINESS.

(a)          Borrowers are engaged in business operations which are in whole, or in part, carried on at the locations specified on, the signature pages to this Agreement and on Schedule 6.3; (b) Borrowers’ chief executive offices are located is at the address specified as such on the signature pages to this Agreement; and (c) Borrowers’ records concerning the Collateral are kept at the address specified on the signature pages to this Agreement or in Schedule 6.7 attached hereto.

6.8         FINANCIAL CONDITION.

Borrowers have furnished to Lenders Borrowers’ (other than the Borrowers not in existence as of December 31, 2014) audited financial statements for the Fiscal Year ended December 31, 2014, and Borrowers’ financial statements for the quarter ended June 30, 2015 which statements fairly present in all material respects the financial condition and results of the operations of Borrowers and the Subsidiaries, taken as a whole, as of the dates, and for the period referred to, and have been prepared in accordance with GAAP (except for year-end adjustments and the absence of footnotes with respect to the unaudited quarterly financial statements) consistently applied during each period involved and from period to period. Since the date of such financial statements, there have not been any changes in the financial condition reflected in such financial statements that would reasonably be expected to have a Material Adverse Effect.

6.9         TAXES.

Except as set forth in Schedule 6.9 attached hereto, (a) all federal and other tax returns required to be filed by each Borrower and each Restricted Subsidiary have been filed, are true and correct in all material respects, and all taxes required by such returns to be paid by such Borrowers and Restricted Subsidiaries have been paid when due (other than any taxes, the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of such Borrowers or Restricted Subsidiaries, as the case may be); and (b) neither any Borrower nor any Restricted Subsidiary has received any written notice from the Internal Revenue Service or any other taxing authority challenging the accuracy or validity of any filed return which remains unresolved.

6.10       LITIGATION.

Except as disclosed in Schedule 6.10 attached hereto, there are no actions, suits, proceedings, or investigations pending or, to the knowledge of Borrowers, threatened in writing against any Borrower or any Restricted Subsidiary, or any basis therefor, which, if adversely determined, in any case or in the aggregate, would reasonably be expected to have a Material Adverse Effect or materially impair the right or ability of any Borrower or any Restricted Subsidiary to carry on its operations substantially as conducted on the date of this Agreement.

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6.11       ERISA MATTERS.

Except to the extent such occurrence does not have a Material Adverse Effect, (a) (i) no Pension Plan has been terminated, or partially terminated, or is insolvent, or in reorganization, nor have any proceedings been instituted to terminate or reorganize any Pension Plan; (ii) neither any Borrower nor any ERISA Affiliate has withdrawn from any Pension Plan in a complete or partial withdrawal, nor has a condition occurred which, if continued, would result in a complete or partial withdrawal; (iii) neither any Borrower nor any ERISA Affiliate has incurred any withdrawal liability, including, without limitation, contingent withdrawal liability, to any Pension Plan, pursuant to Title IV of ERISA; (iv) neither any Borrower nor any ERISA Affiliate has incurred any liability to the Pension Benefit Guaranty Corporation other than for required insurance premiums which have been paid when due; (v) no Reportable Event has occurred; (vi) no Pension Plan or other “employee pension benefit plan,” as defined in Section 3(2) of ERISA, to which any Borrower or any ERISA Affiliate is a party has an “accumulated funding deficiency” (whether or not waived), as defined in Section 302 of ERISA or in Section 412 of the Internal Revenue Code; and (vii) the present value of all benefits vested under any Pension Plan does not exceed the value of the assets of such Pension Plan allocable to such vested benefits; (b) each Pension Plan and each other “employee benefit plan,” as defined in Section 3(3) of ERISA, to which any Borrower or any ERISA Affiliate is a party is in substantial compliance with ERISA, and no such plan or any administrator, trustee, or fiduciary thereof has engaged in a nonexempt prohibited transaction described in Section 406 of ERISA or in Section 4975 of the Internal Revenue Code; (c) each Pension Plan and each other “employee benefit plan,” as defined in Section 3(2) of ERISA, to which any Borrower or any ERISA Affiliate is a party has received a favorable determination by the Internal Revenue Service with respect to qualification under Section 401(a) of the Internal Revenue Code or is entitled to rely on the favorable opinion letter issued to the master or prototype plan adopted with respect to the plan, to the extent provided under Revenue Procedure 2005-16; and (d) neither any Borrower nor any ERISA Affiliate has incurred any liability to a trustee established pursuant to Section 4042(b) or (c) of ERISA.

6.12       ENVIRONMENTAL MATTERS.

(a)          Any Environmental Questionnaire previously provided to Lenders by Borrowers was accurate and complete at the time it was prepared, and the most recent Environmental Questionnaire is currently accurate and complete.1

(b)          Except as listed in Schedule 6.12, no above ground or underground storage tanks containing Hazardous Substances are, or, to the knowledge of Borrowers, have been, located on any property owned, leased or operated by any Borrower or any Restricted Subsidiary.

(c)          No property owned, leased or operated by any Borrower or any Restricted Subsidiary is, or, to the knowledge of Borrowers, has been, used for the Disposal of any Hazardous Substance or for the treatment, storage, or Disposal of Hazardous Substances, except in substantial compliance with Environmental Laws.

(d)          To the knowledge of Borrowers, no Release of a Hazardous Substance has occurred, or is threatened on, at, from, or near any property owned, leased or operated by any Borrower or any Restricted Subsidiary, except in accordance with Environmental Laws.

1 NTD: Confirm when last Environmental Questionnaire was delivered; may still need exception for BH entities if one not provided with or since that acquisition.

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(e)          Neither any Borrower nor any Restricted Subsidiary has received written notice of any existing, pending, or threatened suit, claim, notice of violation, or request for information under any Environmental Law.

(f)          To the knowledge of Borrowers, Borrowers and each Restricted Subsidiary are in substantial compliance with, and have obtained all Environmental Permits required by, all Environmental Laws.

6.13       VALIDITY OF TRANSACTION DOCUMENTS.

The Transaction Documents constitute the legal, valid, and binding obligations of each Borrower and, to the extent they are parties thereto, of each Restricted Subsidiary and any Third Parties thereto, enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer or conveyance, moratorium and similar laws affecting creditors’ rights generally or general principles of equity.

6.14       AIR CARRIER CERTIFICATES.

The Air Carrier Certificates listed on Schedule 6.14 remain in full force and effect, and are all Air Carrier Certificates necessary for the Borrowers to conduct their business as currently conducted. Each Borrower operates under an Air Carrier Certificate under Section 44705 of Title 49 of the United States Code of Federal Regulations.

6.15       NO VIOLATIONS.

Neither any Borrower nor any Restricted Subsidiary is in violation of any term of (i) its organizational documents or (ii) any mortgage, borrowing agreement, or other instrument or agreement pertaining to indebtedness for borrowed money, which violation, in the case of (ii) above, would reasonably be expected to have a Material Adverse Effect. Neither any Borrower nor any Restricted Subsidiary is in violation of any term of any other instrument, or agreement to which it is a party or by which it or its property may be bound which would reasonably be expected to result in a Material Adverse Effect. Neither any Borrower nor any Restricted Subsidiary is in violation of any order, writ, judgment, injunction, or decree of any court of competent jurisdiction. The execution, delivery and performance of the Transaction Documents is, and will be, in compliance with the foregoing and will not result in any violation thereof, or require any third party consent or governmental approval which consent or approval has not previously been obtained, or result in the creation of any mortgage, lien, security interest, charge, or encumbrance upon, any properties or assets of any Borrower or any Restricted Subsidiary except in favor of Agent.

6.16       TRADEMARKS AND PATENTS; OTHER INTELLECTUAL PROPERTY.

Schedule 5.1(d) lists, as of the Closing Date, all material trademarks, trademark rights, patents, patent rights, trade names, trade name rights and copyright registrations and applications that are used by and required for any Borrower or any Restricted Subsidiary in the conduct of its business as now conducted. Each Borrower and each Restricted Subsidiary has the right to use all such intellectual property pursuant to valid trademarks, patents, licenses, sub-licenses or other agreement except with respect to any software used by such Borrower or Restricted Subsidiary where the failure to have such right to use would not have a Material Adverse Effect. Other than items in the ordinary course of business relating to interference, infringement or misappropriation of its intellectual property that would not have a Material Adverse Effect on any Borrower or any Restricted Subsidiary, (a) Borrowers have not received any written claim, demand or notice alleging that its intellectual property interferes with or infringes any third party’s intellectual property rights, and (b) except as set forth on Schedule 5.1(d), to the knowledge of Borrowers and Restricted Subsidiaries, no third party has interfered with, infringed upon or misappropriated any material intellectual property rights of any Borrower or any Restricted Subsidiary. Borrowers hereby grant to Agent, on behalf of themselves and the Restricted Subsidiaries, a limited power of attorney to sign, upon the occurrence and during the continuance of an Event of Default, any document which may be required by the United States Patent and Trademark Office in order to effect an absolute assignment of all right, title and interest in each trademark, patent and copyright included in the Collateral, and to record the same.

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6.17       CONTINGENT LIABILITIES.

Except as disclosed in the filings made by AMC with the U.S. Securities and Exchange Commission, there are no suretyship agreements, guaranties, or other contingent liabilities of Borrowers or any Restricted Subsidiary which would reasonably be expected to have a Material Adverse Effect.

6.18       COMPLIANCE WITH LAWS.

Each Borrower and each Restricted Subsidiary is in compliance with all applicable laws, rules, regulations, and other legal requirements with respect to its business and the use, maintenance, and operation of the real and personal property owned or leased by it in the conduct of its business, except where the failure to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.19       LICENSES, PERMITS, ETC.

Each franchise, grant, approval, authorization, license, permit, consent, certificate, and order of and registration, declaration, and filing with, any court, governmental body or authority, or other Person required for or in connection with the conduct of each Borrower’s and each Restricted Subsidiary’s business as now conducted is in full force and effect, except for exceptions to the foregoing which would not reasonably be expected to have a Material Adverse Effect.

6.20       LABOR CONTRACTS.

Except as set forth on Schedule 6.20, neither any Borrower nor any Restricted Subsidiary is a party to any existing or threatened labor dispute or controversy; there are no strikes or walkouts or union organization of any Borrowers’ employees threatened or existing; and no labor contract is scheduled to expire until after the Term Loan Maturity Date.

6.21       SUBSIDIARIES.

Borrowers have no Subsidiaries other than those listed in Schedule 6.21, and the designation of each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary and the percentage ownership of each Borrower and each Subsidiary in each such Subsidiary is specified in such Schedule 6.21.

6.22       CAPITALIZATION.

Except as set forth on Schedule 6.22, all of each Borrower’s and each Restricted Subsidiary’s equity interests in any Subsidiary have been validly issued in full compliance with all applicable federal and state securities laws, and, with respect to subsidiaries that are corporations, are fully paid and non-assessable.

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6.23       ANTI-TERRORISM LAWS.

(a)          General. Neither any Borrower nor any Affiliate of any Borrower is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b)          Executive Order No. 13224. Neither any Borrower nor any Affiliate of any Borrower or their respective agents acting or benefiting in any capacity in connection with the Advances or other transactions hereunder, is any of the following (each a “Blocked Person”):

(i)          a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(ii)         a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(iii)        a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)        a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;

(v)         a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or

(vi)        a Person or entity who is affiliated or associated with a Person or entity listed above.

Neither any Borrower or, to the knowledge of any Borrower, any of its agents acting in any capacity in connection with the Advances or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

6.24       ANTI-CORRUPTION LAWS AND SANCTIONS.

Each Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by such Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and each Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of such Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) any Borrower, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of such Borrower, any agent of such Borrower or any Subsidiary of such Borrower that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Advance or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

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6.25       TRADING WITH THE ENEMY.

No Borrower or Restricted Subsidiary has engaged, nor does it intend to engage, in any business or activity prohibited by the Trading with the Enemy Act.

6.26       COMMERCIAL TORT CLAIMS; DEPOSIT ACCOUNTS.

Except as set forth on Schedule 5.1(k), Borrowers represent and warrant that, to their knowledge, no Borrower possesses any Commercial Tort Claims. All of Borrowers’ deposit accounts are listed on Schedule 5.1(i).

6.27       SOLVENT FINANCIAL CONDITION.

Each Borrower and each of the Restricted Subsidiaries, is now and, after giving effect to the Advances under the Revolving Facility and the Term Loans to be made hereunder and all related transactions, will be, Solvent.

6.28       NAMES; ORGANIZATION.

Neither any Borrower nor any Restricted Subsidiary of any Borrower currently is known as or uses any legal, fictitious or trade names except those listed on Schedule 6.28 hereto. Except as set forth on Schedule 6.28, neither any Borrower nor any Restricted Subsidiary of any Borrower has been the surviving entity of a merger or consolidation or has acquired all or substantially all of the assets of any Person in the last five years. Each Borrower’s and each Restricted Subsidiary’s state(s) of incorporation or organization, type of organization, and Organizational I.D. Number is set forth on Schedule 6.28 hereto. The exact legal name of each Borrower and each Restricted Subsidiary is set forth on Schedule 6.28 hereto.

6.29       REGULATION U.

No Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

6.30       DISCLOSURE.

No representation or warranty made by any Borrower in this Agreement or in any financial statement, report, certificate or any other document furnished in connection herewith or therewith contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to any Borrower which such Borrower has not disclosed to Agent in writing with respect to the transactions contemplated by this Agreement which would reasonably be expected to have a Material Adverse Effect; provided that, with respect to projected financial information and other forward looking information, Borrowers represent only that such information was prepared in good faith on the basis of the assumptions set forth therein, which assumptions were reasonable at the time prepared in light of the conditions existing at such time.

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ARTICLE VII

CONDITIONS PRECEDENT

7.1         CLOSING DELIVERIES.

(a)          The agreement of each Lender to enter into this Agreement and the other Transaction Documents entered into as of the date hereof are subject to the satisfaction of the following conditions precedent:

(i)          Borrowers shall deliver, or cause to be delivered, to Agent on the Closing Date the following items, each in form and substance satisfactory to Agent and its counsel and each duly executed (where indicated) by the parties thereto:

(A)         Seventh Amended and Restated Revolving Note for each Lender;

(B)         Term Loan A Note for each Lender;

(C)         Seventh Amended and Restated Swingline Note;

(D)         Second Amended and Restated Pledge Agreement in the form attached hereto as Exhibit N (the “Pledge Agreement”);

(E)         Delayed Draw Term Loan 1 Note for each Lender;

(F)         Delayed Draw Term Loan 2 Note for each Lender;

(G)         Secretary’s Certificate of each Borrower, including constituent documents, good standing certificates, and resolutions and consents acceptable to the Agent in its reasonable discretion;

(H)         Officer’s Certificate as to accuracy of representations and warranties and stating that no event has occurred since December 31, 2014 that has caused a Material Adverse Effect;

(I)          Legal opinion of counsel to Borrowers;

(J)          A written Borrowing Notice for any borrowing under the Revolving Loans to be made as of the Closing Date;

(K)         The year-to-date, interim financial statements for Borrower; and

(L)         Such additional documents, instruments and certificates as Agent and its counsel shall require.

(ii)         All governmental and third party approvals necessary or, in the discretion of the Agent, advisable in connection with the transactions contemplated by this Agreement and the continuing operations of each Borrower and its Subsidiaries as presently conducted shall have been obtained and be in full force;

(iii)        Payment of all fees and expenses due on the Closing Date;

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(iv)        No Material Adverse Effect shall have occurred since Borrowers delivered their most recent audited financial statements to Agent pursuant to Section 8.1(a) hereof;

(v)         No Default or Event of Default shall have occurred and be continuing; and

(vi)        All representations and warranties of Borrowers in Article VI shall be true and correct in all respects as of the Closing Date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date.

7.2         ADVANCE REQUIREMENTS.

(a)          In addition to the provisions of Section 7.1, the following conditions must be met prior to Lenders making any Advance under the Revolving Line of Credit, including an Advance by the Swingline Lender under the Swingline Loan, issuing any Letter of Credit, or under the Delayed Draw Term Loan 2 (when a Restricted Payment is made using the proceeds of such Advance):

(i)          All representations and warranties of Borrowers in Article VI shall be true and correct in all material respects (without duplication as to any Material Adverse Effect or materiality modifiers, qualifications or limitations set forth therein) on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects (without duplication as to any Material Adverse Effect or materiality modifiers, qualifications or limitations set forth therein) as of such earlier date;

(ii)         Borrowers shall have complied with all of their covenants set forth in this Agreement to have been complied with prior to the time of such Advance;

(iii)        No Event of Default shall have occurred and be continuing or would occur as a result of such Advance;

(iv)        All required fees and expenses shall have been paid to Agent; and

(v)         Agent shall have received any other documents reasonably requested by it.

(b)          In addition to the provisions of Section 7.1, the following conditions must be met prior to Lenders making any Advance under the Delayed Draw Term Loan 1 or under the Delayed Draw Term Loan 2 (when an acquisition is consummated using the proceeds of such Advance):

(i)          Borrowers shall deliver, or cause to be delivered, to Agent the following items, each in form and substance satisfactory to Agent and its counsel and each duly executed (where indicated) by the parties thereto:

i.            Officer’s Certificate as to accuracy of representations and warranties and stating that no event has occurred since December 31, 2014 that has caused a Material Adverse Effect;

ii.         A written Borrowing Notice for the Delayed Draw Term Loan 1 indicating the intended use of the Advance, and any borrowing under the Revolving Loans to be made;

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iii.         Officer’s Certificate attaching (A) pro forma projections for Borrowers on a combined basis, and (B) a pro forma financial covenant calculation for the Borrowers, following the consummation of the acquisition; and

iv.         Such additional documents, instruments and certificates as Agent and its counsel shall require.

(ii)         When the acquisition consummated using the proceeds of the Advance will result in a new Subsidiary, Borrowers shall deliver, or cause to be delivered, to Agent the following items, each in form and substance satisfactory to Agent and its counsel and each duly executed (where indicated) by the parties thereto:

i.            An Amended and Restated Pledge Agreement, if applicable, and related stock certificates and stock powers;

ii.           Secretary’s Certificate of each Borrower, including constituent documents, good standing certificates, and resolutions and consents acceptable to the Agent in its reasonable discretion; and

iii.          Legal opinion of counsel to Borrowers.

(iii)        In the event such Advance is a Delayed Draw Term Loan 2, Borrowers have Liquidity of at least $40,000,000 after taking into account such Advance;

(iv)        All representations and warranties of Borrowers in Article VI shall be true and correct in all material respects (without duplication as to any Material Adverse Effect or materiality modifiers, qualifications or limitations set forth therein) on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects (without duplication as to any Material Adverse Effect or materiality modifiers, qualifications or limitations set forth therein) as of such earlier date;

(v)         Borrowers shall have complied with all of their covenants set forth in this Agreement to have been complied with prior to the time of such Advance;

(vi)        No Event of Default shall have occurred and be continuing or would occur as a result of such Advance;

(vii)       All required fees and expenses shall have been paid to Agent; and

(viii)      Agent shall have received any other documents reasonably requested by it.

7.3         ADDITIONAL DOCUMENTS.

Borrowers shall deliver to Agent, at such times as Agent may reasonably request, any other documents and information reasonably requested by Agent or any Lender, all in form, content and detail reasonably satisfactory to Agent or such Lender.

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ARTICLE VIII

AFFIRMATIVE COVENANTS

So long as any part of the Indebtedness remains unpaid, or this Agreement or any Revolving Credit Commitment or any Delayed Draw Term Loan Commitment remains in effect, Borrowers shall comply with the covenants contained elsewhere in this Agreement, and with the covenants listed below:

8.1         FINANCIAL INFORMATION.

Borrowers shall maintain a standard system of accounting established and administered, and shall maintain its books and records, in accordance with GAAP consistently followed.

Borrowers shall furnish to Agent for the benefit of Lenders:

(a)          As soon as available and in any event within one hundred twenty (120) days after the end of each Fiscal Year unqualified (except for a qualification for a change in accounting principles with which the accountant concurs) audited consolidated and consolidating financial statements of Borrowers and their Subsidiaries (including separate Borrower prepared reconciliations of such financial statements solely for Borrowers and the Restricted Subsidiaries which exclude the effect of all Unrestricted Subsidiaries) as of the end of such year, fairly presenting Borrowers’ and the Restricted Subsidiaries’ financial position, which statements shall consist of a balance sheet and related statements of operations, stockholders’ equity, and cash flows covering the period of Borrowers’ immediately preceding Fiscal Year, which shall be prepared in accordance with GAAP consistently applied during each period involved, and audited by independent certified public accountants reasonably satisfactory to Lenders, together with copies of any management letters provided by said accountants to Borrowers in connection with performing such audit. Such financial statements shall be accompanied by a certificate signed by an Authorized Representative of Borrowers or other Person satisfactory to Lenders in the form of Exhibit H attached hereto and made a part hereof. In addition, as soon as available and in any event within one hundred twenty (120) days after the end of each Fiscal Year, a compliance certificate executed by an Authorized Representative of Borrowers or other Person satisfactory to Lenders in the form of Exhibit I attached hereto and made a part hereof.

(b)          As soon as available and in any event within forty-five (45) days after the end of each Fiscal Quarter, unaudited consolidated and consolidating financial statements of Borrowers and their Subsidiaries (including separate reconciliations of such financial statements solely for Borrowers and the Restricted Subsidiaries which exclude the effect of all Unrestricted Subsidiaries) as of the end of such quarter, fairly presenting Borrowers’ and the Restricted Subsidiaries’ financial position, which statements shall consist of a balance sheet and related statements of operations and cash flows covering the period from the end of the immediately preceding Fiscal Year to the end of such quarter, which shall be prepared in accordance with GAAP, consistently applied during each period involved (subject to year-end adjustments), all in such detail as Lenders may request. Such financial statements shall be accompanied by a certificate signed by an Authorized Representative of Borrowers or other Person satisfactory to Lenders in the form of Exhibit H attached hereto and made a part hereof. In addition, as soon as available and in any event within forty-five (45) days after the end of each Fiscal Quarter, a compliance certificate executed by an Authorized Representative of Borrowers or other Person satisfactory to Lenders in the form of Exhibit I attached hereto and made a part hereof. In addition, as soon as available and in any event within forty-five (45) days after the end of each Fiscal Quarter a schedule listing (i) each Aircraft owned by any Borrower indicating whether or not each such Aircraft is an Unencumbered Aircraft; (ii) any Aircraft which was disassembled for parts during such Fiscal Quarter including the HeliValue$ mid-life value of such Aircraft; and (iii) any aircraft leased from or to an Unrestricted Subsidiary, together with a summary of the substantive terms of such lease.

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(c)          Not more than thirty (30) days after the close of each Fiscal Year of Borrowers, a consolidated plan/budget for the succeeding Fiscal Year prepared in accordance with Borrowers’ normal accounting procedures (and which represent management’s reasonable estimate of Borrowers’ projected performance during such periods) applied on a consistent basis, including, without limitation, (i) forecasted consolidated balance sheets, statements of operations and cash flows of Borrowers and their Subsidiaries as of and for such Fiscal Year (including separate forecasted financial statements solely for Borrowers and the Restricted Subsidiaries which exclude the effect of all Unrestricted Subsidiaries), (ii) the amount of forecasted capital expenditures for such Fiscal Year, and (iii) appropriate discussion of the principal assumptions on which such budget/plan is based.

(d)          Promptly after their preparation, copies of any and all proxy statements, financial statements, and reports that AMC sends to its shareholders, and copies of any and all periodic and special reports and registration statements which AMC files with the Securities and Exchange Commission. To the extent that such statement and reports are filed electronically and are available on the website maintained by the Securities and Exchange Commission, such delivery may be effected by reference to such website.

(e)          Such additional information as Agent or any Lender may from time to time reasonably request regarding the financial and business affairs of any Borrower or any Restricted Subsidiary.

8.2         INVENTORY IN POSSESSION OF THIRD PARTIES.

If any Inventory remains in the hands or control of any of Borrowers’ agents, finishers, contractors, or processors, or any other Person, Borrowers shall, upon the written request of Agent, notify such party of Lenders’ Security Interest in the Inventory and instruct such party to hold such Inventory for the account of Lenders and subject to the instructions of Agent, and provide waivers of any landlord or warehouse liens (or similar liens) in a form reasonably acceptable to Agent.

8.3         EXAMINATION OF BOOKS AND RECORDS.

Borrowers shall at all reasonable times during normal business hours, and from time to time, at Borrowers’ reasonable expense, permit Agent or its representatives, and, upon the occurrence and during the continuance of an Event of Default, permit the Lenders or their representatives, to inspect the Collateral and to examine and make extracts from, or copies of, any of Borrowers’ and their Subsidiaries’ books, ledgers, reports, correspondence, and other records.

8.4         VERIFICATION OF COLLATERAL.

Agent shall have the right to verify all or any Collateral in any manner and through any medium Agent may consider appropriate. In the absence of the occurrence and continuance of an Event of Default, Borrowers shall only be required to reimburse the costs of one such examination annually. Borrowers agree to furnish all assistance and information and perform any acts that Agent may reasonably require in connection therewith.

8.5         TAXES.

Borrowers shall promptly pay and discharge all of its taxes, assessments, and other governmental charges prior to the date on which penalties are attached thereto, establish adequate reserves for the payment of such taxes, assessments, and other governmental charges, make all required withholding and other tax deposits, and, upon request, provide Lenders with receipts or other proof that such taxes, assessments, and other governmental charges have been paid in a timely fashion; provided, however, that nothing contained herein shall require the payment of any tax, assessment, or other governmental charge so long as its validity is being contested in good faith, and by appropriate proceedings diligently conducted, and adequate reserves for the payment thereof have been established.

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8.6         LITIGATION.

(a)          Borrowers shall promptly notify Agent in writing of any litigation, proceeding, or counterclaim against, or of any investigation of, any Borrower or any Restricted Subsidiary if (i) the outcome of such litigation, proceeding, counterclaim, or investigation would reasonably be expected to have a Material Adverse Effect or (ii) such litigation, proceeding, counterclaim, or investigation questions the validity of any Transaction Document or any action taken, or to be taken, pursuant to any Transaction Document.

(b)          Borrowers shall furnish to Agent such information regarding any such litigation, proceeding, counterclaim, or investigation as Agent may reasonably request; provided that such information is not required to be provided if doing so, even with all reasonable agreements and/or precautions among the parties, would constitute a waiver of any Borrower’s attorney-client privilege.

8.7         INSURANCE.

(a)          Borrowers shall at all times carry and maintain in full force and effect the insurance policies set forth on Schedule 8.7 attached hereto, and such other insurance as Agent may from time to time reasonably require, in coverage, form, and amount, and issued by insurers, reasonably satisfactory to Borrowers and Agent, including, without limitation: workers compensation or similar insurance; public liability insurance; property insurance (which property insurance shall include business interruption insurance); and insurance against such other risks as are usually insured against by business entities of established positive reputation engaged in the same or similar businesses as Borrowers and similarly situated.

(b)          Specifically as respects the aircraft serving as Collateral under this Agreement, Borrowers shall purchase and maintain at all times an aircraft physical damage (hull) policy written on an “all risks” basis in an amount no less than the fair market value of the aircraft(s) serving as Collateral hereunder and including any spare engines or parts. The policy shall be endorsed to include a lienholder’s interest endorsement in favor of Agent on behalf of the Lenders which provides, among other things, that Agent will be given thirty (30) days prior written notice of cancellation of the policy. Further the policy shall contain a “breach of warranty” provision in favor of Agent on behalf of Lenders which states that the insurance afforded by the aircraft physical damage policy shall not be invalidated by any act or omission (including misrepresentation and non-disclosure) of any person or party which results in a breach of any term, condition or warranty of the policy. Borrowers shall further purchase and maintain an aircraft liability policy which provides coverage for claims of bodily injury and property damage brought by third parties arising from an accident or occurrence involving any aircraft serving as Collateral and including passenger liability coverage. The amount of such coverage shall be no less than $50,000,000 combined single limit for bodily injury, property damage and passenger liability each occurrence. Further, the policy shall be endorsed to (1) name Agent and Lenders as additional insureds; (2) provide that the insurance provided to Agent and Lenders under such policy is primary and not contributory to any insurance the Agent or Lenders may have force which would also apply to a loss; (3) provide for severability of interests; (4) provide that Agent shall be given thirty (30) days prior written notice of cancellation or any material change in coverage. All required insurance described above shall be written under valid and enforceable policies issued by insurance companies qualified to do business in each of the states or countries where Borrowers operate and have a minimum A.M. Best’s rating of A-:IX or better and, shall be otherwise satisfactory to the Agent. Borrowers shall not use or permit the Collateral to be used in any manner or for any purpose excepted from or contrary to the requirements of any insurance policies required to be maintained under this Agreement, nor shall Borrowers do any other act or permit anything to be done which could reasonably be expected to invalidate or limit any such required insurance. Borrowers shall deliver to Agent a certificate of insurance or confirmation of coverage evidencing all the required coverage and special provisions including proof of that the policy has been endorsed to include the required thirty (30) day notice of cancellation at the execution of this Agreement. During the entire term of the Loan, Borrowers shall also deliver to Agent prior to expiration of any required insurance a certificate of insurance or confirmation of coverage evidencing the renewal of all such required coverage and special provisions including proof of the required thirty (30) days’ notice of cancellation. Agent shall not be deemed by reason of the custody of such certificate of insurance, confirmation of coverage or copy of policy(s) to have knowledge of the contents thereof or by acceptance of such evidence agree that the coverage meets the requirements described herein. Neither Agent nor Lenders, represent that the aircraft liability and physical damage insurance coverages required in this Paragraph 8.7 (b), whether in scope of coverage or amounts of coverage, are adequate to protect the obligations of Borrowers, and Borrowers shall be solely responsible for any deficiencies. Nothing in this Paragraph 8.7 (b) shall be construed as to limit a Borrower’s liability under this Agreement.

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(c)          Borrowers shall deliver to Agent certificates of insurance or the policies of insurance when requested by Agent, with appropriate endorsements designating Agent as an additional insured and lender’s loss payee with respect to the Collateral along with its successor and/or assigns as its interests may appear as requested by Agent. Each certificate and policy of insurance shall provide that such policy, additional insured and lender’s loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days’ prior written notice is given to Agent.

(d)          Borrowers hereby appoint Agent as their attorney-in-fact, with full authority in the place and stead of Borrowers and in the name of Borrowers, Agent, or otherwise, from time to time in Agent’s discretion, to take any actions and to execute any instruments which Agent may deem necessary or desirable to obtain, adjust, make claims under, and otherwise deal with insurance required pursuant hereto and to receive, endorse, and collect any drafts or other instruments delivered in connection therewith; provided, however, that Agent agrees that it will not take any action pursuant to this power of attorney unless a default or Event of Default has occurred and is continuing and Borrowers fail to take any action requested by Agent promptly upon receipt by Borrowers of such request.

8.8         MAINTENANCE OF EXISTENCE; GOOD STANDING; BUSINESS; NEW SUBSIDIARY.

(a)          Borrowers shall at all times maintain their existence, and shall maintain ownership of the equity interest of each Restricted Subsidiary in the amount set forth in Schedule 6.21; provided, however, that no Borrower other than AMC is required to remain in existence or to maintain the same form of organization if its dissolution or change in structure would not reasonably be expected to have a Material Adverse Effect and at least fifteen (15) days’ prior written notice of such dissolution or change in structure is given to Agent.

(b)          Borrowers shall take all necessary steps to preserve their right to conduct business in all states in which the nature of their business or ownership of their property requires such qualification, except where the failure to be qualified would not reasonably be expected to have a Material Adverse Effect.

(c)          Borrowers’ principal business shall be the same as the business conducted on the date of this Agreement.

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(d)          Borrowers shall provide Agent with prior written notice of the incorporation, formation, acquisition or organization of any new Subsidiary and comply with the requirements of Section 13.10 applicable with respect thereto.

8.9         PENSION REPORTS.

Upon the occurrence of any Pension Event, Borrowers shall furnish to Agent, as soon as possible and, in any event, within thirty (30) days after Borrowers know of such occurrence, the statement of an Authorized Representative of Borrowers setting forth the details of such Pension Event and the action which Borrowers propose to take with respect thereto.

8.10       NOTICE OF ADVERSE EVENT OR NON-COMPLIANCE.

Borrowers shall notify Agent in writing as soon as possible and in any event within ten (10) days of obtaining knowledge of (a) any failure by any Borrower or any Third Party to comply with any provision of any Transaction Document, and (b) any event or occurrence which has or would reasonably be expected to have a Material Adverse Effect on any Borrower, any Borrower’s business or any Borrower’s ability to comply with any provision of any Transaction Document.

8.11       COMPLIANCE WITH ENVIRONMENTAL LAWS.

(a)          Borrowers shall comply with all applicable Environmental Laws except where the failure to so comply would not cause a Material Adverse Effect on a Borrower.

(b)          Borrowers shall not cause or permit the unlawful Disposal of Hazardous Substances at any property owned, leased or operated by them or any Restricted Subsidiary.

(c)          Borrowers shall promptly notify Agent in the event of any Release, or threatened Release, of a Hazardous Substance, from any property owned, leased or operated by Borrowers or any Restricted Subsidiary in violation of Environmental Laws.

(d)          Borrowers shall, at Agent’s reasonable written request, provide, at Borrowers’ expense, updated Environmental Questionnaires and/or Environmental Reports concerning any property owned, leased or operated by Borrowers or any Restricted Subsidiary.

(e)          Borrowers shall deliver promptly to Agent:  (i) copies of any documents received from the United States Environmental Protection Agency or any state, county, or municipal environmental or health agency alleging that Borrowers’ or any Restricted Subsidiary has violated or is liable under Environmental Laws; and (ii) copies of any documents submitted by Borrowers or any Restricted Subsidiary to the United States Environmental Protection Agency or any state, county, or municipal environmental or health agency concerning any violation of any Environmental Law.

(f)          The Borrowers will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrowers, their respective Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

8.12       DEFEND COLLATERAL.

Borrowers shall use commercially reasonable efforts to defend Agent’s interests in the Collateral against all other parties (other than Lenders).

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8.13       USE OF PROCEEDS.

(a)          Borrowers shall use the proceeds of Advances under the Revolving Line of Credit, any Letters of Credit, the Swingline Loan, and the Term Loan A solely for Borrowers’ working capital, acquisitions, and for such other legal and proper corporate purposes as are consistent with all applicable laws, Borrowers’ organizational documents, resolutions of Borrowers’ managers and/or board of directors, and the terms of this Agreement. Additionally, Borrowers may use Advances under the Revolving Line of Credit to effectuate repurchases of outstanding stock or other equity interests of AMC permitted under Section 9.6.

(b)          Borrowers shall use the proceeds of Advances under the Delayed Draw Term Loan 1 solely to consummate acquisitions permitted under Section 9.5(a).

(c)          Borrowers shall use the proceeds of Advances under the Delayed Draw Term Loan 2 solely to (i) effectuate repurchases of outstanding stock or other equity interests of AMC permitted under Section 9.6 (including paying down the Revolving Facility to the extent Advances under the Revolving Line of Credit were previously used for such purpose), or (ii) consummate acquisitions permitted under Section 9.5(a).

(d)          The Borrowers will not request any Advance or Letter of Credit, and the Borrowers shall not use, and shall procure that their respective Subsidiaries and their or their Subsidiaries respective directors, officers, employees and agents shall not use, the proceeds of any Advance or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

8.14       COMPLIANCE WITH LAWS.

Borrowers shall comply with all applicable laws, rules, regulations, and other legal requirements with respect to its business and the use, maintenance, and operation of the real and personal property owned or leased by them in the conduct of their business except where noncompliance would not reasonably be expected to have a Material Adverse Effect.

8.15       MAINTENANCE OF PROPERTY.

(e)          Borrowers shall, cause all of the Collateral used or useful in the conduct of their businesses to be maintained and kept in good condition, repair, and working order (in each case, ordinary wear and tear excepted), and supplied with all equipment, and cause to be made all repairs, renewals, replacements, betterments, and improvements thereof, all as, in the judgment of the Borrowers, may be necessary so that the business carried on in connection therewith is conducted in a manner consistent with past practices.

(f)          Borrowers shall, at their expense, maintain, service, repair and overhaul, the Unencumbered Aircraft so as to keep all Unencumbered Aircraft in as good a condition as presently exists or as when acquired by Borrowers if any Unencumbered Aircraft are hereafter acquired (in each case, ordinary wear and tear excepted), and as required to meet, no later than the date by which compliance with such standards is required, the air-worthiness standards of the FAA and the Department of Transportation (to the extent such standards are applicable to and required for the Unencumbered Aircraft).

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(g)          Borrowers shall maintain, service, repair and overhaul the Unencumbered Aircraft in compliance with Borrowers’ FAA approved maintenance programs in effect from time to time or otherwise in compliance with the applicable regulations promulgated by the FAA from time to time.

8.16       LICENSES, PERMITS, ETC.

Borrowers shall maintain all of their franchises, grants, authorizations, licenses, permits, consents, certificates, and orders necessary to the conduct of their businesses in full force and effect, except where any failure to comply with the foregoing would not reasonably be expected to have a Material Adverse Effect.

8.17       TRADEMARKS AND PATENTS.

Borrowers shall use commercially reasonable efforts to maintain all of their trademarks, trademark rights, patents, patent rights, licenses, permits, trade names, trade name rights, licenses and approvals, including, without limitation, those described in Schedule 5.1(d), in full force and effect until their respective expiration dates or termination, except to the extent Borrowers determine that any such items are not material to the conduct of their businesses. Within thirty (30) days of the issuance of any new trademark registration to Borrowers or the acquisition or issuance or any patent or copyright registrations or the filing of any application for a trademark, patent or copyright, Borrowers shall deliver to Agent copies of the filings relating to such acquisition or issuance.

8.18       ERISA.

Borrowers shall comply in all material respects with the provisions of ERISA and the Internal Revenue Code with respect to each Pension Plan.

8.19       ACTIVITIES OF RESTRICTED SUBSIDIARIES.

Unless the provisions of this Section 8.19 are expressly waived by Lenders in writing, Borrowers shall cause each Restricted Subsidiary to comply with Articles 8 and 9 hereof, as applicable, and to enter into Third Party security agreements and any other documentation necessary to evidence its obligations to Lenders, including the obligation to grant a security interest in all of its property to Lenders to secure the Loans.

8.20       DEPOSIT OF PROCEEDS OF COLLATERAL.

All proceeds of Collateral shall be deposited by Borrowers into either (i) a lockbox account, dominion account or such other “blocked account” (“Blocked Accounts”), or (ii) depository accounts (“Depository Accounts”), established at the Agent or other depository institution reasonably acceptable to Agent for the deposit of such proceeds. All funds deposited in such Blocked Accounts shall immediately become the property of Agent. Alternatively, Agent may establish Depository Accounts in the name of Agent at a bank or banks for the deposit of such funds and Borrowers shall deposit all proceeds of Collateral or cause same to be deposited, in kind, in such Depository Accounts of Agent in lieu of depositing same to the Blocked Accounts.

8.21       GOVERNMENT RECEIVABLES.

To the extent requested by Agent, Borrowers shall take all steps necessary to protect Agent’s interest in the Collateral under the Federal Assignment of Claims Act, the UCC and all other applicable state or local statutes or ordinances and deliver to Agent appropriately endorsed, any instrument or chattel paper connected with any Account constituting Collateral arising out of contracts between any Borrower and the United States, any state or any department, agency or instrumentality of any of them.

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ARTICLE IX

NEGATIVE COVENANTS

So long as any part of the Indebtedness remains unpaid or this Agreement or any Revolving Credit Commitment or Delayed Draw Term Loan Commitment remains in effect, each Borrower, without the prior written consent of Lenders, shall not:

9.1         LOCATION OF INVENTORY, EQUIPMENT, AND BUSINESS RECORDS.

Except for property moved in the ordinary course of business and which is returned promptly thereafter, move the Inventory, Equipment, or the records concerning the Collateral from the locations specified in Sections 6.3, 6.6 and 6.7.

9.2         DEBT.

Create, incur, assume, or suffer to exist any Debt, except for (a) customary trade payables entered into in the ordinary course of Borrowers’ business, (b) lease or purchase or other financing or refinancing of Aircraft (including the equipment that is a part thereof), (c) Consolidated Debt identified on Schedule 9.2 or any refinancing thereof, (d) Consolidated Debt incurred or assumed in connection with acquisitions permitted under Section 9.5(a), (e) amounts owed to Lenders, (f) unsecured intercompany Indebtedness among the Borrowers and the Domestic Subsidiaries, (g) performance, surety, bid, appeal or similar bonds arising in the ordinary course of business, or (h) other Debt not to exceed $25,000,000 in the aggregate at any time outstanding; or sell any of Borrower’s Accounts, except (1) to Agent or (2) to any collection agency in the ordinary course of such Borrower’s business.

9.3         SECURITY INTEREST AND OTHER ENCUMBRANCES.

Create, incur, assume, or suffer to exist any Lien upon any of its properties or assets, whether now owned or hereafter acquired, except for Permitted Encumbrances.

9.4         USE OF COLLATERAL.

Use the Collateral in violation of any provision of the Transaction Documents, any applicable statute, regulation, or ordinance or any policy insuring the Collateral, except for any such violation that would not have a Material Adverse Effect, or use any of the Aircraft outside any geographical limit imposed by any of the policies insuring the Collateral.

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9.5         MERGERS, CONSOLIDATIONS, SALES OR ACQUISITIONS.

(a)          Merge or consolidate with or into, any corporation or other entity or consummate any purchase or other acquisition of the capital stock or equity interests in, or all or a substantial portion of the property or assets or business of, any other Person, except that, (i) so long as Borrowers comply with Section 13.10, any Borrower may merge with a Domestic Subsidiary or another Borrower in a transaction in which a Borrower is the surviving entity (other than BH Holdings prior to the BH Holdings Redemption); provided, that AMC shall be the surviving entity of any merger with any other Borrower or Domestic Subsidiary to which it is a party, and (ii) so long as Borrowers comply with Section 13.10, any Borrower may acquire all or a substantial portion of the assets, stock or other ownership interest of any Person if (A) the Person being acquired is engaged in, or the assets being acquired are used in, the same business as is permitted under Section 8.8(c) or another business reasonably related thereto, (B) at the time of and after giving effect to such acquisition, no Default or Event of Default would exist, (C) after giving effect to such transaction, Borrowers shall be in compliance with Section 9.10, based on Borrowers’ projected operations of the combined entity; (D) with respect to acquisitions funded from sources other than Advances under Delayed Draw Term Loan 1, after giving effect to such transaction, the Total Debt to Consolidated EBITDA Ratio shall not exceed, on a pro forma basis, the Maximum Total Debt to EBITDA ratio pursuant to Section 9.10(a) applicable to the most recent Fiscal Quarter for which financial statements have been delivered, minus 0.25; (E) with respect to acquisitions funded from Advances under Delayed Draw Term Loan 1, after giving effect to such transaction, the Total Debt to Consolidated EBITDA Ratio shall not exceed, on a pro forma basis, the Maximum Total Debt to EBITDA ratio pursuant to Section 9.10(a) applicable to the most recent Fiscal Quarter for which financial statements have been delivered, (F) Agent obtains a first priority perfected security interest in the assets comprising Collateral of the acquired entity, subject to Permitted Encumbrances; (G) so long as Borrowers comply with Section 13.10, AMT shall be permitted to purchase or redeem the 10% equity ownership interest of BH Holdings owned by a BH Seller at any time following the Closing Date (such purchase or redemption the “BH Holdings Redemption”); provided that, after giving effect to the BH Holdings Redemption, Liquidity shall be at least $20,000,000 and Borrowers shall be in pro-forma compliance with each of the financial covenants set forth in Section 9.10; and (H) if applicable, Borrowers deliver a statement setting forth Borrower’s calculation of Acquisition EBITDA for the twelve-month period prior to such acquisition, which statement shall be acceptable to Agent in its reasonable discretion;

(b)         enter into joint ventures or partnerships with any Person except as permitted under Section 9.7;

(c)          convey, lease, or sell all or any material portion of its property, assets or business, including the Collateral, except for (i) the sale of Inventory in the ordinary course of its business, (ii) sales of assets for a fair market value consideration in accordance with the provisions of Section 2.2(d) and Section 8.20 of this Agreement, (iii) the sale of any Unrestricted Subsidiary, (iv) the leasing of Aircraft to other Borrowers or Restricted Subsidiaries and (v) the leasing of Aircraft to any Unrestricted Subsidiary on an arm’s-length-basis for fair market value consideration and in accordance with the notice provisions of Section 8.1(b)(iii);

(d)         disassemble for parts Inventory any Unencumbered Aircraft; provided however that so long as Borrowers comply with Section 8.1(b), Borrowers may disassemble Unencumbered Aircraft with a HeliValue$ mid-life value of up to $6,000,000 in the aggregate in each Fiscal Year;

(e)          issue or permit any of their Domestic Subsidiaries to issue any additional securities except to a Borrower; provided, however, as long as no Event of Default has occurred or would occur as a result thereof (including compliance with all financial covenants after giving effect to such payment), AMC shall be entitled to (i) issue AMC’s common stock under AMC’s Second Amended and Restated 2006 Equity Compensation Plan, AMC’s 2015 Equity Incentive Plan or any successor or supplemental equity incentive plan approved by AMC’s stockholders, and (ii) issue other stock or equity instruments (other than Disqualified Capital Stock); or

(f)          form or otherwise suffer to exist any Subsidiary of any Borrower or any Subsidiary not in existence as of the date hereof, other than an Unrestricted Subsidiary, without providing 10 days’ advance notice to Agent, and otherwise complying with Section 13.10 hereof.

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9.6         RESTRICTED PAYMENT.

Make any Restricted Payment, other than, as long as no Event of Default has occurred or would occur as a result thereof (including compliance with all financial covenants after giving effect to such payment), repurchases of outstanding stock or other equity interests of AMC from time to time in amounts not to exceed $200,000,000 in the aggregate during the term of this Agreement, provided, however, that (i) Borrowers shall maintain Liquidity of at least $40,000,000 after giving effect to each such repurchase, (ii) after giving effect to such repurchases, Borrowers shall be in pro-form compliance with Section 9.10 as of the last day of the Borrowers’ then most recently completed Fiscal Quarter calculated as though such Restricted Payment had occurred on the last day of such Fiscal Quarter.

9.7         INVESTMENTS AND ADVANCES.

Make any investment in, or advances to, any other Person, except (a) advance payments or deposits against purchases made in the ordinary course of a Borrower’s regular business; (b) direct obligations of or guaranteed by the United States of America or any agency thereof; (c) commercial paper with maturities of not more than 180 days and a published rating of not less than A-1 or P-1 (or the equivalent rating); (d) money market mutual funds that invest in direct obligations of or guaranteed by the United States of America or any agency thereof; (e) certificates of deposit with any commercial bank organized or licensed under the laws of the United States of America or of any state thereof and having a combined capital and surplus of at least $250,000,000; (f) any investments in, or advances to, any Borrower; (g) investments permitted by Section 9.5(a); (h) any investments in any other Person (including a Foreign Subsidiary) in an amount not to exceed $20,000,000 in the aggregate outstanding at any time; provided, that investment amounts used to fund the BH Holdings Redemption shall only reduce the permitted investment amount under this clause (h) by an amount equal to the actual investment made less $7,500,000; and (i) existing investments set forth on Schedule 9.7.

9.8         GUARANTIES.

Except as set forth on Schedule 9.8, become a guarantor, a surety, or otherwise liable for the debts or other obligations of any other Person (other than a Borrower or a Restricted Subsidiary), whether by guaranty or suretyship agreement, agreement to purchase indebtedness, agreement for furnishing funds through the purchase of goods, supplies, or services (or by way of stock purchase, capital contribution, advance, or loan) for the purpose of paying or discharging indebtedness, or otherwise, except as an endorser of instruments for the payment of money deposited to its bank account for collection in the ordinary course of business.

9.9         NAME CHANGE AND AMENDMENT OF ORGANIZATIONAL DOCUMENTS.

Change its name or its state of formation without giving at least fifteen (15) days prior written notice of its proposed new name or state of formation to Agent, together with delivery to Agent of UCC-1 financing statements reflecting Borrower’s new name or state of formation and organizational number, if any, all in form and substance reasonably satisfactory to Agent or amend its articles of incorporation, bylaws, articles of organization, operating agreement or other organizational documents in any way that (a) could result in a Material Adverse Effect or (b) could adversely affect the enforceability of the Transaction Documents or any future amendment thereto, or the validity or perfection of the Security Interest.

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9.10       FINANCIAL COVENANTS.

Fail to comply with the following financial covenants:

(a)          Maximum Total Debt to EBITDA. The Total Debt to Consolidated EBITDA Ratio at the end of each Fiscal Quarter shall not exceed 4.00 to 1.

(b)          Minimum Fixed Charge Coverage Ratio. The Consolidated Fixed Charge Coverage Ratio at the end of each Fiscal Quarter shall not be less than 1.10 to 1.

9.11       AGREEMENTS WITH AFFILIATES.

Enter into any agreement or transaction with any Affiliate or any Person that directly or indirectly owns thirty percent (30%) or more of a Borrower or a Third Party or any Person thirty percent (30%) or more of the equity of which is owned by a Borrower or a Third Party except:  (a) agreements or transactions in the ordinary course of business which contain terms that are no less favorable to Borrowers than commercially reasonable terms; (b) agreements or transactions that have the prior written consent of Lenders or (c) agreements or transactions set forth on Schedule 9.11.

9.12       ANTI-TERRORISM LAWS.

(a)          Conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person.

(b)          Deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

(c)          Engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order No. 13224, the USA PATRIOT Act or any other Anti-Terrorism Law. Borrowers shall deliver to Lenders any certification or other evidence requested from time to time by any Lender in its sole discretion, confirming Borrowers’ compliance with this section.

(d)          Become a Blocked Person.

9.13       TRADING WITH THE ENEMY ACT.

Engage in any business or activity in violation of the Trading with the Enemy Act.

9.14       ADDITIONAL AGREEMENTS.

(a)          Enter into any other agreement that contains any covenants more restrictive on Borrowers than those set forth in this Agreement; or

(b)          Enter into any contract or agreement that would prohibit Agent or the Lenders from acquiring a Lien on, or a collateral assignment of, any of the property or assets of a Borrower (other than a contract or agreement entered into in connection with the purchase or lease of fixed assets that prohibits Liens on, or collateral assignment of, such fixed assets).

9.15       EARLY LEASE BUY-OUTS.

Fund any Early Lease Buy-Outs unless, after giving effect to such Early Lease Buy-Out, Borrowers have Liquidity of at least $40,000,000.

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9.16       FISCAL YEAR END.

Change, or permit any Restricted Subsidiary of any Borrower to change, its fiscal year end.

9.17       HEDGE AGREEMENTS.

Enter into any Hedge Agreement, except (a) Hedge Agreements entered into to hedge or mitigate risks to which any Borrower or any Restricted Subsidiary has actual exposure (other than those in respect of equity interests of the Borrowers or any of the Restricted Subsidiaries), and (b) Hedge Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Borrower or any Restricted Subsidiary, each with counterparties reasonably acceptable to Agent.

ARTICLE X

EVENTS OF DEFAULT

10.1       EVENTS OF DEFAULT.

The occurrence of any one or more of the following events shall constitute an event of default (individually, an “Event of Default” and, collectively, “Events of Default”):

(a)          Nonpayment. Nonpayment when due of any principal or interest, or of any premium, fee, cost, or expense due under this Agreement or the other Transaction Documents.

(b)          Affirmative Covenants. Default in the observance of any of the covenants or agreements of Borrowers contained in Article VIII which is not remedied within fifteen (15) days after the later of (i) the occurrence of such default or (ii) the date Borrowers learn of such default, but in any event within thirty (30) days after such default.

(c)          Negative Covenants. Default in the observance of any of the covenants or agreements of Borrowers contained in Article IX.

(d)          Other Covenants. Default in the observance of any of the other covenants or agreements of Borrowers contained in the Transaction Documents (other than as referenced in Section 10.1(a)–(c)), or in any other agreement with Agent or any Lender which is not remedied by the earlier of ten (10) days after (i) notice thereof by Agent to Borrowers, or (ii) the date Borrowers were required to give notice to Lenders.

(e)          Cessation of Business or Voluntary Insolvency Proceedings. The (i) cessation of operations of Borrowers’ business as conducted on the date of this Agreement; (ii) filing by any Borrower of a petition or request for liquidation, reorganization, arrangement, adjudication as a bankrupt, relief as a debtor, or other relief under the bankruptcy, insolvency, or similar laws of the United States of America or any state or territory thereof or any foreign jurisdiction now or hereafter in effect; (iii) making by any Borrower of a general assignment for the benefit of creditors; (iv) consent by any Borrower to the appointment of a receiver or trustee, including, without limitation, a “custodian,” as defined in the Federal Bankruptcy Code, for any Borrower or any Borrower’s assets; or (v) execution by any Borrower of a consent to any other type of insolvency proceeding (under the Federal Bankruptcy Code or other insolvency laws).

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(f)          Involuntary Insolvency Proceedings. (i) The appointment of a receiver, trustee, custodian, or officer performing similar functions, including, without limitation, a “custodian,” as defined in the Federal Bankruptcy Code, for any Borrower or any Borrower’s assets; or the filing against any Borrower of a request or petition for liquidation, reorganization, arrangement, adjudication as a bankrupt, or other relief under the bankruptcy, insolvency, or similar laws of the United States of America, any state or territory thereof, or any foreign jurisdiction now or hereafter in effect; or of any other type of insolvency proceeding (under the Federal Bankruptcy Code or other insolvency laws) shall be instituted against any Borrower; and (ii) such appointment shall not be vacated, or such petition or proceeding shall not be dismissed, within ninety (90) days after such appointment, filing, or institution.

(g)          Other Indebtedness and Agreements. Failure by any Borrower to pay, when due (or, if permitted by the terms of any applicable documentation, within any applicable grace period) any Debt (including trade or other accounts payable) owing by any Borrower to any Lender or any other Person under an agreement with outstanding obligations exceeding $5,000,000 (the “Material Debt Agreements”) (other than the Indebtedness incurred pursuant to this Agreement) whether such Debt shall become due by scheduled maturity, by required prepayment, by acceleration, by demand, or otherwise, or failure by any Borrower to perform any term, covenant, or agreement on its part to be performed under any agreement or instrument (other than a Transaction Document) evidencing or securing or relating to any Material Debt Agreement when required to be performed if the effect of such failure is to permit the holder to accelerate the maturity of such Debt (including trade or other accounts payable); provided that it shall not be a default under this Agreement if such Borrower has not paid any amount due to anyone other than Lenders which it is currently contesting in good faith and for which adequate reserves have been set aside in the event such contest is unsuccessful.

(h)          Judgments. Any judgment or judgments against any Borrower or the Restricted Subsidiaries in an amount in excess of $750,000 (other than any judgment for which such Borrower is fully insured) shall remain unpaid, unstayed on appeal, undischarged, unbonded, or undismissed for a period of twenty (20) days.

(i)          Pension Default. (i) Any Reportable Event which Lenders shall determine in good faith constitutes sustainable grounds for the termination of any Pension Plan by the Pension Benefit Guaranty Corporation, or for the appointment by an appropriate United States district court of a trustee to administer any Pension Plan, shall occur and shall continue thirty (30) days after written notice thereof to Borrowers by Agent or Lenders; or (ii) the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan; or a trustee shall be appointed by an appropriate United States district court to administer any Pension Plan; or (iii) except where such termination or withdrawal would not reasonably be expected to have a Material Adverse Effect, (A) any Pension Plan shall be terminated, or (B) any Borrower or any ERISA Affiliate shall withdraw from a Pension Plan in a complete withdrawal or a partial withdrawal; or (iv) there shall arise vested unfunded liabilities under any Pension Plan that, in the good faith opinion of Lenders, have or will or might reasonably be expected to have a Material Adverse Effect on the finances or operations of any Borrower; or (v) any Borrower or any ERISA Affiliate shall fail to pay to any Pension Plan any contribution which it is obligated to pay under the terms of such plan or any agreement or which is required to meet statutory minimum funding standards and such delinquency shall continue thirty (30) days after written notice thereof to Borrowers by Agent.

(j)          Collateral; Impairment. (a) A notice of Lien (other than a Permitted Encumbrance), levy, assessment, injunction or attachment is issued against any of the Collateral which is not stayed or lifted within forty (40) days; (b) there shall occur with respect to the Collateral any material loss, theft, or damage not adequately covered by insurance; or (c) a material portion of the Collateral shall be seized or taken by a governmental body.

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(k)          Third Party Default. There shall occur with respect to any Third Party, including, without limitation, any Restricted Subsidiary (i) any event described in Section 10.1(e), 10.1(f), 10.1(g), or 10.1(h); (ii) any pension default event such as described in Section 10.1(i) with respect to any pension plan maintained by such Third Party; or (iii) any breach by a Third Party of the terms of any agreement between such Third Party and Lenders.

(l)          Representations. Any certificate, statement, representation, warranty, or financial statement furnished by, or on behalf of, any Borrower or any Third Party, pursuant to, or in connection with, this Agreement (including, without limitation, representations and warranties contained herein) or as an inducement to the Agent or any Lender to enter into this Agreement or any other lending agreement with any Borrower shall prove to have been false in any material respect at the time as of which the facts therein set forth were certified or to have omitted any substantial contingent or unliquidated liability or claim against any Borrower or any such Third Party, or if on the date of the execution of this Agreement there shall have been any materially adverse change in any of the facts disclosed by any such statement or certificate which shall not have been disclosed in writing to Lenders at, or prior to, the time of such execution.

(m)          Challenge to Validity. Any Borrower or its Subsidiaries or any Third Party commences any action or proceeding to contest the validity or enforceability of any Transaction Document or any lien or security interest granted or obligations evidenced by any Transaction Document.

(n)          Termination. Any Third Party terminates or attempts to terminate any guaranty or other Transaction Document executed by such Third Party.

(o)          Material Adverse Effect. A Material Adverse Effect occurs with respect to all Borrowers, taken as a whole.

(p)          Change of Control. A Change of Control shall occur.

10.2       EFFECTS OF AN EVENT OF DEFAULT.

(a)          Upon the happening of one or more Events of Default (except an Event of Default under either Section 10.1(e) or 10.1(f)), the Agent may or, upon the request of the Required Lenders, shall (i) declare any commitments or other obligations they may have hereunder to be cancelled, and all Indebtedness then outstanding to be immediately due and payable, together with all interest thereon and costs and expenses accruing under the Transaction Documents and (ii) exercise any one or more other rights or remedies available under the Transaction Documents or applicable law. Upon such declaration, any commitments or other obligations Lenders may have hereunder shall be immediately cancelled, and the Indebtedness then outstanding shall become immediately due and payable without presentation, demand, or further notice of any kind to Borrowers.

(b)          Upon the happening of one or more Events of Default under Section 10.1(e) or 10.1(f), Lenders’ commitments and other obligations hereunder shall be cancelled immediately, automatically, and without notice, and the Indebtedness then outstanding shall become immediately due and payable without presentation, demand, or notice of any kind to the Borrowers.

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ARTICLE XI

APPOINTMENT AND AUTHORIZATION OF AGENT

11.1       APPOINTMENT AND AUTHORIZATION.

Each Lender irrevocably appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are delegated to the Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto. Each Lender hereby agrees to the provisions of each of the Transaction Documents and agrees to be bound thereby and authorizes the Agent to enter into or accept each of the foregoing on its behalf.

11.2       AGENT AND AFFILIATES.

KeyBank shall have the same rights and powers under this Agreement as any other Lender and may exercise or refrain from exercising the same as though it were not the Agent, and KeyBank and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrowers, or any of their Affiliates, as if it were not the Agent hereunder.

11.3       ACTION BY AGENT.

The obligations of the Agent hereunder are only those expressly set forth herein. All notices, payments, fees or other documents or items received by Agent from Borrowers shall be for the benefit of the Lenders, and Agent shall promptly, after receipt, deliver any documents or pro rata portion of fees and payments to each Lender (except where, pursuant to this Agreement, any Lender is not entitled to any fee or payment or is entitled to a lesser or greater portion of any fee or payment). Without limiting the generality of the foregoing, the Agent shall not be required to take any action with respect to any Event of Default, except as expressly provided in this Agreement.

11.4       CONSULTATION WITH EXPERTS.

The Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

11.5       LIABILITY OF AGENT.

Neither the Agent nor any of its directors, officers, agents or employees shall be liable to any other Lender for any action taken or not taken by it in connection with any of the Transaction Documents (a) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Transaction Documents), or (b) in the absence of its own gross negligence or willful misconduct. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrowers; (iii) the satisfaction of any condition specified herein, except receipt of items required to be delivered to the Agent; or (iv) the validity, effectiveness or genuineness of any of the Transaction Documents or any other instrument or writing furnished in connection herewith. The Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex or similar writing) believed by it to be genuine or to be signed by the proper party or parties.

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11.6       INDEMNIFICATION.

Each Lender, including KeyBank, shall, ratably based on its Applicable Commitment Percentage, indemnify the Agent (to the extent not reimbursed by the Borrowers) against any reasonable cost or expense (including counsel fees and disbursements), or any claim, demand, action, loss or liability (except such as result from the Agent’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final nonappealable judgment) that the Agent may suffer or incur in connection with any of the Transaction Documents or any action taken or omitted by the Agent thereunder.

11.7       CREDIT DECISION.

Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under any of the Transaction Documents.

11.8       SUCCESSOR AGENT.

The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrowers. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Agent has given notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any state thereof and having a combined capital and surplus of at least $250,000,000. Upon the acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Transaction Documents. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.

11.9       ASSIGNMENT BY LENDERS.

(a)          Any Lender may make assignments of all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment or Delayed Draw Term Loan Commitment, and all or a portion of the Term Loan and the Revolving Loans at the time owing to it) in accordance with the procedure set forth in the definition thereof and Section 2.4, which shall include, in the circumstances set forth therein, consent of Borrowers.

(b)          Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Agent, sell participations to any Person (other than a natural person or any Borrower or any Affiliates or Subsidiaries of any Borrower) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment or Delayed Draw Term Loan Commitment, and all or a portion of the Term Loan and the Revolving Loans at the time owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agent and the Lenders and Issuing Bank shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement.

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ARTICLE XII

AGENT’S RIGHTS AND REMEDIES.

12.1       GENERALLY.

Agent’s rights and remedies with respect to the Collateral, in addition to those rights granted herein and in any other agreement between Borrowers and Lenders now or hereafter in effect, shall be those of a secured party under the UCC and under any other applicable law.

12.2       NOTIFICATION OF ACCOUNT DEBTORS.

Upon the occurrence and during the continuance of an Event of Default, Agent may or, at the request of the Required Lenders, shall, at any time and from time to time, notify any or all Account Debtors (other than for any Account that is not Collateral) of the Security Interest and may direct such Account Debtors to make all payments on receivables directly to Agent.

12.3       POSSESSION OF COLLATERAL.

Whenever Agent may take possession of the Collateral pursuant to Section 12.1, Agent may take possession of the Collateral on Borrowers’ premises or may remove the Collateral, or any part thereof, to such other places as the Agent may, in its sole discretion, determine. If requested by Agent, Borrowers shall assemble the Collateral and deliver it to Agent at such place as may be designated by Agent.

12.4       COLLECTION OF RECEIVABLES.

Upon the occurrence and during the continuance of an Event of Default, Agent may or, at the request of the Required Lenders, shall, demand, collect, and sue for all monies and proceeds due, or to become due, on the Accounts that constitute Collateral (in either Borrowers’ or Lenders’ name at the Agent’s option) with the right to enforce, compromise, settle, or discharge any or all Accounts that constitute Collateral. If Agent takes any action contemplated by this section with respect to any Account, Borrowers shall not exercise any rights with respect to such Account, except as consented to by Agent.

12.5       LICENSE TO USE PATENTS, TRADEMARKS, AND TRADE NAMES.

Borrowers grant to Agent a royalty-free, non-exclusive license to use any and all patents, trademarks, and trade names now or hereafter owned by or licensed to Borrowers (to the extent the terms of any such license permit a further license to Agent), including, without limitation, the items set forth on Schedule 5.1(d), effective upon, and solely for the purpose of disposing of Inventory after the occurrence and during the continuance of an Event of Default.

12.6       PERFECTING THE SECURITY INTEREST; PROTECTING THE COLLATERAL.

Borrowers hereby authorize Agent to file such financing statements relating to the Collateral without Borrowers’ signature thereon as Agent may deem appropriate, and appoints Agent as Borrowers’ attorney-in-fact to perform all other acts which Agent deems appropriate to perfect and continue the Security Interest and to protect, preserve, and realize upon the Collateral, subject to the terms and conditions of this Agreement. Without limiting the foregoing, upon the occurrence and during the continuance of an Event of Default, or at any other time, if any event or circumstance with respect to the Borrowers shall occur such that the Agent in its reasonable discretion believes that the prospect of payment of all or any part of the Indebtedness or the performance by the Borrowers under the Transaction Documents is impaired or such event or circumstance may result in a Material Adverse Effect, Agent may or, at the direction of Required Lenders, shall take such action as is necessary to perfect the Security Interest in Unencumbered Aircraft; provided that the Agent shall give prompt written notice to the Borrowers upon taking such action, and provided further that Borrowers shall take action and execute and deliver to Agent and/or Lenders such additional documents, instruments, certificates, and agreements as Agent and/or Lenders may reasonably request to effectuate the purposes of this Section 12.6.

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12.7       PERFORMANCE OF BORROWERS’ DUTIES.

Upon Borrowers’ failure to perform any of its duties under the Transaction Documents, including, without limitation, the duty to obtain insurance as specified in Section 8.7, the Agent or the Required Lenders may, but shall not be obligated to, perform any or all such duties.

12.8       NOTICE OF SALE.

Without in any way requiring notice to be given in the following manner, Borrowers agree that any notice by Agent of sale, disposition, or other intended action hereunder, or in connection herewith, whether required by the UCC or otherwise, shall constitute reasonable notice to Borrowers if such notice is mailed by regular or certified mail, postage prepaid, at least ten (10) calendar days prior to such action, to Borrowers’ address or addresses specified on the signature page hereof or to any other address which Borrowers have specified in writing to Agent as the address to which notices hereunder shall be given to Borrowers.

12.9      WAIVER BY LENDERS.

No course of dealing among Borrowers, Agent and Lenders and no delay or omission by Agent or Lenders in exercising any right or remedy under the Transaction Documents or with respect to any Indebtedness shall operate as a waiver thereof or of any other right or remedy, and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right or remedy. All rights and remedies of Agent and Lenders are cumulative.

12.10    WAIVER BY BORROWERS.

Agent and Lenders shall have no obligation to take, and Borrowers shall have the sole responsibility for taking, any and all steps to preserve rights against any and all Account Debtors and against any and all prior parties to any note, chattel paper, draft, trade acceptance, or other instrument for the payment of money covered by the Security Interest whether or not in Agent’s or Lenders’ possession. Agent and Lenders shall not be responsible to Borrowers for loss or damage resulting from Agent’s or Lenders’ failure to enforce any Accounts or to collect any moneys due, or to become due, thereunder or other proceeds constituting Collateral hereunder. Borrowers waive protest of any note, check, draft, trade acceptance, or other instrument for the payment of money constituting Collateral at any time held by Agent or Lenders on which Borrowers are in any way liable and waives notice of any other action taken by Agent or Lenders, including, without limitation, notice of Agent’s or Lenders’ intention to accelerate the Indebtedness or any part thereof.

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12.11    SETOFF.

Without limiting any other right of Lenders, upon the occurrence and during the continuance of an Event of Default, the Agent or any Lender, at its sole election, may apply to the Indebtedness any and all property of any Borrower held by such Person in any capacity, and may exercise a right of setoff against any monies owed to such Person by any Borrower. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans, Revolving Loans, or participations in Letter of Credit Outstandings or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans, Revolving Loans and participations in Letter of Credit Outstandings and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans, Revolving Loans and participations in Letter of Credit Outstandings and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans, Revolving Loans and participations in Letter of Credit Outstandings and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letter of Credit Outstandings and Swingline Loans to any assignee or participant, other than to a Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

ARTICLE XIII

MISCELLANEOUS

13.1      EXPENSES.

The Borrowers agree to pay on demand all costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification, and amendment of this Agreement, the other Transaction Documents, and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under the Transaction Documents. The Borrowers further agree to pay on demand all costs and expenses of the Agent and each of the other Lenders (including, without limitation, reasonable attorneys’ fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings, or otherwise) of the Transaction Documents and the other documents to be delivered hereunder. Notwithstanding the foregoing, Borrowers shall not be obligated to pay any expenses of the Agent that are incurred due to the failure of the Agent to act in accordance with this Agreement.

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13.2      LENDERS’ CONSENTS, WAIVERS AND AMENDMENTS.

The Required Lenders shall have the authority to grant any consents or waivers or approve any amendments to the Transaction Documents; provided, however, that unanimous approval of the Lenders shall be required for any amendment for the purpose of any of the following: (a) increases in the aggregate Revolving Credit Commitment or Delayed Draw Loan Term Commitment, (b) reductions of principal, interest or fees payable other than as permitted under Section 2.1(j), (c) extensions of scheduled maturities or times for payments, (d) discharge any Borrower from its payment obligations under the Transaction Documents or the release of any Collateral, except in connection with sales of assets in accordance with the terms hereof or as otherwise provided for in the Transaction Documents, (e) any amendment to required voting percentages or related definitions, including without limitation the definition of “Required Lenders,” or (f) any amendment to Section 4.8 or Section 12.11, to the extent such amendment would alter any current or future distribution or payment received by any Lender.

13.3      ASSIGNMENT.

The rights and benefits of Lenders hereunder shall inure to any party acquiring any interest in the Indebtedness or any part thereof, provided such assignment complies with the requirements of Section 2.4 hereof. Notwithstanding anything contained herein to the contrary, in no event shall any assignment be made to any Borrower, any Affiliate thereof or any natural Person.

13.4      SUCCESSORS AND ASSIGNS.

Lenders and Borrowers, as used herein, shall include the successors or assigns of those parties, except that no Borrower shall have the right to assign its rights hereunder or any interest herein.

13.5      MODIFICATION.

No modification, rescission, waiver, release, or amendment of any provision of this Agreement shall be made, except by a written agreement signed by Borrowers and the Required Lenders (except as otherwise provided in Section 13.2).

13.6      COUNTERPARTS; FACSIMILES.

This Agreement may be executed in any number of counterparts, and by Lenders and Borrowers on separate counterparts, each of which, when so executed and delivered, shall be an original, but all of which shall together constitute one and the same Agreement. A counterpart hereof executed and delivered by facsimile or other form of electronic transmission (e.g. “pdf,” “jpeg” or “tif”) shall be effective as an original for all applicable purposes.

13.7      GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.

Any financial calculation to be made, all financial statements and other financial information to be provided, and all books and records to be kept in connection with the provisions of this Agreement, shall be in accordance with GAAP; provided, however, that in the event changes in GAAP after the Closing Date shall be mandated by the Financial Accounting Standards Board or any similar accounting body of comparable standing, or should be recommended by Borrowers’ certified public accountants, to the extent such changes would affect any financial calculations to be made in connection herewith, such changes shall be implemented in making such calculations only from and after such date as Borrowers and Lenders shall have amended this Agreement to the extent necessary to reflect such changes in the financial and other covenants to which such calculations relate.

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13.8      INDEMNIFICATION.

(a)          If after receipt of any payment of all, or any part of, the Indebtedness, Lenders are, for any reason, compelled to surrender such payment to any Person because such payment is determined to be void or voidable as a preference, an impermissible setoff, or a diversion of trust funds, or for any other reason, the Transaction Documents shall continue in full force and Borrowers shall be liable, and shall indemnify and hold Agent and Lenders harmless for, the amount of such payment surrendered. The provisions of this section shall be and remain effective notwithstanding any contrary action which may have been taken by Agent or Lenders in reliance upon such payment, and any such contrary action so taken shall be without prejudice to Agent’s or Lenders’ rights under the Transaction Documents and shall be deemed to have been conditioned upon such payment having become final and irrevocable. The provisions of this Section 13.8(a) shall survive the termination of this Agreement and the Transaction Documents.

(b)         Borrowers agree to indemnify, defend, and hold harmless Agent and Lenders from and against any and all liabilities, claims, damages, penalties, expenditures, losses, or charges, including, but not limited to, all costs of investigation, monitoring, legal representations, remedial response, removal, restoration, or permit acquisition, which may now, or in the future, be undertaken, suffered, paid, awarded, assessed, or otherwise incurred by Lenders as a result of the presence of, Release of, or threatened Release of Hazardous Substances on, in, under, or near the property owned, leased or operated by any Borrower or any Restricted Subsidiary. The liability of Borrowers under the covenants of this Section 13.8(b) is not limited by any exculpatory provisions in this Agreement or any other documents securing the Indebtedness and shall survive repayment of the Indebtedness or any transfer or termination of this Agreement regardless of the means of such transfer or termination. Borrowers agree that neither Agent nor Lenders shall be liable to Borrowers or any Restricted Subsidiary for the completeness or accuracy of any Environmental Report or the information contained therein. Borrowers further agree that neither Agent nor Lenders have any duty to warn Borrowers about any actual or potential environmental contamination or other problem that may have become apparent, or will become apparent, to Agent or Lenders. The provisions of this Section 13.8(b) shall survive repayment of the Indebtedness.

(c)         Borrowers agree to pay, indemnify, and hold Agent and Lenders harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever (including, without limitation, counsel and special counsel fees and disbursements in connection with any litigation, investigation, hearing, or other proceeding) with respect, or in any way related, to the existence, execution, delivery, enforcement, performance, and administration of this Agreement and any other Transaction Document (collectively, the “Indemnified Liabilities”), except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of the party being indemnified, as determined by a court of competent jurisdiction by final nonappealable judgment. The provisions of this Section 13.8(c) shall survive repayment of the Indebtedness.

(d)         Neither Agent nor any Lender shall have any liability with respect to, and Borrowers hereby waive, release and agree not to sue for, any special, indirect or consequential damages suffered by Borrowers in connection with, arising out of, or in any way related to the Transaction Documents or the transactions contemplated thereby.

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13.9      TERMINATION.

This Agreement is, and is intended to be, a continuing Agreement and shall remain in full force and effect until the indefeasible full and final payment of all of the Indebtedness in immediately available funds and termination of all Revolving Credit Commitments and Delayed Draw Term Loan Commitments. Subject to the terms and conditions hereof, Borrowers may give notice of their intent to terminate this Agreement at any time by giving Lenders a written notice of such intent within the time periods required in Sections 2.1(j), 2.2(a)(ii), 2.2(b)(iii) and 2.2(c)(iii) upon the expiration of which time periods all outstanding Indebtedness shall be due and payable in full without presentation, demand, or further notice of any kind, whether or not all or any part of such Indebtedness is otherwise due and payable pursuant to the agreement or instrument evidencing same. Lenders may terminate all Revolving Credit Commitments and Delayed Draw Term Loan Commitments immediately and without notice upon the occurrence of an Event of Default (provided that upon an Event of Default described in Section 10.1(e) or 10.1(f) the Indebtedness shall be immediately due and payable and all Revolving Credit Commitments and Delayed Draw Term Loan Commitments shall terminate automatically without presentment, demand, protest or notice of any kind). Notwithstanding the foregoing or anything in this Agreement or elsewhere to the contrary, the Security Interest, Lenders’ rights and remedies under the Transaction Documents and Borrowers’ obligations and liabilities under the Transaction Documents, shall survive any termination of this Agreement and shall remain in full force and effect until all of the Indebtedness outstanding, or contracted or committed for (whether or not outstanding), together with interest accruing thereon after such notice, shall be finally and irrevocably paid in full. No Collateral shall be released or financing statement terminated until such final and irrevocable payment in full of the Indebtedness in immediately available funds. Thereafter, Agent (on behalf of the Lenders) shall (at Borrowers’ expense) release or terminate all security interests, liens and encumbrances held by Agent on the Collateral.

13.10    FURTHER ASSURANCES.

From time to time, Borrowers shall take such action and execute and deliver to Agent and/or Lenders such additional documents, instruments, certificates, and agreements as Agent and/or Lenders may reasonably request to effectuate the purposes of the Transaction Documents. In addition, promptly upon request by the Agent, the Borrowers shall (and, subject to the limitations hereinafter set forth, shall cause each Restricted Subsidiary to) take such additional actions as the Agent may reasonably require from time to time in order (a) to carry out more effectively the purposes of this Agreement or any other Transaction Document, (b) to subject to the Security Interest created by any of the Transaction Documents any personal property of the Borrowers and each of the Restricted Subsidiaries set forth in Article V hereof, (c) to perfect and maintain the validity, effectiveness and priority of any of the Transaction Documents and the Security Interest intended to be created thereby, and (d) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Agent and Lenders the rights granted or now or hereafter intended to be granted to the Agent and Lenders under any Transaction Document or under any other document executed in connection therewith. Without limiting the generality of the foregoing and except as otherwise approved in writing by Required Lenders, the Borrowers shall cause each of their Domestic Subsidiaries (other than Unrestricted Subsidiaries) to join this Agreement as a Borrower pursuant to a joinder agreement in form and substance satisfactory Agent and its counsel, and to cause each such Domestic Subsidiary to grant to the Agent, for the benefit of the Lenders, a security interest in, subject to the limitations hereinafter set forth, all of such Domestic Subsidiary’s personal property listed in Article V hereof. Furthermore and except as otherwise approved in writing by Required Lenders, each Borrower shall, and shall cause each of its Domestic Subsidiaries to pledge all of the stock and stock equivalents of each of its Domestic Subsidiaries and each Foreign Subsidiaries (provided that with respect to any Foreign Subsidiary, such pledge shall be limited to sixty-five percent (65%) of such Foreign Subsidiary’s outstanding voting stock and stock Equivalents and one hundred percent (100%) of such Foreign Subsidiary’s outstanding non-voting stock and stock equivalents), in each instance, to the Agent, for the benefit of the Lenders, to secure the Indebtedness. In connection with each pledge of stock and stock equivalents, the Borrowers shall deliver, or cause to be delivered, to the Agent, irrevocable proxies and stock powers and/or assignments, as applicable, duly executed in blank.

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13.11     HEADINGS.

Article and Section headings used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

13.12     CUMULATIVE SECURITY INTEREST, ETC.

The execution and delivery of this Agreement shall in no manner impair or affect any other security (by endorsement or otherwise) for payment or performance of the Indebtedness, and no security taken hereafter as security for payment or performance of the Indebtedness shall impair in any manner or affect this Agreement, or the Security Interest granted hereby, all such present and future additional security to be considered as cumulative security.

13.13     LENDERS’ DUTIES.

Without limiting any other provision of this Agreement: (a) the powers conferred on Agent or Lenders hereunder are solely to protect their interests and shall not impose any duty to exercise any such powers; and (b) except as may be required by applicable law, neither Agent nor Lenders shall have any duty as to any Collateral or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral.

13.14     NOTICES GENERALLY.

All notices and other communications hereunder, unless otherwise expressly provided, shall be in writing and made by telecopy, overnight air courier, or certified or registered mail, return receipt requested, and shall be deemed to be received by the party to whom sent one Business Day after sending, if sent by telecopy or overnight air courier; and three Business Days after mailing, if sent by certified or registered mail. All such notices and other communications to a party hereto shall be addressed to such party at the address set forth on the signature pages hereof or to such other address as such party may designate for itself in a notice to the other party given in accordance with this Section 13.14. Copies of all notice to Agent in connection herewith shall also be provided to Brownstein Hyatt Farber Schreck, LLP, 410 Seventeenth Street, Suite 2200, Denver, Colorado 80202, Attention: Mark Oveson, Facsimile No.: (303) 223-1111.

13.15     SEVERABILITY.

The provisions of this Agreement are independent of, and separable from, each other, and no such provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other such provision may be invalid or unenforceable in whole or in part. If any provision of this Agreement is prohibited or unenforceable in any jurisdiction, such provision shall be ineffective in such jurisdiction only to the extent of such prohibition or unenforceability, and such prohibition or unenforceability shall not invalidate the balance of such provision to the extent it is not prohibited or unenforceable nor render prohibited or unenforceable such provision in any other jurisdiction.

13.16     INCONSISTENT PROVISIONS.

The terms of this Agreement and the other Transaction Documents shall be cumulative except to the extent that they are specifically inconsistent with each other, in which case the terms of this Agreement shall prevail.

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13.17     ENTIRE AGREEMENT.

This Agreement, the Exhibits and Schedules attached hereto and incorporated herein by this reference, and the other Transaction Documents constitute the entire agreement and understanding between the parties hereto with respect to the transactions contemplated hereby and supersede all prior negotiations, understandings, and agreements between such parties with respect to such transactions, including, without limitation, those expressed in any commitment letter delivered by Agent or Lenders to Borrowers.

13.18     APPLICABLE LAW.

This Agreement, and the transactions evidenced hereby, shall be governed by, and construed under, the internal laws of the State of Colorado, without regard to principles of conflicts of law, as the same may from time to time be in effect, including, without limitation, the UCC.

13.19     CONSENT TO JURISDICTION.

Borrowers and Lenders agree that any action or proceeding to enforce, or arising out of, the Transaction Documents may be commenced in any state or federal court of competent jurisdiction in the State of Colorado, and Borrowers and Lenders waive personal service of process and agree that a summons and complaint commencing an action or proceeding in any such court shall be properly served and shall confer personal jurisdiction if served by registered or certified mail to Borrowers or Lenders, as appropriate, or as otherwise provided by the laws of the State or the United States. Borrowers and Lenders agree that any litigation initiated by Lenders or Borrowers in connection with the Transaction Documents may be venued in either the state or federal courts located in the City and County of Denver, Colorado and waive any argument that venue in any such forum is not convenient.

13.20     JURY TRIAL WAIVER.

BORROWERS AND LENDERS HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY BORROWERS OR LENDERS MAY HAVE IN ANY ACTION OR PROCEEDING, IN LAW OR IN EQUITY, IN CONNECTION WITH THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS RELATED THERETO. BORROWERS REPRESENT AND WARRANT THAT NO REPRESENTATIVE OR AGENT OF LENDERS HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT LENDERS WILL NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THIS RIGHT TO JURY TRIAL WAIVER. BORROWERS ACKNOWLEDGE THAT LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE PROVISIONS OF THIS SECTION 13.20.

13.21     NO ORAL AGREEMENTS.

Oral agreements or commitments to loan money, extend credit or to forbear from enforcing repayment of a debt, including promises to extend or renew such debt, are not enforceable. To protect Borrowers and Lenders from misunderstanding or disappointment, any agreements covering such matters are contained in the Transaction Documents, which are the complete and exclusive statement of the agreement between the parties hereto.

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13.22    CONFIDENTIALITY.

Each of the Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this section, to (i) any permitted assignee of or participant in any of its rights or obligations under this Agreement, or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Borrowers; (g) with the consent of the Borrowers; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this section, or (ii) becomes available to the Agent or any Lender on a nonconfidential basis from a source other than the Borrowers; or (i) if the applicable Lender is an insurance company, to the National Association of Insurance Commissioners or any other similar organization to the extent requested in connection with a review of such Lender. In addition, the Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement (but not about the Borrowers) to market data collectors, similar service providers to the lending industry, and service providers to the Agent and the Lenders in connection with the administration and management of this Agreement and the other Transaction Documents. For the purposes of this section, “Information” means all information received from Borrowers or any Restricted Subsidiary relating to Borrowers or any Restricted Subsidiary or its respective business, other than any such information that is available to Agent or any Lender on a nonconfidential basis prior to disclosure by Borrowers or any Restricted Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

13.23    USA PATRIOT ACT NOTICE.

Each Lender that is subject to the Act (as hereinafter defined) and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into Law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or the Agent, as applicable, to identify the Borrowers in accordance with the Act.

13.24    JOINT AND SEVERAL OBLIGATIONS.

(a)          Each Borrower agrees that its obligations and liabilities (including the Indebtedness) under this Agreement and all other Transaction Documents are joint and several obligations regardless of which Borrower receives the proceeds of the Transactions or the manner in which the Borrowers, the Agent or the Lenders account therefor in their respective records. Each Borrower acknowledges and agrees that, for purposes of the Transaction Documents, the Borrowers constitute a single integrated financial enterprise and that each receives a benefit from the availability of credit under this Agreement to each other Borrower.

(b)          Each Borrower acknowledges that it will enjoy significant benefits from the business conducted by the other Borrowers because of, inter alia, their combined ability to bargain with other Persons including without limitation, their ability to receive the credit extensions under this Agreement and the other Transaction Documents, which would not have been available to an individual Borrower acting alone. Each Borrower has determined that it is in its best interest to procure the credit facilities contemplated hereunder, with the credit support of the other Borrowers as contemplated by this Agreement and the other Transaction Documents.

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(c)          The Agent and the Lenders have advised the Borrowers that they are unwilling to enter into this Agreement and the other Transaction Documents and make available the credit facilities extended hereby or thereby to a Borrower unless the other Borrowers agree, among other things, to be jointly and severally liable for the due and proper payment of the Indebtedness of the other Borrowers under this Agreement and the other Transaction Documents. Each Borrower has determined that it is in its best interest and in pursuit of its purposes that it so induce the Agent and the Lenders to extend credit pursuant to this Agreement and the other Transaction Documents (i) because of the desirability to each Borrower of the credit facilities hereunder and the interest rates and the modes of borrowing available hereunder; (ii) because a Borrower may engage in transactions jointly with other Borrowers; and (iii) because a Borrower may require, from time to time, access to funds under this Agreement for the purposes herein set forth. Each Borrower, individually, expressly understands, agrees and acknowledges, that the credit facilities contemplated hereunder would not be made available on the terms herein in the absence of the collective credit of the Borrowers and the joint and several liability of all such Persons. Accordingly, each Borrower individually acknowledges that the benefit of the accommodations made under this Agreement to the Borrowers as a whole constitutes reasonably equivalent value, regardless of the amount of the indebtedness actually borrowed by, advanced to, or the amount of credit provided to, any individual Borrower.

(d)         Notwithstanding anything herein, in the Notes or in any other Transaction Document to the contrary, in any action or proceeding involving any state corporate law, or any state or federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if, as a result of applicable law relating to fraudulent conveyance or fraudulent transfer, including Section 548 of the Bankruptcy Code or any applicable provisions of comparable state law (collectively, “Fraudulent Transfer Laws”), the obligations of a Borrower under this Agreement, the Notes or any other Transaction Document would, after giving effect to (i) all other liabilities of such Borrower, contingent or otherwise, that are relevant under such Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Borrower in respect of intercompany Consolidated Debt to another Borrower); and (ii) the value as assets of such Borrower (as determined under the applicable provisions of such Fraudulent Transfer Laws) and of any rights of subrogation, contribution, reimbursement, indemnity or similar rights held by such Borrower, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under this Agreement, the Notes or any other Transaction Document, then the amount of such liability shall, without any further action by such Borrower, any Lender, the Agent or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

(e)          Subject to the terms of this Agreement and the other Transaction Documents, the Agent is hereby authorized, without notice or demand and without affecting the liability of any Borrower hereunder, to, at any time and from time to time, (i) renew, extend or otherwise increase the time for payment of the Indebtedness; (ii) with the written agreement of Borrowers, accelerate or otherwise change the terms relating to the Indebtedness or otherwise modify, amend or change the terms of any promissory note or other agreement, document or instrument now or hereafter executed by any Borrower and delivered to Agent; (iii) accept partial payments of the Indebtedness; (iv) take and hold security or collateral for the payment of the Indebtedness or for the payment of any guaranties of the Indebtedness and exchange, enforce, waive and release any such security or collateral; (v) apply such security or collateral and direct the order or manner of sale thereof as Agent, in its sole discretion, may determine; (vi) settle, release, compromise, collect or otherwise liquidate the Indebtedness and any security or collateral therefor in any manner; and (vii) exercise, in its sole discretion, any right, remedy or combination thereof that may then be available to Agent, without affecting or impairing the Indebtedness of any Borrower. Except as specifically provided in this Agreement or any of the other Transaction Documents, Agent shall have the exclusive right to determine the time and manner of application of any payments or credits, whether received from any Borrower or any other source, and such determination shall be binding on all Borrowers. All such payments and credits may be applied, reversed and reapplied, in whole or in part, to any of the Indebtedness as Agent shall determine in its sole discretion without affecting the validity or enforceability of the Indebtedness of any other Borrower.

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(f)          Each Borrower hereby agrees that, except as hereinafter provided, its liability with respect to the Indebtedness hereunder shall be unconditional, irrespective of (i) the absence of any attempt to collect the Indebtedness from any obligor or other action to enforce the same; (ii) the waiver or consent by Agent with respect to any provision of any instrument evidencing the Indebtedness, or any part thereof, or any other agreement heretofore, now or hereafter executed by a Borrower (other than a Borrower with respect to which such waiver or consent is granted) and delivered to Agent; (iii) the failure by Agent to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Indebtedness; (iv) the institution of any proceeding under the United States Bankruptcy Code, or any similar proceeding, by or against a Borrower or Agent’s election in any such proceeding of the application of Section 1111(b)(2) of the United States Bankruptcy Code; (v) any borrowing or grant of a security interest by a Borrower as debtor-in-possession, under Section 364 of the United States Bankruptcy Code; (vi) the disallowance, under Section 502 of the United States Bankruptcy Code, of all or any portion of Agent’s claim(s) for repayment of any of the Indebtedness; or (vii) any other circumstance other than payment in full of the Indebtedness which might otherwise constitute a legal or equitable discharge or defense of a guarantor or surety.

(g)         Each Borrower hereby waives (i) any right of redemption with respect to the Collateral after the sale hereunder, and all rights, if any, of marshalling of the Collateral or other collateral or security for the Indebtedness; and (ii) any right (except as shall be required by applicable statute and cannot be waived) to require the Agent or any Lender to (A) proceed against any other Borrower or any other Person, (B) proceed against or exhaust any other collateral or security for any of the Indebtedness, or (C) pursue any remedy in the Agent’s or any Lender’s power whatsoever. Each Borrower hereby waives any defense based on or arising out of any defense of any other Borrower or any other Person other than payment in full of the Indebtedness, including, without limitation, any defense based on or arising out of the disability of any other Borrower or any other Person, or the unenforceability of the Indebtedness or any part thereof for any reason, or the cessation for any reason of the liability of any other Borrower other than payment in full of the Indebtedness. The Agent may, at its election, foreclose on any security held by the Agent by one or more judicial or non-judicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Agent may have against any other Borrower or any other Person, or any security, without affecting or impairing in any way the liability of any Borrower hereunder except to the extent the Indebtedness has been paid in full. Each Borrower waives all rights and defenses arising out of an election of remedies by the Agent, even though that election of remedies, such as non-judicial foreclosure with respect to security for a guaranteed obligation, has destroyed such Borrower’s rights of subrogation and reimbursement against any other Borrower.

(h)         Until all Indebtedness has been paid and satisfied in full and all Revolving Credit Commitments and Delayed Draw Term Loan Commitments hereunder are terminated, no payment made by or for the account of a Borrower including, without limitation, (i) a payment made by such Borrower on behalf of the liabilities of any other Borrower; or (ii) a payment by any other person under any guaranty, shall entitle such Borrower, by subrogation or otherwise, to any payment from any other Borrower or from or out of any other Borrower’s property and such Borrower shall not exercise any right or remedy against any other Borrower or any property of any other Borrower by reason of any performance of such Borrower of its joint and several liability hereunder.

76

(i)          Any notice given by one Borrower hereunder shall constitute and be deemed to be notice given by all Borrowers, jointly and severally. Notice given by Agent or Lenders to AMC hereunder or pursuant to any other Transaction Documents in accordance with the terms hereof shall constitute notice to each and every Borrower. The knowledge of one Borrower shall be imputed to all Borrowers and any consent by one Borrower shall constitute the consent of and shall bind all Borrowers.

(j)          This Section 13.24 is intended to define the relative rights of Borrowers and nothing set forth in this section is intended to or shall impair the Indebtedness of Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement or any other Transaction Documents. Nothing contained in this section shall limit the liability of any Borrower to pay the credit facilities made directly or indirectly to that Borrower and accrued interest, fees and expenses with respect thereto or for which such Borrower shall be primarily liable.

(k)         The parties hereto acknowledge that any rights of contribution and indemnification of a Borrower against another Borrower shall constitute assets of each Borrower to which such contribution and indemnification is owing. The rights of any indemnifying Borrower against the other Borrowers shall be exercisable upon the full and indefeasible payment of the Indebtedness and the termination of the credit facilities hereunder.

(l)          This Agreement is a primary and original obligation of each of the Borrowers and each of the Borrowers shall be liable for all existing and future Indebtedness of any other Borrower as fully as if such Indebtedness were directly incurred by such Borrower.

(m)         Each Borrower further agrees that its Indebtedness hereunder shall not be impaired in any manner whatsoever by any bankruptcy, extensions, moratoria or other relief granted to any other Borrower pursuant to any statute presently in force or hereafter enacted.

13.25    AMENDMENT AND RESTATEMENT.

Upon the Closing Date, the Existing Loan Agreement shall be simultaneously amended and restated pursuant to the terms hereof. This Agreement is in no way intended to constitute a novation of the Existing Credit Agreement or obligations thereunder.

13.26    RATIFICATION OF LIENS.

Each Borrower (a) ratifies and reaffirms the liens and security interests granted to the Lenders and to the Agent for the benefit of the Lenders in connection with the Existing Loan Agreement and the amendments and joinders thereto and (b) agrees that the Security Interest granted under this Agreement is a continuation of such existing liens and security interests and shall relate back to the date such existing liens and security interests were first granted.

[Signature pages follow]

77

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BORROWERS:

AIR METHODS CORPORATION

AIR METHODS TELEMEDICINE, LLC

MERCY AIR SERVICE, INC.

AIR METHODS TRANSPORT COMPANY

UNITED ROTORCRAFT SOLUTIONS, LLC

NATIVE AIR SERVICES, INC.

NATIVE AMERICAN AIR AMBULANCE, INC.

NATIVE AMERICAN AIR AMBULANCE, LLC

ENCHANTMENT AVIATION, INC.

AIR METHODS WORLDWIDE, INC.

AMERICAN JETS, INC.

AIR METHODS TOURS, INC.

BLUE HAWAIIAN HOLDINGS, LLC

By:	/s/ Trent J. Carman
Name: Trent J. Carman
Title: Chief Financial Officer

HELICOPTER CONSULTANTS OF MAUI, LLC

HAWAII HELICOPTERS, LLC

NEVADA HELICOPTER LEASING LLC

AIR REPAIR LIMITED LIABILITY COMPANY

ALII AVIATION, LLC

Sundance Helicopters, Inc.

By:	/s/ Trent J. Carman
Name: Trent J. Carman
Title: Assistant Secretary

ROCKY MOUNTAIN HOLDINGS, L.L.C.

LIFENET, INC.

By:	/s/ Trent J. Carman
Name: Trent J. Carman
Title: Secretary

Address:

7301 South Peoria Street

Englewood, Colorado 80112

Attn:	Trent J. Carman
Phone:	303-792-7591
Facsimile:	303-790-4780

(Signature page to Third Amended and Restated Revolving Credit, Term Loan and Security Agreement)

LENDERS:

As Lender, Administrative Agent, Joint Lead Arranger and Sole Book Runner:

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Dru S. Chiesa
Name:	Dru S. Chiesa
Title:	Vice President

Address:
1675 Broadway, Suite 300
Denver, Colorado 80202
Attn:	Dru S. Chiesa
Phone:	720-904-4509
Facsimile:	720-904-4515

(Signature page to Third Amended and Restated Revolving Credit, Term Loan and Security Agreement)

As Lender, Joint Lead Arranger and Co-Syndication Agent:

BANK OF AMERICA, N.A.

By:	/s/ Michael T. Letsch
Name:	Michael T. Letsch
Title:	Senior Vice President

Address:
370 17th Street, Suite 3590
Denver, Colorado 80202
Attn:	Michael T. Letsch
Phone:	303-825-7583
Facsimile:	303-825-7580

(Signature page to Third Amended and Restated Revolving Credit, Term Loan and Security Agreement)

As Lender, Joint Lead Arranger and Co-Syndication Agent:

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Deborah M. Lee
Name:	Deborah M. Lee
Title:	Vice President

Address:
249 Fifth Avenue
Pittsburg, PA 15222
Attn:	Deborah M. Lee
Phone:	412-768-6907
Facsimile:	412-762-6484

(Signature page to Third Amended and Restated Revolving Credit, Term Loan and Security Agreement)

As Lender, Joint Lead Arranger and Co-Syndication Agent:

COMPASS BANK

By:	/s/ Jason B. Fritz
Name:	Jason B. Fritz
Title:	Vice President

Address:
999 18th Street, Ste 2800
Denver, CO 80202
Attn:	Jason B. Fritz
Phone:	(303) 217-2257
Facsimile:	(303) 209-8499

(Signature page to Third Amended and Restated Revolving Credit, Term Loan and Security Agreement)

As Lender and Co-Documentation Agent:

FIFTH THIRD BANK

By:	/s/ Christopher Mosley
Name:	Christopher Mosley
Title:	Vice President

Address:
2500 N. Dallas Parkway, Suite 533
Plano, TX 75093
Attn: Christopher Mosley
Phone: 972-535-1508
Facsimile: 214-205-5657

(Signature page to Third Amended and Restated Revolving Credit, Term Loan and Security Agreement)

As Lender and Co-Documentation Agent:

JPMORGAN CHASE BANK, N.A.

By:	/s/ Laura Woodward
Name:	Laura Woodward
Title:	Underwriter

Address:
712 Main Street Fl 8 North
Houston, TX 77002
Attn:	Laura Woodward
Phone:	(713) 216-4943
Facsimile:	(713) 216-6710

(Signature page to Third Amended and Restated Revolving Credit, Term Loan and Security Agreement)

As Lender and Co-Documentation Agent:

SUNTRUST BANK

By:	/s/ Lisa Garling
Name:	Lisa Garling
Title:	Director

Address:
500 W. Monroe St., Suite 2600
Chicago, IL 60661
Attn:	Lisa Garling
Phone:	(312) 356-3295
Facsimile:	(312) 577-7721

(Signature page to Third Amended and Restated Revolving Credit, Term Loan and Security Agreement)

As Lender and Co-Documentation Agent:

MUFG UNION BANK, N.A.

By:	/s/ Michael Ball
Name:	Michael Ball
Title:	Vice President

Address:
445 South Figueroa Street, 16th Floor
Los Angeles, CA 90071
Attention:	Michael Ball
Phone:	(213) 236-6083
Facsimile:

(Signature page to Third Amended and Restated Revolving Credit, Term Loan and Security Agreement)

CITIZENS BANK, NATIONAL ASSOCIATION (f/k/a RBS CITIZENS, N.A.)

By:	/s/ Darran Wee
Name:	Darran Wee
Title:	Senior Vice President

Address:
71 South Wacker Drive, 29th Floor
Chicago, Illinois 60606
Attn:	Darran Wee
Phone:	(312) 777-3586
Facsimile:

(Signature page to Third Amended and Restated Revolving Credit, Term Loan and Security Agreement)

BOKF, NA dba Colorado State Bank and Trust

By:	/s/ Matthew J. Mason
Name:	Matthew J. Mason
Title:	Senior Vice President

Address:
1600 Broadway, 4th floor
Denver, CO 80202
Attn:	Matthew J. Mason
Phone:	(303) 863-4265
Facsimile:	(303) 863-4463

(Signature page to Third Amended and Restated Revolving Credit, Term Loan and Security Agreement)

UMB BANK, N.A.

By:	/s/ John Mastro
Name:	John Mastro
Title:	Senior Vice President

Address:
1670 Broadway
Denver, CO 80202
Attn:	John Mastro
Phone:	(303) 839-2236
Facsimile:	(303) 839-2289

(Signature page to Third Amended and Restated Revolving Credit, Term Loan and Security Agreement)

BANK OF THE WEST

By:	/s/ Stanley J. Adelstein
Name:	Stanley J. Adelstein
Title:	Vice President

Address:
600 17th Street, Suite 1500
Denver, CO 80202
Attn:	Stanley J. Adelstein
Phone:	(303) 202-5347
Facsimile:	(402) 918-7253

(Signature page to Third Amended and Restated Revolving Credit, Term Loan and Security Agreement)

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Michael P. Dickman
Name:	Michael P. Dickman
Title:	Vice President

Address:
425 Walnut Street, 8th Floor
Cincinnati, OH 45202
Attn:	Michael P. Dickman
Phone:	(513) 632-3002
Facsimile:	(513) 632-4794

(Signature page to Third Amended and Restated Revolving Credit, Term Loan and Security Agreement)

FIRST HAWAIIAN BANK

By:	/s/ Todd T. Nitta
Name:	Todd T. Nitta
Title:	Senior Vice President

Address:
999 Bishop Street
Suite 1100
Honolulu, Hawaii 96813
Attention:	Todd T. Nitta
Phone:	(808) 525-7732
Facsimile:	(808) 525-620

(Signature page to Third Amended and Restated Revolving Credit, Term Loan and Security Agreement)